As filed with the Securities and Exchange Commission on April 15, 2011

No. 333-170979

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sagent Holding Co.*

(Exact name of registrant as specified in its charter)

Cayman Islands	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Sagent Pharmaceuticals, Inc.

1901 North Roselle Road, Suite 700

Schaumburg, Illinois 60195

(847) 908-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Logerfo

Chief Legal Officer, Corporate Vice President and Secretary

c/o Sagent Pharmaceuticals, Inc.

1901 North Roselle Road, Suite 700

Schaumburg, Illinois 60195

(847) 908-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dennis M. Myers, P.C. Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000	Richard D. Truesdell, Jr. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)
Common Stock, $0.01 par value per share	$92,000,000	$7,130

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes the offering price of shares of common stock that may be sold if the over-allotment option granted by us to the underwriters is exercised.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(4)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*	Prior to the completion of the offering contemplated hereby, the registrant will reorganize as a Delaware corporation by deregistering in the Cayman Islands and registering by way of continuation in Delaware and, in connection therewith, will change its corporate name to Sagent Pharmaceuticals, Inc.

EXPLANATORY NOTE

This Registration Statement covers the registration of shares of common stock of Sagent Pharmaceuticals Inc. to be offered for cash in an underwritten initial public offering. This Registration Statement also covers the registration of transactions by Morgan Stanley & Co. Incorporated in such shares of common stock after the completion of the initial public offering. The complete prospectus relating to the initial public offering, or the IPO prospectus, follows immediately after this Explanatory Note. Following the IPO prospectus are pages relating solely to such transactions, or the “market making prospectus”, including an alternate front cover page, an alternate “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — If you purchase shares of common stock sold in this offering, you will incur immediate and substantial dilution,” an alternate “Use of Proceeds” section and an alternate “Plan of Distribution” section to replace the “Underwriting” section. All other sections of the IPO prospectus will be included in the market making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

PROSPECTUS (Subject to completion)

Issued April 15, 2011

5,000,000 Shares

Common Stock

This is the initial public offering of common stock by Sagent Pharmaceuticals, Inc. We are selling 5,000,000 shares of common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $14.00 and $16.00 per share.

Our common stock has been approved for listing on The NASDAQ Global Market under the symbol “SGNT.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11.

Price $             Per Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Sagent, Before Expenses
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters a 30-day option to purchase up to 750,000 additional shares of common stock on the same terms as set forth above. See the section of this prospectus entitled “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                     , 2011.

Morgan Stanley	BofA Merrill Lynch	Jefferies

Needham & Company, LLC	RBC Capital Markets

                    , 2011

NDC 25021-113-87
200 mL
FLUCONAZOLE
INJECTION, USP
(IN 0.9% SODIUM CHLORIDE)
400 mg per 200 mL
(2 mg per mL)*
ISO-OSMOTIC SODIUM CHLORIDE DILUENT
FOR IV INFUSION ONLY
SINGLE-DOSE CONTAINER
LATEX-FREE
STERILE, NONPYROGENIC
PRESERVATIVE-FREE
Lot No.:
Exp. Date:

Ampicillin and Sulbactam for Injection, USP
15 g
PHARMACY BULK PACKAGE NOT FOR DIRECT INFUSION
Ampicillin and Sulbactam
3 g
Ampicillin and Sulbactam
1.5 g

Amiodarone
HCl INJECTION
150 mg per 3 mL
Must be Diluted

HEPARIN Sodium Injection, USP
10,000 USP units per mL
4 mL Multi-Dose Vial
HEPARIN Sodium Injection, USP
10,000 USP units per mL
1 mL Vial
HEPARIN Sodium Injection, USP
1,000 USP units per mL
10 mL
HEPARIN Sodium Injection, USP
5,000 USP units per mL
10 mL
HEPARIN Sodium Injection, USP
5,000 USP units per mL
1 mL Vial
HEPARIN Sodium Injection, USP
1,000 USP units per mL
1 mL Vial
HEPARIN Sodium Injection, USP
Preservative-free
1,000 USP units per mL
2 mL Single-Dose Vial
HEPARIN Sodium Injection, USP
20,000 USP units per mL
1 mL Multi-Dose Vial

NDC 25021-400-30
Rx only
NOT FOR LOCK FLUSH
HEPARIN
Sodium Injection, USP
1,000 USP units per mL
30 mL Multi-Dose Vial

CEFEPIME
1g
CEFEPIME
2g

AMPICILLIN
10 gram

AMPICILLIN
2 gram
AMPICILLIN
500 mg
AMPICILLIN
1 gram
AMPICILLIN
250 mg

Adenosine
Adenosine
Injection USP

injectables excellence™

CEFOXITIN
for Injection, USP
10 Grams*

Pamidronate Disodium
30 mg per 10 mL
Pamidronate Disodium
90 mg per 10 mL

100 mL
FLUCONAZOLE
INJECTION, USP
200 mg per 100 mL

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus or a free-writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Until                     , 2011 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

TRADEMARKS AND TRADE NAMES

This prospectus includes our trademarks and service marks such as “Sagent Pharmaceuticals,” “Sagent,” “Injectables Excellence,” “Discover Injectables Excellence,” and “PreventIV Measures,” which are protected under applicable intellectual property laws and are the property of Sagent Holding Co. or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights, of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the entire prospectus, including the more detailed information regarding our company, the common stock being sold in this offering and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. You should carefully consider, among other things, our consolidated financial statements and the related notes thereto included elsewhere in this prospectus and the matters discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before deciding to invest in our common stock. Some of the statements in this summary constitute forward-looking statements, with respect to which you should review the section of this prospectus entitled “Forward-Looking Statements.”

Except where the context otherwise requires or where otherwise indicated, the terms “Sagent,” “we,” “us,” “our,” “our company” and “our business” refer to Sagent Holding Co. (both the Cayman Islands company and, following its reincorporation in Delaware, the Delaware corporation that will be known following such reincorporation as Sagent Pharmaceuticals, Inc.), together with its consolidated subsidiaries as a combined entity.

SAGENT PHARMACEUTICALS, INC.

Company Overview

We are an injectable pharmaceutical company that develops and sources products that we sell primarily in the United States (the “U.S.”) through our highly experienced sales and marketing team. With a primary focus on generic injectable pharmaceuticals, we currently offer our customers a broad range of products across anti-infective, oncolytic and critical care indications in a variety of presentations, including single- and multi-dose vials, pre-filled, ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. Our management team includes industry veterans who have previously served critical functions at other injectable pharmaceutical companies and have long-standing relationships with customers, regulatory agencies and suppliers. We have rapidly established a large and diverse product portfolio and product pipeline as a result of our innovative business model, which combines an extensive network of international development and sourcing collaborations with our proven and experienced U.S.-based regulatory, quality assurance, business development, project management, and sales and marketing teams.

As of December 31, 2010, we marketed 22 products, substantially all of which were generic injectable products, and had a pipeline that included 46 new products represented by 77 Abbreviated New Drug Applications (“ANDAs”), which either are currently under review by the U.S. Food and Drug Administration (“FDA”) or were recently approved and their associated products are pending commercial launch. The ANDAs currently under review by the FDA have been on file for an average of approximately 21 months. The average approval time for our ANDAs approved by the FDA during the year ended December 31, 2010 was approximately 22 months. We expect to launch substantially all of these new products by the end of 2012. We anticipate that our portfolio of marketed products will continue to grow as a result of launches of products under ANDAs that have already been approved, approval of our ANDAs currently under review by the FDA, approval of future ANDAs for products we have in earlier stages of development and our active process of identifying and sourcing new product opportunities.

Our first ANDA approval was in December 2007. Since that time, the number of our product approvals has increased every year, with ten products approved during 2010, including our heparin products, which were approved in June 2010. Our new product launches and the marketing success of our existing products have led to significant growth in our revenues. For the year ended December 31, 2010, we reported net revenue of $74.1 million, representing an increase of 153% as compared to the year ended December 31, 2009, and a net loss of $24.5 million, representing a decrease of 20% compared to the prior year. We expect our revenue to continue to grow over the long term due to both continued commercial success with our existing products and the launch of new products.

Based on market data provided by IMS Health Incorporated (“IMS”), we estimate that the U.S. generic injectable industry reported approximately $3.7 billion in sales in 2009 and grew at a compound annual growth rate (“CAGR”) of 6.6% over the last five years. Based on industry research reports, we believe that sales in our current target market, which is the U.S. generic injectable drug market, will increase by a CAGR of nearly 10% over the next three years due in large part to the continued focus of the U.S. government on (i) reducing medical costs due to pressures from large spending deficits, (ii) an aging population and (iii) the introduction of new products into the U.S. market. We believe our innovative business model will enable us to become a leader in the large and attractive U.S. generic injectable industry.

Our innovative business model includes the following principal elements:

•

an international network of collaborations with active pharmaceutical ingredient (“API”) suppliers and finished product developers and manufacturers across Asia, Europe, the Middle East and the Americas which, as of December 31, 2010, included 48 business partners worldwide, of which 15 were in Europe, 12 in China, nine in the Americas, eight in India and four in the Middle East, and project management teams comprised of our employees located in the U.S., China and India that support our collaborations and monitor our development projects and supply arrangements;

•

a management team that has developed significant expertise across all facets of pharmaceutical management and has access to key decision-makers at API suppliers and finished product developers and manufacturers, who, together with internal business development professionals, utilize these relationships to establish new collaborations, as well as identify and secure new product opportunities, difficult to source API and product development and manufacturing capabilities, with existing and new business partners;

•

in-house quality assurance and facility compliance teams that manage both our internal quality activities as well as those of our business partners, including qualifying our vendors’ facilities, implementing our quality control systems, working to verify vendor compliance through on-going surveillance, providing FDA current good manufacturing practices (“cGMP”) training and periodic performance evaluations and, in many cases, providing support for regulatory inspections at our vendors’ facilities;

•

a U.S.-based sales and marketing team, including sales representatives who have an average of approximately 25 years of experience in their respective territories and have developed long-standing relationships with group purchasing organizations (“GPOs”), wholesalers, distributors, pharmacy directors and other end-user customers; and

•

a regulatory affairs group that manages our U.S. regulatory interactions as well as those of many of our business partners, including providing product development support, reviewing, compiling and submitting ANDAs to the FDA, coordinating on-going communications with the FDA and overseeing labeling development and maintenance.

There are significant barriers to entry facing generic and specialty injectable companies in the U.S. market. These barriers include: (i) complex manufacturing processes that must comply with high cGMP and FDA regulatory standards, particularly with respect to oncology products; (ii) difficulty in developing and sourcing often complex APIs required for product development; (iii) FDA requirements that certain products be produced in dedicated single-product facilities or manufacturing lines; (iv) long regulatory approval times; (v) complex U.S. wholesale and GPO market channels through which end-user customers are reached; and (vi) various strategies undertaken by branded pharmaceutical companies to extend the exclusivity period of their products. We believe these barriers create attractive industry characteristics for successful participants, including fewer competitors, high loyalty from GPO and end-user customers and, as compared to oral generic drugs, more favorable pricing environments, stable demand and long product life cycles.

We believe our business model addresses the inherent barriers to entry facing the generic injectable industry, thereby enabling us to use our strengths and extensive experience to build a leading injectable pharmaceutical company. Advantages of our business model include our ability to:

•	rapidly establish a sizable product portfolio and pipeline across multiple product presentations;

•	reduce product development risk by leveraging our various business partners’ product development teams;

•	achieve competitive costs by identifying efficient and high-quality manufacturing sources around the world;

•	reduce the fixed overhead costs and capital requirements associated with building and maintaining owned manufacturing facilities;

•	diversify our manufacturing risk across multiple facilities and geographies; and

•	secure relationships with companies that may otherwise have developed into potential competitors.

Our Competitive Strengths

We believe our principal competitive strengths include:

•

our broad and diverse product portfolio and pipeline, which, as of December 31, 2010, included 22 marketed products and 46 new products represented by 77 ANDAs, which either are currently under review by the FDA or were recently approved and their associated products are pending commercial launch;

•

our experienced management team and personnel with extensive injectable pharmaceutical capabilities as well as a track record of success in product development, project management, quality assurance and sales and marketing;

•

our extensive sourcing, development and manufacturing collaborations, which, as of December 31, 2010, provided us access to over 60 worldwide manufacturing and development facilities, including several dedicated facilities used to manufacture specific complex APIs and finished products, and included a 50/50 joint venture that has constructed and will operate a sterile manufacturing facility in Chengdu, China that is designed to be FDA and cGMP compliant and will provide us a future sourcing alternative for certain of our finished products;

•

our innovative product labeling and packaging, which is known as PreventIV Measures, and features easy-to-read product names, dosage strengths and bar codes in an effort to reduce medication errors and improve patient safety by helping to prevent errors in the administration and delivery of medication, which we believe favorably differentiates our products from those of our competitors; and

•

our strong customer relationships that we established with most of the major GPOs in the U.S. and many of our significant end-user customers through our highly experienced dedicated team of sales and marketing employees.

Our Strategy

Continue to expand our product portfolio.    We intend to continue to expand our product portfolio through launches of products under ANDAs that have already been approved, approval of our ANDAs currently under review by the FDA, approval of future ANDAs for products we have in earlier stages of development, and our active process of identifying and sourcing new product opportunities. In the near term, we plan to focus on launching the 46 products that are represented by ANDAs that have been recently approved or are pending approval by the FDA. Over the longer term, we intend to continue to expand our product portfolio by utilizing our extensive worldwide relationships and market expertise to work with our API, product development and finished product manufacturing partners to identify and source or license new product opportunities.

Capitalize on our strong customer relationships.    We will continue to focus on maintaining and improving our strong relationships with GPOs and end-user customers through the introduction of new products from our current pipeline and the identification and development of new products in response to the needs of our customers. We intend to continue to increase market penetration of existing marketed products, license additional products from foreign manufacturers that seek to utilize our U.S. sales and marketing expertise, and identify opportunities to develop and launch new products, including those with enhanced features or other competitive advantages, through our strong relationships with GPOs, wholesalers, distributors, pharmacy directors and other end-user customers.

Optimize our gross and operating margins.    We intend to continue our ongoing initiatives to optimize our margins. We expect to achieve higher gross margins on many of our new products associated with ANDAs currently under review by the FDA due to favorable competitive dynamics and improved sourcing terms. In addition, with respect to our existing products, we intend to continue to improve the commercial terms of our supply arrangements and to gain access to additional, more favorable API, product development and manufacturing capabilities. We also plan to improve our operating margins by leveraging our existing sales and marketing capabilities and administrative functions across an expanded revenue base as a result of growth in our product portfolio from recently approved ANDAs, new products already in our pipeline and other new product opportunities, including in-licensed products and marketing arrangements with third parties.

Leverage our core strengths to target higher-margin opportunities.    We believe our internal product development and commercial strengths combined with the capabilities of our worldwide network of collaborators will allow us to identify, develop, manufacture and supply higher-margin products. We plan to achieve higher gross margins on many of the products in our pipeline due to product differentiation or increasingly favorable competitive dynamics in that particular product segment. We intend to continue to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, patient safety or end-user convenience and where generic competition is likely to be limited by product manufacturing complexity or lack of API supply. In addition, we may challenge proprietary product patents to seek first-to-market rights. Finally, we may leverage our strong commercial organization and GPO relationships to promote and sell branded products or devices that are developed by other parties.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including those highlighted in the section entitled “Risk Factors,” before investing in our common stock. Risks relating to our business include, among others, the following:

•

we rely on our business partners for the manufacture of our products, and if our business partners fail to supply us with high-quality API or finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, and our revenues could decline and we may not achieve profitability;

•

if we or any of our business partners are unable to comply with the regulatory standards applicable to pharmaceutical drug manufacturers, we may be unable to meet the demand for our products, may lose potential revenues and may not achieve profitability;

•

two of our products, heparin and cefepime, each of which is supplied to us by a single vendor, represent a significant portion of our net revenues and, if the volume or pricing of either of these products declines, or if we are unable to satisfy market demand for either of these products, it could have a material adverse effect on our business, financial position and results of operations;

•

we have not generated any operating profit since commencing commercial operations and do not expect to do so in the near term, and, if we are unable to continue to develop and commercialize new products in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed;

•

if we are unable to maintain our GPO relationships, our revenues could decline and future profitability could be jeopardized, and we are subject to a number of risks associated with managing our international network of collaborations;

•	our markets are highly competitive and, if we are unable to compete successfully, our revenues could decline and our future profitability could be jeopardized;

•

we depend upon our key personnel, the loss of whom could adversely affect our operations. If we fail to attract and retain the talent required for our business, our business could be materially harmed; and

•

our revenue growth may not continue at historical rates, we may never achieve our business strategy of optimizing our gross and operating margins, our business may suffer as a result of our limited operating history and lack of public company operating experience, and we may never realize the expected benefits from our investment in our joint venture in China.

Reincorporation as a Delaware Corporation

Prior to the completion of this offering, we will reincorporate in Delaware by de-registering as a Cayman Islands company, and registering by continuation as a Delaware corporation, which will be effected through the filing of a certificate of incorporation and a certificate of conversion in Delaware.

Upon the effectiveness of the certificate of incorporation: (i) each issued and outstanding ordinary share, Series A convertible preferred stock, Series B convertible preferred stock and Series B-1 convertible preferred stock of the Cayman Islands company will be converted into one share of common stock of the Delaware corporation; and (ii) the Delaware corporation will effect a one-for-7.8378 reverse stock split with respect to its outstanding common stock. In connection with the reincorporation, the name of the Delaware corporation will be changed to “Sagent Pharmaceuticals, Inc.” and its authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. Following the reincorporation, each outstanding option to purchase ordinary shares and each share of restricted stock will relate to shares of common stock of the Delaware corporation and otherwise be adjusted appropriately to give effect to the reverse stock split.

Immediately prior to the completion of this offering, we will issue an aggregate of 475,333 shares (assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus) of our common stock to an existing stockholder upon the exercise of all of our outstanding warrants, which would otherwise expire in accordance with their terms upon the completion of this offering. The holder has agreed to exercise all such warrants in connection with our agreement to amend certain of their respective terms. See “Certain Relationships and Related Party Transactions—Amendment of Existing Warrants.”

In this prospectus, we refer to our Series A convertible preferred stock (“Series A preferred stock”), Series B convertible preferred stock (“Series B preferred stock”) and Series B-1 convertible preferred stock (“Series B-1 preferred stock”) collectively as the “preferred stock” and we refer to our reincorporation in Delaware as described above, including the conversion of all of our outstanding preferred stock into common stock and the one-for-7.8378 reverse stock split in connection therewith, as the “Reincorporation.” Additionally, all shares and per-share data in this prospectus have been presented after giving effect to the one-for-7.8378 reverse stock split except for the information presented in the sections “Summary Historical Consolidated Financial Data”, “Capitalization”, “Selected Historical Consolidated Financial Data” and the consolidated financial statements and the related notes thereto.

Additional Information

The issuer of the common stock in this offering was originally incorporated as a Cayman Islands company in 2006 and will be reincorporated as a Delaware corporation prior to completion of this offering. Our corporate headquarters are located at 1901 North Roselle Road, Suite 700, Schaumburg, Illinois 60195. Our telephone number is (847) 908-1600. Our website address is www.sagentpharma.com. The information on our website is not deemed, and you should not consider such information, to be part of this prospectus.

THE OFFERING

Common stock offered	5,000,000 shares.

Common stock to be outstanding immediately after this offering	26,121,023 shares.

Option to purchase additional shares	750,000 shares.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $66.9 million, or approximately $77.3 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use substantially all of the net proceeds from this offering for general corporate purposes. We have not allocated the net proceeds from this offering for any specific purpose at this time. See “Use of Proceeds.”

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

NASDAQ Global Market symbol	“SGNT.”

Conflicts of Interest	More than 10% of the outstanding shares of our common stock is beneficially owned by affiliates of Morgan Stanley & Co. Incorporated. Because Morgan Stanley & Co. Incorporated is a participating underwriter in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA (“Rule 5121”). Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 currently requires that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering and to participate in the preparation of this prospectus and exercise the usual standards of diligence with respect thereto. In addition, in accordance with Rule 5121, Morgan Stanley & Co. Incorporated will not make sales to discretionary accounts without the prior written consent of the customer.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding immediately after this offering:

•	gives effect to the completion of the Reincorporation prior to the completion of this offering as described in “—Reincorporation as a Delaware Corporation;”

•	assumes the effectiveness of our Delaware certificate of incorporation and by-laws, which we will adopt in connection with the Reincorporation;

•

gives effect to the issuance of an aggregate of 475,333 shares of our common stock upon the exercise of all of our outstanding warrants, given that such holder has agreed to exercise such warrants, which would otherwise expire in accordance with their terms upon the completion of this offering;

•

excludes (i) 1,805,346 shares of common stock that will be issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.52 per share and 26,422 shares of restricted common stock following the Reincorporation; and (ii) an aggregate of 4,286,123 shares of our common stock reserved for future grants under our Amended and Restated 2007 Global Share Plan (the “2007 Global Share Plan”) and under the 2011 Incentive Compensation Plan that we intend to adopt in connection with this offering; and

•

assumes (i) no exercise by the underwriters of their option to purchase up to 750,000 additional shares from us; and (ii) an initial public offering price of $15.00 per share, the midpoint of the initial public offering price range indicated on the cover of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables summarize our financial data as of the dates and for the periods indicated. We have derived the summary consolidated financial data for the fiscal years ended December 31, 2008, 2009 and 2010 from our audited consolidated financial statements for such fiscal years. Our audited consolidated financial statements as of December 31, 2009 and 2010 and for the fiscal years ended December 31, 2008, 2009 and 2010 have been included in this prospectus.

The summary historical and consolidated data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

	For the year ended December 31,
	2008	2009	2010
	(amounts in thousands, except per share data)
Statement of Operations Data:
Net revenue	$12,006	$29,222	$74,056
Cost of goods sold	11,933	28,785	65,013

Gross profit	73	437	9,043
Operating expenses:
Product development	14,944	12,404	11,223
Selling, general and administrative	15,024	16,677	18,931
Equity in net loss of unconsolidated joint ventures	1,087	1,491	1,476

Total operating expenses	31,055	30,572	31,630

Loss from operations	(30,982)	(30,135)	(22,587)
Interest income and other	527	66	34
Interest expense	—	(467)	(1,129)
Change in fair value of preferred stock warrants	—	—	(813)

Loss before income taxes	(30,455)	(30,536)	(24,495)
Provision for income taxes	—	—	—

Net loss	$(30,455)	$(30,536)	$(24,495)

Net loss per common share:
Basic and diluted	$(2.52)	$(2.19)	$(1.60)
Pro forma basic and diluted(1)			(1.27)
Weighted-average number of shares used to compute net loss per common share:
Basic and diluted	12,064	13,971	15,285
Pro forma basic and diluted(1)			19,264

	As of December 31, 2010
	Actual	Pro Forma(2)	Pro Forma As Adjusted(2)
	(unaudited)
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents(3)	$34,684	$34,684	$106,571
Working capital(4)	32,775	32,775	106,094
Total assets	118,589	118,589	190,476
Total debt	20,726	20,726	20,726
Total preferred stock and stockholders’ equity (deficit)	60,965	60,965	134,284

(1)	Gives pro forma effect to the Reincorporation, including the conversion of all outstanding shares of our preferred stock into common stock and the one-for-7.8378 reverse stock split.
(2)

The pro forma balance sheet data gives effect to the Reincorporation, including the conversion of all outstanding shares of our preferred stock into common stock and the pro forma as adjusted balance sheet data also gives effect to (i) our issuance and sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the issuance of an aggregate of 475,333 shares of our common stock issued as a result of the exercise of all of our outstanding warrants in exchange for total consideration of $5.0 million, given that the holder has agreed to exercise such warrants, which would otherwise expire in accordance with their terms upon the completion of this offering.

(3)	Includes restricted and unrestricted cash and cash equivalents.
(4)	Working capital is the amount by which current assets exceed current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We rely on our business partners for the manufacture of our products, and if our business partners fail to supply us with high-quality API or finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, our revenues could decline and we may not achieve profitability.

We currently do not manufacture any API or finished products ourselves. Instead, we rely upon our business partners located outside of the U.S. for the supply of API and finished product manufacturing. In many cases, we rely upon a limited number of business partners to supply us with the API or finished products for each of our products. If our business partners do not continue to provide these services to us we might not be able to obtain these services from others in a timely manner or on commercially acceptable terms. Likewise, if we encounter delays or difficulties with our business partners in producing API or our finished products, the distribution, marketing and subsequent sales of these products could be adversely affected. If, for any reason, our business partners are unable to obtain or deliver sufficient quantities of API or finished products on a timely basis or we develop any significant disagreements with our business partners, the manufacture or supply of our products could be disrupted, which may decrease our sales revenue, increase our operating expenses or otherwise negatively impact our operations. In addition, if we are unable to engage and retain business partners for the supply of API or finished product manufacturing on commercially acceptable terms, we may not be able to sell our products as planned.

Almost all of our products are sterile injectable pharmaceuticals. The manufacture of all of our products is highly exacting and complex and our business partners may experience problems during the manufacture of API or finished products for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, manufacturing quality concerns, problems with raw materials, natural disaster related events or other environmental factors. In addition, the manufacture of certain API that we require for our products or the finished products require dedicated facilities and we may rely on a limited number or, in certain cases, single vendors for these products and services. If problems arise during the production, storage or distribution of a batch of product, that batch of product may have to be discarded. If we are unable to find alternative sources of API or finished products, this could, among other things lead to increased costs, lost sales, damage to customer relations, time and expense spent investigating the cause and, depending upon the cause, similar losses with respect to other batches or products. If problems are not discovered before the product is released to market, voluntary recalls, corrective actions or product liability related costs may also be incurred. For example, on March 9, 2011 we initiated a voluntary recall of all lots of one of our critical care products delivered in a pre-filled syringe that we sold from April 2010 to March 2011 due to reports of incompatibility of certain needleless I.V. sets with these products and, in the summer of 2010, we unilaterally initiated a voluntary recall of two products based upon our discovery of foreign matter in these products. Problems with respect to the manufacture, storage or distribution of our products could materially disrupt our business and reduce our revenues and prevent or delay us from achieving profitability.

While large finished product manufacturers have historically purchased API from foreign manufacturers and then manufactured and packaged the finished product in their own facility, recent growth in the number of foreign manufacturers capable of producing high-quality finished products at low cost have provided these finished product manufacturers opportunities to outsource the manufacturing of their products at lower costs than manufacturing such products in their own facilities. If the large finished product manufacturers continue to shift production from their own facilities to companies that we collaborate with to provide product development services, API or finished product manufacturing, we may experience added competition in obtaining these services which we rely upon to meet our customers’ demands.

If we or any of our business partners are unable to comply with the regulatory standards applicable to pharmaceutical drug manufacturers, we may be unable to meet the demand for our products, may lose potential revenues and may not achieve profitability.

All of our business partners who supply us with API or finished products are subject to extensive regulation by governmental authorities in the U.S. and in foreign countries. Regulatory approval to manufacture a drug is site-specific. Our vendors’ facilities and procedures are subject to ongoing regulation, including periodic inspection by the FDA and foreign regulatory agencies. Following an inspection, an agency may issue a notice listing conditions that are believed to violate cGMP or other regulations, or a warning letter for violations of “regulatory significance” that may result in enforcement action if not promptly and adequately cured. If any regulatory body were to require one of our vendors to cease or limit production, our business could be adversely affected. Identifying alternative vendors and obtaining regulatory approval to change or substitute API or a manufacturer of a finished product can be time consuming and expensive. Any resulting delays and costs could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our shares to decline. We cannot assure you that our vendors will not be subject to such regulatory action in the future.

The FDA has the authority to revoke drug approvals previously granted and remove from the market previously approved products for various reasons, including issues related to cGMP. We may be subject from time to time to product recalls initiated by us or by the FDA. Delays in obtaining regulatory approvals, the revocation of prior approvals, or product recalls could impose significant costs on us and adversely affect our ability to generate revenue.

Furthermore, violations by us or our vendors of FDA regulations and other regulatory requirements could subject us to, among other things:

•	warning letters;

•	fines and civil penalties;

•	total or partial suspension of production or sales;

•	product seizure or recall;

•	withdrawal of product approval; and

•	criminal prosecution.

Any of these or any other regulatory action could have a material adverse effect on our business, financial position and results of operations.

We maintain our own in-house quality assurance and facility compliance teams that inspect, assess, train and qualify our business partners’ facilities for use by us, work to ensure that the facilities and the products manufactured in those facilities for us are cGMP compliant, and provide support for product launches and regulatory agency facility inspections. Despite these comprehensive quality programs, we cannot assure you that our business partners will adhere to our quality standards or that our compliance teams will be successful in ensuring that our business partners’ facilities and the products manufactured in those facilities are cGMP compliant. If our business partners fail to comply with our quality standards, our ability to compete may be significantly impaired and our business, financial conditions and results of operations may be materially adversely affected.

Any change in the regulations, enforcement procedures or regulatory policies established by the FDA and other regulatory agencies could increase the costs or time of development of our products and delay or prevent sales of our products and our revenues could decline and we may not achieve profitability.

Our products generally must receive appropriate regulatory clearance from the FDA before they can be sold in the U.S. Any change in the regulations, enforcement procedures or regulatory policies set by the FDA and other regulatory agencies could increase the costs or time of development of our products and delay or prevent sales of our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted, may have on our business in the future. Such changes could, among other things, require:

•	changes to manufacturing methods;

•	expanded or different labeling;

•	recall, replacement or discontinuance of certain products;

•	additional record keeping;

•	changes in methods to determine bio-equivalents; and

•	payment of significant filing fees with ANDA submissions.

Such changes, or new legislation, could increase the costs or delay or prevent sales of our products and our revenues may decline and we may not be able to achieve profitability. In addition, increases in the time that is required for us to obtain FDA approval of ANDAs could delay our commercialization of new products. In that regard, the time required to obtain FDA approval of ANDAs has increased over the last three years from an industry-wide average of approximately 19 months after initial filing in 2007 to an industry-wide average of approximately 31 months after initial filing in 2010. FDA approval times could continue to increase as a result of the upcoming expiration of the U.S. patents covering a number of key injectable pharmaceutical products. No assurance can be given that ANDAs submitted for our products will receive FDA approval on a timely basis, if at all, nor can we estimate the timing of the ANDA approvals with any reasonable degree of certainty.

A relatively small group of products supplied by a limited number of our vendors represents a significant portion of our net revenues. If the volume or pricing of any of these products declines, or we are unable to satisfy market demand for these products, it could have a material adverse effect on our business, financial position and results of operations.

Sales of a limited number of our products currently collectively represent a significant portion of our net revenues. If the volume or pricing of our largest selling products declines in the future or we are unable to satisfy market demand for these products, our business, financial position and results of operations could be materially adversely affected, and the market value of our common stock could decline. Two of our products, heparin, which we launched in early July 2010, and cefepime, collectively accounted for approximately 53% of our net revenue for the year ended December 31, 2010, and cefepime accounted for approximately 40% of our net revenue for the year ended December 31, 2009. We expect that our heparin and cefepime products will continue to represent a significant portion of our net revenues for the foreseeable future. These and our other key products could be rendered obsolete or uneconomical by numerous factors, many of which are beyond our control, including:

•	pricing actions by competitors;

•	development by others of new pharmaceutical products that are more effective than ours;

•	entrance of new competitors into our markets;

•	loss of key relationships with suppliers, GPOs or end-user customers;

•	technological advances;

•	manufacturing or supply interruptions;

•	changes in the prescribing practices of physicians;

•	changes in third-party reimbursement practices;

•	product liability claims; and

•	product recalls or safety alerts.

Any factor adversely affecting the sale of our key products may cause our revenues to decline, and we may not be able to achieve profitability.

In addition, we currently rely on single vendors to supply us with the API and finished product manufacturing with respect to each of our two top selling products. The agreement under which we obtain the API and finished product manufacturing for our cefepime product has an initial term that expires on April 1, 2013. If we are unable to maintain our relationships with these vendors on commercially acceptable terms, it could have a material adverse effect on our business, financial position and results of operations. See “Business—Our Collaboration Network—Key Suppliers and Marketing Partners.”

Our markets are highly competitive and, if we are unable to compete successfully, our revenues could decline and our future profitability could be jeopardized.

The injectable pharmaceutical market is highly competitive. Our competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies and generic drug companies. Our principal competitors include Baxter International Inc. (“Baxter”), Boehringer Ingelheim Group (“Boehringer”), Fresenius Kabi (“Fresenius”), a division of Fresenius SE, Hikma Pharmaceuticals PLC (“Hikma”) (principally as a result of its pending acquisition of Baxter’s generic injectable business), Hospira, Inc. (“Hospira”), Pfizer Inc. (“Pfizer”), Sandoz International GmbH (“Sandoz”), a division of Novartis AG, and Teva Pharmaceutical Industries Ltd. (“Teva”). In most cases, these competitors have access to greater financial, marketing, technical and other resources. As a result, they may be able to devote more resources to the development, manufacture, marketing and sale of their products, receive a greater share of the capacity from API suppliers and finished product manufacturers and more support from independent distributors, initiate or withstand substantial price competition or more readily take advantage of acquisition or other opportunities.

The generic segment of the injectable pharmaceutical market is characterized by a high level of price competition, as well as other competitive factors including reliability of supply, quality and enhanced product features. To the extent that any of our competitors are more successful with respect to any key competitive factor, our business, results of operations and financial position could be adversely affected. Pricing pressure could arise from, among other things, limited demand growth or a significant number of additional competitive products being introduced into a particular product market, price reductions by competitors, the ability of competitors to capitalize on their economies of scale and create excess product supply, the ability of competitors to produce or otherwise secure API and/or finished products at lower costs than what we are required to pay to our business partners under our collaborations and the access of competitors to new technology that we do not possess.

In addition to competition from established market participants, new entrants to the generic injectable pharmaceutical market could substantially reduce our market share or render our products obsolete. Most of our products are generic injectable versions of branded products. As patents for branded products and related exclusivity periods expire or are ruled invalid, the first generic pharmaceutical manufacturer to receive regulatory approval for a generic version of the reference product is generally able to achieve significant market penetration and higher margins on that product. As competing generic manufacturers receive regulatory approval on this product, market share, revenue and gross profit typically decline for the original generic entrant. In addition, as more competitors enter a specific generic market, the average selling price per unit dose of the particular product typically declines for all competitors. Our ability to sustain our level of market share, revenue and gross profit attributable to a particular generic pharmaceutical product is significantly influenced by the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch in relation to competing approvals and launches.

Branded pharmaceutical companies often take aggressive steps to thwart competition from generic companies. The launch of our generic products could be delayed because branded drug manufacturers may, among other things:

•	make last minute modifications to existing product claims and labels, thereby requiring generic products to reflect this change prior to the drug being approved and introduced in the market;

•	file new patents for existing products prior to the expiration of a previously issued patent, which could extend patent protection for additional years;

•	file patent infringement suits that automatically delay for a specific period the approval of generic versions by the FDA;

•	develop and market their own generic versions of their products, either directly or through other generic pharmaceutical companies (so-called “authorized generics”); and

•	file citizens’ petitions with the FDA contesting generic approvals on alleged health and safety grounds.

Furthermore, the FDA may grant a single generic manufacturer other than us a 180-day period of marketing exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984 as patents or other exclusivity periods for branded products expire.

If we are unable to continue to develop and commercialize new products in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed.

Our future success will depend to a significant degree on our ability to continue to develop and commercialize new products in a timely and cost-effective manner. The development and commercialization of new products is complex, time-consuming and costly and involves a high degree of business risk. As of December 31, 2010, we marketed 22 products, and our new product pipeline included 38 products represented by 68 ANDAs that we had filed, or licensed rights to, and were under review by the FDA, and eight products represented by nine ANDAs that have been recently approved and are pending commercial launch. We expect to launch substantially all of these 46 new products by the end of 2012. We may, however, encounter unexpected delays in the launch of these products or these products, if and when fully commercialized by us, may not perform as we expect. For example, our 68 pending ANDAs may not receive FDA approval on a timely basis, if at all.

The success of our new product offerings will depend upon several factors, including our ability to properly anticipate customer needs, obtain timely regulatory approvals and locate and establish collaborations with suppliers of API, product development and finished product manufacturing in a timely and cost-effective manner. In addition, the development and commercialization of new products is characterized by significant up-front costs, including costs associated with product development activities, sourcing API and manufacturing capability, obtaining regulatory approval, building inventory and sales and marketing. Furthermore, the development and commercialization of new products is subject to inherent risks, including the possibility that any new product may:

•	fail to receive or encounter unexpected delays in obtaining necessary regulatory approvals;

•	be difficult or impossible to manufacture on a large scale;

•	be uneconomical to market;

•	fail to be developed prior to the successful marketing of similar or superior products by third parties; and

•	infringe on the proprietary rights of third parties.

We may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed if we are not successful in continuing to develop and commercialize new products.

If we are unable to maintain our GPO relationships, our revenues could decline and future profitability could be jeopardized.

Most of the end-users of injectable pharmaceutical products have relationships with GPOs whereby such GPOs provide such end-users access to a broad range of pharmaceutical products from multiple suppliers at competitive prices and, in certain cases, exercise considerable influence over the drug purchasing decisions of such end-users. Hospitals and other end-users contract with the GPO of their choice for their purchasing needs. Collectively, we believe the five largest U.S. GPOs represented the majority of the acute care hospital market in 2010. We currently derive, and expect to continue to derive, a large percentage of our revenue from end-user customers that are members of a small number of GPOs. For example, the five largest U.S. GPOs represented end-user customers that collectively accounted for approximately 35% of our net contract revenue for each of the years ended December 31, 2009 and 2010. Maintaining our strong relationships with these GPOs will require us to continue to be a reliable supplier, offer a broad product line, remain price competitive, comply with FDA regulations and provide high-quality products. Although our GPO pricing agreements are typically multi-year in duration, most of them may be terminated by either party with 60 or 90 days notice. The GPOs with whom we have relationships may have relationships with manufacturers that sell competing products, and such GPOs may earn higher margins from these products or combinations of competing products or may prefer products other than ours for other reasons. If we are unable to maintain our GPO relationships, sales of our products and revenue could decline.

We rely on a limited number of pharmaceutical wholesalers to distribute our products.

As is typical in the pharmaceutical industry, we rely upon pharmaceutical wholesalers in connection with the distribution of our products. A significant amount of our products are sold to end-users under GPO pricing arrangements through a limited number of pharmaceutical wholesalers. We currently derive, and expect to continue to derive, a large percentage of our sales through the three largest wholesalers in the U.S. market, Cardinal Health Inc. (“Cardinal Health”), AmerisourceBergen Corp. (“Amerisource”), and McKesson Corp. (“McKesson”). For the year ended December 31, 2010, the products we sold through these wholesalers accounted for approximately 33%, 29% and 23%, respectively, of our net revenue. Collectively, our sales to these three wholesalers represented approximately 79%, 89% and 85% of our net revenue for the years ended December 31, 2008, 2009 and 2010, respectively. If we are unable to maintain our business relationships with these major pharmaceutical wholesalers on commercially acceptable terms, it could have a material adverse effect on our sales and may prevent us from achieving profitability.

We depend upon our key personnel, the loss of whom could adversely affect our operations. If we fail to attract and retain the talent required for our business, our business could be materially harmed.

We are a relatively small company and we depend to a significant degree on the principal members of our management and sales teams, which include Messrs. Yordon, Pauli, Logerfo, Drake and Patterson. The loss of services from any of these persons may significantly delay or prevent the achievement of our product development or business objectives. We carry key man life insurance on Mr. Yordon in the amount of $5.0 million; we do not carry key man life insurance on any other key personnel. We have recently entered into employment agreements with certain of our key employees that contain restrictive covenants relating to non-competition and non-solicitation of our customers and employees for a period of 12 months after termination of employment. Nevertheless, each of our officers and key employees may terminate his or her employment at any time without notice and without cause or good reason, and so as a practical matter these agreements do not guarantee the continued service of these employees. Our success depends upon our ability to attract and retain highly qualified personnel. Competition among pharmaceutical and biotechnology companies for qualified employees is intense, and the ability to attract and retain qualified individuals is critical to our success. We may not be able to attract and retain these individuals on acceptable terms or at all, and our inability to do so could significantly impair our ability to compete.

Our inability to manage our planned growth could harm our business.

As we expand our business, we expect that our operating expenses and capital requirements will increase. As our product portfolio and product pipeline grow, we may require additional personnel on our project management, in-house quality assurance and facility compliance teams to work with our partners on quality assurance, U.S. cGMP compliance, regulatory affairs and product development. As a result, our operating expenses and capital requirements may increase significantly. In addition, we may encounter unexpected difficulties managing our worldwide network of collaborations with API suppliers and finished product developers and manufacturers as we seek to expand such network in order to expand our product portfolio. Our ability to manage our growth effectively requires us to forecast accurately our sales, growth and manufacturing capacity and to expend funds to improve our operational, financial and management controls, reporting systems and procedures. If we are unable to manage our anticipated growth effectively, our business could be harmed.

We may be exposed to product liability claims that could cause us to incur significant costs or cease selling some of our products.

Our business inherently exposes us to claims for injuries allegedly resulting from the use of our products. We may be held liable for, or incur costs related to, liability claims if any of our products cause injury or are found unsuitable during development, manufacture, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval for commercial use. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and resources;

•	compensatory damages and fines;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources; and

•	a decline in our stock price.

Our product liability insurance may not be adequate and, at any time, insurance coverage may not be available on commercially reasonable terms or at all. A product liability claim could result in liability to us greater than our insurance coverage or assets. Even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to those matters.

If our products conflict with the intellectual property rights of third parties, we may incur substantial liabilities and we may be unable to commercialize products in a profitable manner or at all.

We seek to launch generic pharmaceutical products either where patent protection or other regulatory exclusivity of equivalent branded products have expired, where patents have been declared invalid or where products do not infringe on the patents of others. However, at times, we may seek approval to market generic products before the expiration of patents relating to the branded versions of those products, based upon our belief that such patents are invalid or otherwise unenforceable, or would not be infringed by our products. Our success depends in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of generic versions of products has been subject to substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. If our products were found to be infringing on the intellectual property rights of a third-party, we could be required to cease selling the infringing products, causing us to lose future sales revenue from such products and face substantial liabilities for patent infringement, in the form of either payment for the innovator’s lost profits or a royalty on our sales of the infringing product. These damages may be significant and could materially adversely affect our business. Any litigation, regardless of the merits or eventual outcome, would be costly and time consuming and we could incur significant costs and/or a significant reduction in revenue in defending the action and from the resulting delays in manufacturing, marketing or selling any of our products subject to such claims.

Recently enacted and future healthcare law and policy changes may adversely affect our business.

In March 2010, the U.S. Congress enacted the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act. This health care reform legislation is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. While we will not know the full effects of this health care reform legislation until applicable federal and state agencies issue regulations or guidance under the new law, it appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

We expect both federal and state governments in the U.S. and foreign governments to continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of healthcare while expanding individual healthcare benefits. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any of our products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, including injectable products. Our products may not be considered cost effective, or adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize a return on our investments.

If reimbursement for our current or future products is reduced or modified, our business could suffer.

Sales of our products depend, in part, on the extent to which the costs of our products are paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or are reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These healthcare management organizations and third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, as discussed above, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs and other healthcare products have been targeted in this effort. Accordingly, our current and potential products may not be considered cost effective, and reimbursement to the consumer may not be available or sufficient to allow us to sell our products on a competitive basis. Legislation and regulations affecting reimbursement for our products may change at any time and in ways that are difficult to predict, and these changes may have a material adverse effect on our business. Any reduction in Medicare, Medicaid or other third-party payor reimbursements could have a material adverse effect on our business, financial position and results of operations.

Any failure to comply with the complex reporting and payment obligations under Medicare, Medicaid and other government programs may result in litigation or sanctions.

We are subject to various federal, state and foreign laws pertaining to foreign corrupt practices and healthcare fraud and abuse, including anti-kickback, marketing and pricing laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs such as Medicare and Medicaid. If there is a change in laws, regulations or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could materially adversely affect our business, financial position and results of operations.

Current economic conditions could adversely affect our operations.

The current economic environment is marked by high unemployment rates and financial stresses on households from rising debt and loss in property value. In addition, the securities and credit markets have been experiencing volatility, and in some cases, have exerted negative pressure on the availability of liquidity and credit capacity for certain borrowers. Demand for our products may decrease due to these adverse economic conditions, as the loss of jobs or healthcare coverage, decreases an individual’s ability to pay for elective healthcare or causes individuals to delay procedures. Interest rate fluctuations, changes in capital market conditions and adverse economic conditions may also affect our customers’ ability to obtain credit to finance their purchases of our products, which could reduce our revenue and prevent or delay our profitability.

We may need to raise additional capital to fund our operations, which may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

We may require significant additional funds earlier than we currently expect to in the event we change our business plan or encounter unexpected developments, including unforeseen competitive conditions within our markets, changes in the regulatory environment or the loss of key relationships with suppliers, GPOs or end-user customers. If required, additional funding may not be available to us on acceptable terms or at all. We may seek additional capital through a combination of private and public equity offerings, debt financings and collaboration arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends or unfavorable interest rates or interest rate risk. If we raise additional funds through collaboration arrangements, we may have to relinquish valuable rights to our products or grant licenses on terms that are not favorable to us. We may elect to raise additional funds even before we need them if the conditions for raising capital are favorable.

We are subject to a number of risks associated with managing our international network of collaborations.

We have an international network of collaborations that include 48 business partners worldwide as of December 31, 2010, including 15 in Europe, 12 in China, nine in the Americas, eight in India and four in the Middle East. As part of our business strategy, we intend to continue to expand our international network of collaborations involving API sourcing, product development, finished product manufacturing and product licensing. We expect that a significant percentage of these new collaborations will be with business partners located outside the U.S. Managing our existing and future international network of collaborations could impose substantial burdens on our resources, divert management’s attention from other areas of our business and otherwise harm our business. In addition, our international network of collaborations subjects us to certain risks, including:

•	legal uncertainties regarding, and timing delays associated with, tariffs, export licenses and other trade barriers;

•	increased difficulty in operating across differing legal regimes, including resolving legal disputes that may arise between us and our business partners;

•	difficulty in staffing and effectively monitoring our business partners’ facilities and operations across multiple geographic regions;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	unfavorable tax or trade restrictions or currency calculations;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	changes in diplomatic and trade relationships.

Any of these or other factors could adversely affect our ability to effectively manage our international network of collaborations and our operating results.

We may never realize the expected benefits from our investment in our joint venture in China.

Our joint venture in China, known as Kanghong Sagent (Chengdu) Pharmaceutical Corporation Limited (“KSP”), represents a significant investment by us. Through December 31, 2010, we have invested an aggregate of approximately $25.0 million in our KSP joint venture. Our KSP joint venture was established to construct and operate a FDA approvable, cGMP, sterile manufacturing facility in Chengdu, China that will provide us with access to dedicated manufacturing capacity that utilizes state-of-the-art full isolator technology for aseptic filling. Through this facility, KSP is expected to manufacture finished products for us on an exclusive basis for sale in the U.S. and other attractive markets and for third parties on a contract basis for sale in other markets. Our KSP joint venture may also directly access the Chinese domestic market. Preliminary operations at this facility are planned to be initiated in 2011 in anticipation of readiness for an FDA inspection as early as 2012. We share managerial control of our KSP joint venture on an equal basis with our joint venture partner, a Chinese pharmaceutical company known as Chengdu Kanghong Technology (Group) Co. Ltd. (“CKT”).

We may never, however, realize the expected benefits of our KSP joint venture due to, among other things:

•	the facility may never become commercially viable for a variety of reasons in and/or beyond our control;

•

we may become involved in disputes with our joint venture partner regarding development or operations, such as how to best deploy assets or which products to produce, and such disagreement could disrupt or halt the operations of the facility;

•	the facility may never receive appropriate FDA or other regulatory approvals to manufacture any products or such approvals may be delayed;

•

general political and economic uncertainty could impact development or operations at the facility, including multiple regulatory requirements that are subject to change, any future implementation of trade protection measures and import or export licensing requirements between the U.S. and China, labor regulations or work stoppages at the facility, fluctuations in the foreign currency exchange rates, and complying with U.S. regulations that apply to international operations, including trade laws and the U.S. Foreign Corrupt Practices Act; and

•	operations at the facility may be disrupted for any reason, including natural disaster, related events or other environmental factors.

Any of these or any other action that results in the joint venture being unable to develop and operate the facility as anticipated could adversely affect our financial condition or our ability to otherwise realize any return on our investment in such joint venture.

Our revenue growth may not continue at historical rates, we may never achieve our business strategy of optimizing our gross and operating margins and our business may suffer as a result of our limited operating history and lack of public company operating experience.

Since our inception in 2006, we have experienced rapid growth in our net revenue. For example, for the year ended December 31, 2010, we reported net revenue of $74.1 million, representing an increase of 153% as compared to the year ended December 31, 2009. Although we expect our revenue to continue to grow over the long term due to both continued commercial success with our existing products and the launch of new products, we cannot provide any assurances that our revenue growth will continue at historical rates, if at all. In addition, as part of our business strategy we intend to seek to optimize our gross and operating margins by improving the commercial terms of our supply arrangements and to gain access to additional, more favorable API, product development and manufacturing capabilities. We may, however, encounter unforeseen difficulties in improving the commercial terms of our current supply arrangements or in gaining access to additional arrangements and, as a result, cannot provide any assurances that we will be successful in optimizing our margins. Finally, we have a limited operating history at our current scale of operations, and we have never operated as a public company. Our limited operating history and lack of public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy and grow our business, either as a result of our inability to manage our current size, effectively manage the business in a public company environment or manage our future growth or for any other reason, our business, prospects, financial condition and results of operations may be harmed.

We have not generated any operating profit since commencing commercial operations and do not expect to do so in the near term.

As of the date of this prospectus, we have not generated any operating profit since we commenced commercial operations on January 26, 2006 and, for the most part, have funded our operations through private placements of preferred stock and other equity securities supplemented to a lesser degree with borrowings under our senior secured revolving credit facility and our new term loan credit facility. In the years ended December 31, 2008, 2009 and 2010, we recorded operating losses of approximately $31.0 million, $30.1 million and $22.6 million, respectively. As of December 31, 2010, we had an accumulated deficit of approximately $100.4 million. We expect to continue to incur significant operating losses in the near term as we continue to expand our product portfolio and international network of collaborations. We expect our continuing operating losses to result in the continued use of cash for operations and to otherwise have an adverse effect on our stockholders’ equity and working capital. At this time, we can provide no assurances as to when, if ever, we will begin to generate operating profits. We could be forced to significantly modify or delay the development or commercialization of new products if we encounter unexpected delays in achieving operating profitability.

Currency exchange rate fluctuations may have an adverse effect on our business.

We generally incur sales and pay our expenses in U.S. dollars. Substantially all of our business partners that supply us with API, product development services and finished product manufacturing as well as our KSP joint venture are located in a foreign jurisdiction, such as India, China, Romania and Brazil, and we believe they generally incur their respective operating expenses in local currencies. As a result, these business partners may be exposed to currency rate fluctuations and experience an effective increase in their operating expenses in the event their local currency appreciates against the U.S. dollar. In this event, such business partners may elect to stop providing us with these services or attempt to pass these increased costs back to us through increased prices for product development services, API sourcing or finished products that they supply to us, any of which could have an adverse effect on our business.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. Many of our business partners who supply us with product development services, API sourcing and finished product manufacturing are located in parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could have a negative impact on our business, results of operations and reputation.

We may seek to engage in strategic transactions that could have a variety of negative consequences, and we may not realize the benefits of such transactions.

From time to time, we may seek to engage in strategic transactions with third parties, such as strategic partnerships, joint ventures, restructurings, divestitures, business combinations and other investments. Any such transaction may require us to incur non-recurring and other charges, increase our near and long-term expenditures, pose significant integration challenges, require additional expertise, result in dilution of our existing stockholders and disrupt our management and business, which could harm our business, financial position and results of operations. We may face significant competition in seeking appropriate strategic partners and transactions, and the negotiation process for any strategic transaction can be time-consuming and complex. There is no assurance that, following the consummation of a strategic transaction, we will achieve the revenues or specific net income that justifies the transaction.

Our inability to protect our intellectual property in the U.S. and foreign countries could limit our ability to manufacture or sell our products.

As a specialty and generic pharmaceutical company, we have limited intellectual property surrounding our generic injectable products. However, we are developing specialized devices, systems and branding strategies that we will seek to protect through trade secrets, unpatented proprietary know-how, continuing technological innovation, and traditional intellectual property protection through trademarks, copyrights and patents to preserve our competitive position. In addition, we seek copyright protection of our packaging and labels. Despite these measures, we may not be able to prevent third parties from using our intellectual property, copying aspects of our products and packaging, or obtaining and using information that we regard as proprietary.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results, and current and potential investors could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be negatively impacted. Improvements in our system of internal controls have been identified in the past and may be identified in the future.

For example, during the 2009 audit, deficiencies and material weaknesses in our system of internal controls over financial reporting were identified pertaining to both 2009 and 2008. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of an entity’s financial statements will not be prevented, or detected and corrected on a timely basis. Specifically, we did not have effective policies and procedures in place to appropriately estimate, reconcile, review and record amounts related to chargeback allowances and intangible assets, resulting in material weaknesses, which impacted the accounting for net revenue and cost of goods sold in 2009 and the accounting for net revenue, cost of goods sold and development costs in 2008. Consequently, significant audit adjustments were recorded with respect to net revenue and cost of goods sold in 2009 and net revenue, cost of goods sold and development costs in 2008. Our system of internal controls also had deficiencies related to the estimation of potential product returns, the evaluation of reporting requirements for significant investees and subsidiaries, the capitalization of research and development costs, the estimation of other allowances and reserves, the estimation of forfeitures in stock-based compensation and the recording of accrued expenses. No material weaknesses were identified in connection with our recently completed audit for 2010.

Any failure to implement and maintain the improvements in our system of internal controls over financial reporting, or difficulties encountered in the implementation of these improvements in our system of internal controls, could cause us to fail to meet our reporting obligations. Any failure to improve our system of internal controls to address the identified material weaknesses could also cause investors to lose confidence in our reported financial information, which could have a negative impact on our company. There can be no assurance that we will be able to effectively remediate the identified material weaknesses or that additional material weaknesses will not be identified in the future relative to our system of internal controls over financial reporting. In addition, certain of our accounting estimates rely in part upon data provided to us by third-party service providers and customers. If that data was not available on a timely basis or not accurate, our ability to prepare our financial statements could be negatively impacted.

Risks Related to This Offering and Ownership of Our Common Stock

Market volatility may affect our stock price and the value of your investment.

Following the completion of this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been previously traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control, including:

•	announcements of new product launches, commercial relationships, acquisitions or other events by us or our competitors;

•	failure of any of our products to achieve commercial success;

•	fluctuations in stock market prices and trading volumes of securities of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	variations in our operating results, or the operating results of our competitors;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	changes in accounting principles;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of any of our key personnel;

•	announcements related to litigation;

•	changing legal or regulatory developments in the U.S. and other countries; and

•	discussion of us or our stock price by the financial press and in online investor communities.

An active public market for our common stock may not develop or be sustained after the completion of this offering. We will negotiate and determine the initial public offering price with representatives of the underwriters and this price may not be indicative of prices that will prevail in the trading market. As a result, you may not be able to sell your shares of common stock at or above the offering price.

In addition, the stock market in general, and The NASDAQ Global Market in particular, have experienced substantial price and volume volatility that is often seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our common stock to decline. In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its common stock. We may become involved in this type of litigation in the future. Any securities litigation claims brought against us could result in substantial expenses and the diversion of our management’s attention from our business.

If you purchase shares of common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the amount of $9.96 per share, because the assumed initial public offering price of $15.00, which is the midpoint of the price range listed on the cover page of this prospectus, is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. In addition, you may also experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our employees, directors and consultants under our stock option and equity incentive plans. For additional information, see “Dilution.”

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Because the issuer of the common stock in this offering is a holding company, its ability to pay cash dividends on its common stock is largely dependent upon the receipt of dividends or other distributions from its subsidiaries. In that regard, our principal operating subsidiary is currently restricted from declaring dividends or making distributions to us for the purpose of paying cash dividends on our common stock under the terms of our existing senior secured revolving credit facility and our new term loan credit facility, and these restrictions will continue until we become a borrower under the senior secured revolving credit facility and the term loan credit facility. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur.

Our quarterly operating results have fluctuated significantly in the past and we expect that our quarterly results will continue to fluctuate significantly in the future.

Our quarterly operating results have fluctuated significantly in the past and we expect that our quarterly results will continue to fluctuate significantly in the future. Future quarterly fluctuations may result from a number of factors, including:

•	the timing associated with the launch of new products;

•	unanticipated regulatory delays in connection with the development of new products;

•	changes in product development costs due to the achievement of certain milestones under third-party development agreements;

•	the degree of market acceptance of our products;

•	budgeting cycles of our end-user customers;

•	changes in demand for our products;

•	the level and timing of expenses for product development and sales, general and administrative expenses;

•	competition by existing competitors and new entrants to the markets for our products;

•	our continued commercial success with our existing products and success in identifying and sourcing new product opportunities;

•	our ability to control costs, attract and retain qualified personnel and expand our sales force;

•	changes in our strategy;

•	foreign exchange fluctuations; and

•	general economic conditions.

Based on these factors, we believe our future operating results will vary significantly from quarter-to-quarter and year-to-year. As a result, quarter-to-quarter and year-to-year comparisons of operating results are not necessarily meaningful nor do they indicate what our future performance will be.

Following this offering, investment funds managed by Vivo Ventures, LLC will own a substantial percentage of our common stock, which may prevent new investors from influencing significant corporate decisions.

Upon completion of this offering, investment funds managed by Vivo Ventures, LLC (“Vivo Ventures”) will beneficially own approximately 8,961,452 shares, or 34.3%, of our outstanding common stock (or 33.3% if the underwriters exercise their over-allotment option in full). As a result, Vivo Ventures will, for the foreseeable future, have significant influence over all matters requiring stockholder approval, including election of directors, adoption or amendments to equity-based incentive plans, amendments to our certificate of incorporation and certain mergers, acquisitions and other change-of-control transactions. Vivo Ventures’ ownership of a large amount of our voting power may have an adverse effect on the price of our common stock. Following the completion of this offering, Vivo Ventures will continue to have two representatives serving on our board of directors. The interests of Vivo Ventures may not be consistent with your interests as a stockholder.

Future sales of our common stock may cause our stock price to decline.

Upon completion of this offering, there will be 26,121,023 shares of our common stock outstanding. Of these, 5,000,000 shares being sold in this offering (or 5,750,000 shares if the underwriters exercise their over-allotment option in full) will be freely tradable immediately after this offering (except for any shares purchased by affiliates, if any) and approximately 20,653,187 shares may be sold upon expiration of lock-up agreements 180 days after the date of this prospectus (subject in some cases to volume limitations) and the remaining 467,836 shares may be freely tradeable. In addition, as of December 31, 2010, we had outstanding options to purchase 1,805,346 shares of common stock that, if exercised, will result in these additional shares becoming available for sale upon expiration of the lock-up agreements. A large portion of these shares and options are held by a small number of persons and investment funds. Sales by these stockholders or optionholders of a substantial number of shares after this offering could significantly reduce the market price of our common stock. Moreover, certain holders of shares of common stock have rights, subject to some conditions, to require us to file registration statements covering the shares they currently hold, or to include these shares in registration statements that we may file for ourselves or other stockholders.

We also intend to register all common stock that we may issue under our 2007 Global Share Plan and the 2011 Incentive Compensation Plan. Effective upon the completion of this offering, an aggregate of 4,000,000 shares of our common stock will be reserved for future issuance under the 2011 Incentive Compensation Plan, plus 286,123 shares of our common stock will be reserved and unissued under our 2007 Global Share Plan. Once we register these shares, which we plan to do shortly after the completion of this offering, they can be freely sold in the public market upon issuance, subject to the lock-up agreements referred to above. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock.

Our ability to use net operating and certain built-in losses to reduce future income tax obligations may be subject to limitation under the Internal Revenue Code as a result of past preferred stock issuances, this offering and future transactions.

Sections 382 and 383 of the Internal Revenue Code of 1986 contain rules that limit the ability of a company that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss, tax credit carryforwards, and certain built-in losses recognized in the years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders who directly or indirectly own 5% or more of the stock of a company, which may be triggered by a new issuance of stock by the company. Generally, if such a 50% ownership change occurs, the yearly limitation on the use of net operating loss and tax credit carryforwards and certain built-in losses against taxable income is equal to the product of the applicable long term tax exempt rate (currently around 4%) and the aggregate value of the company’s stock immediately before the ownership change.

In addition to the common stock we are issuing pursuant to this offering, we issued a substantial amount of preferred stock in each of the years 2007, 2008, 2009, and 2010, which stock is being converted to common stock pursuant to the Reincorporation in connection with this offering. These issuances collectively may cause or have caused an ownership change triggering the Section 382 and 383 limitations. We have engaged advisors to assist us in evaluating these issuances and monitoring future changes in ownership that could increase the risk of an ownership change. We have not determined, however, whether an ownership change has occurred or is likely to occur in the future. Even if no ownership change has occurred, it is possible that this offering or future transactions (including issuances of new shares of our common stock and sales of shares of our common stock) will cause us to undergo one or more ownership changes. In that event, we generally would not be able to use our pre-change loss or certain built-in losses prior to such ownership change to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383, and those attributes already subject to limitations (as a result of our prior ownership changes) may be subject to more stringent limitations. Our deferred tax asset currently reflects a full valuation allowance against our net operating loss and other tax credit carryforwards, however, and so an ownership change would not result in a reduction of our deferred tax asset or a change to our results of operations (unless this valuation allowance is reversed, in whole or in part, prior to such ownership change).

We will have broad discretion in how we use the proceeds of this offering and we may not use these proceeds effectively. This could affect our profitability and cause our share price to decline.

Our officers and board of directors will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We currently intend to use the net proceeds for general corporate purposes, which could include a variety of uses such as funding working capital, operating expenses, the continued development of our product pipeline and portfolio, the maintenance and expansion of our current collaboration arrangements, the strengthening of our existing commercial organization and the selective pursuit of business development opportunities in our focus segment areas. From time to time, for example, we will consider acquisitions or investments if a suitable opportunity arises, in which case a portion of the proceeds may be used to fund such an acquisition or investment. We have no commitments or understandings to make any such acquisition or investment. We may use the net proceeds for corporate purposes that do not improve our profitability or increase our market value, which could cause our share price to decline.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to divert attention from product development to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as rules subsequently implemented by the Securities and Exchange Commission (the “SEC”) and The NASDAQ Global Market, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. In particular, commencing in fiscal year 2012, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with Section 404. We currently do not have an internal audit function, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by The NASDAQ Global Market, the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

Anti-takeover provisions in our charter documents and under Delaware corporate law might discourage or delay acquisition attempts for us that you might consider favorable.

Provisions in our certificate of incorporation and bylaws may make the acquisition of our company more difficult without the approval of our board of directors. These provisions include:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend or other rights or preferences superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders, unless such action is recommended by all directors then in office;

•	provide that the board of directors is expressly authorized to adopt, amend, alter or repeal our bylaws;

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	require at least 66 2/3% of the outstanding common stock to amend any of the foregoing provisions.

In addition, upon effectiveness of the Reincorporation, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board were considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•

we rely on our business partners for the manufacture of our products, and if our business partners fail to supply us with high-quality API or finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, our revenues would decline and we may not achieve profitability;

•

if we or any of our business partners are unable to comply with the regulatory standards applicable to pharmaceutical drug manufacturers, we may be unable to meet the demand for our products, may lose potential revenues and may not achieve profitability;

•

any change in the regulations, enforcement procedures or regulatory policies established by the FDA and other regulatory agencies could increase the costs or time of development of our products and delay or prevent sales of our products and our revenues would decline and we may not achieve profitability;

•

two of our products, heparin and cefepime, each of which is supplied to us by a single vendor, represent a significant portion of our net revenues and, if the volume or pricing of either of these products declines, or we are unable to satisfy market demand for either of these products, it could have a material adverse effect on our business, financial position and results of operations;

•

if we are unable to continue to develop and commercialize new products in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed;

•	if we are unable to maintain our GPO relationships, our revenues would decline and future profitability would be jeopardized;

•	we rely on a limited number of pharmaceutical wholesalers to distribute our products;

•	we may be exposed to product liability claims that could cause us to incur significant costs or cease selling some of our products;

•	if reimbursement for our current or future products is reduced or modified, our business could suffer;

•	current economic conditions could adversely affect our operations;

•	we are subject to a number of risks associated with managing our international network of collaborations;

•	we may never realize the expected benefits from our investment in our KSP joint venture;

•	we may seek to engage in strategic transactions that could have a variety of negative consequences, and we may not realize the benefits of such transactions; and

•	the other risks set forth in the section entitled “Risk Factors” in this prospectus.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors described in the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may not be all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

Market data and certain industry data and forecasts that we have included in this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied upon publications of IMS as our primary source for third-party industry data and forecasts. With respect to our belief that sales in our target market will increase by a CAGR of nearly 10% over the next three years, we have relied upon an industry research report issued by MarketResearch.com on October 1, 2010. None of the reports or other publications that we have relied upon were prepared at our direction and none of the organizations that prepared such reports or publications are otherwise affiliated with us. We have not sought or obtained the consent of any of these organizations with respect to this information. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on recently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” appearing elsewhere in this prospectus. While we believe our internal business research is reliable and market definitions are appropriate, neither such research nor definitions have been verified by any independent source. This prospectus may only be used for the purpose for which it has been published. All references in this prospectus as to the number of current competitors in a particular U.S. product market are based on information compiled by IMS as for the 12-month period ended December 31, 2010.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 5,000,000 shares of common stock in this offering will be approximately $66.9 million, assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) our net proceeds from this offering by approximately $4.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $77.3 million, assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to fund our operations and growth, to create a public market for our common stock and to facilitate our future access to the public equity markets.

We expect to use substantially all of the net proceeds for general corporate purposes, which we expect to include funding working capital, operating expenses, the continued development of our product pipeline and portfolio, the maintenance and expansion of our current collaboration arrangements, the strengthening of our existing commercial organization and the selective pursuit of business development opportunities in our focus segment areas. At this time, we have not specifically identified a large single use or product for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any of these potential uses in light of the variety of factors that will impact how such net proceeds are ultimately utilized by us. Such factors include how quickly we are able to begin to generate operating profits, whether our revenues continue to increase and, if so, the rate of any such increase and the overall level of our product development activity. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Although we have not allocated any of the net proceeds from this offering for a specific purpose, we may use a portion of such net proceeds to fund our product development activity. As of December 31, 2010, we had a total of 51 new products in various stages of initial development for which we had incurred an aggregate of $9.3 million of development costs. Since our inception, we have incurred an average of approximately $0.6 million of development costs on a per product basis with respect to our marketed products and new products represented by ANDAs under review by the FDA as of December 31, 2010, with our largest development costs for a single product being approximately $3.0 million. We estimate that we will incur approximately $21.7 million of additional development costs with respect to these 51 products. The actual cost to complete the development of such new products may differ from that estimated amount and such difference may be material due to a variety of factors, including the complexity of the molecule, the availability and cost of API and the potential need for bioequivalence or additional studies.

Pending use of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

DIVIDEND POLICY

We have not paid any dividends on our common stock since our initial incorporation. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and therefore we do not anticipate paying any cash dividends in the foreseeable future. Because the issuer of the common stock in this offering is a holding company, its ability to pay cash dividends on its common stock is largely dependent upon the receipt of dividends or other distributions from its subsidiaries. In that regard, our principal operating subsidiary is currently restricted from declaring dividends or making distributions to us for the purpose of paying cash dividends on our common stock under the terms of our existing senior secured revolving credit facility and our new term loan credit facility, and these restrictions will continue until we become a borrower under the senior secured revolving credit facility and the term loan credit facility. For additional information, see “Description of Certain Indebtedness.” Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in current and future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of December 31, 2010 on:

•	an actual basis;

•	a pro forma basis to give effect to the Reincorporation, including the conversion of all of the outstanding shares of our preferred stock into 18,591,223 shares of common stock; and

•

a pro forma as adjusted basis to give effect to: (i) our issuance and sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the issuance of an aggregate of 475,333 shares of our common stock issued as a result of the exercise of all of our outstanding warrants in exchange for total consideration of $5.0 million, given that the holder has agreed to exercise such warrants, which would otherwise expire in accordance with their terms upon the completion of this offering.

You should read the following table in conjunction with the sections entitled “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	As of December 31, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)
	(amounts in thousands, except share data)
Cash and cash equivalents, including restricted cash	$34,684	$34,684	$106,571

Senior secured revolving credit facility	$20,726	$20,726	$20,726

Preferred stock(1):
Series A preferred stock, $0.00001 par value per share, 113,000,000 shares authorized, actual; 113,000,000 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	113,000	—	—
Series B preferred stock, $0.00001 par value per share, 7,000,000 shares authorized, actual; 7,000,000 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	9,800	—	—
Series B-1 preferred stock, $0.00001 par value per share, 30,136,052 shares authorized, actual; 25,714,284 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	34,974	—	—

Total preferred stock	157,774

Stockholders’ equity:
Common stock, $0.0001 par value per share, 184,500,000 shares authorized; 16,102,501 shares issued and outstanding, actual; common stock, $0.01 par value per share, 100,000,000 shares authorized, pro forma and pro forma as adjusted; 20,645,690 shares issued and outstanding, pro forma; and 26,121,023 shares issued and outstanding, pro forma as adjusted	—	206	261
Preferred stock, $0.01 par value per share; no shares authorized, no shares issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	2,318	159,886	233,842
Accumulated other comprehensive income	1,285	1,285	1,285
Accumulated deficit	(100,412)	(100,412)	(101,104)

Total stockholders’ equity (deficit)	(96,809)	60,965	134,284

Total capitalization	$81,691	$81,691	$155,010

(1)

Our preferred stock is capable of being redeemed by us at such price and on all such other terms as the board of directors may determine. This redemption feature is deemed not to be in our control, and, as a result, we have classified our preferred stock as temporary equity in our consolidated balance sheets.

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the pro forma as adjusted amount for each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $4.7 million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock to be outstanding after this offering is based on 20,645,690 shares outstanding as of December 31, 2010. This number excludes, as of December 31, 2010:

•

1,805,346 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.52 per share and 26,422 shares of our restricted common stock, in each case as of December 31, 2010; and

•

an aggregate of 4,286,123 shares of our common stock reserved for future issuance under our 2007 Global Share Plan and under the 2011 Incentive Compensation Plan that we intend to adopt in connection with this offering.

DILUTION

Our pro forma net tangible book value as of December 31, 2010 was approximately $58.4 million, or approximately $2.83 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less the amount of our total liabilities, divided by the number of shares of common stock outstanding at December 31, 2010, prior to the sale of 5,000,000 shares of common stock offered in this offering, but assuming the completion of our Reincorporation. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the net tangible book value per share of our common stock outstanding immediately after this offering.

After giving effect to the completion of the Reincorporation, the sale of 5,000,000 shares of common stock in this offering, based upon an assumed initial public offering price of $15.00 per share, the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering and the issuance of an aggregate of 475,333 shares of our common stock issued as a result of the exercise of all of our outstanding warrants, given that the holder has agreed to exercise such warrants, which would otherwise expire in accordance with their terms upon the completion of this offering, our pro forma as adjusted net tangible book value as of December 31, 2010 would have been approximately $131.7 million, or $5.04 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.21 per share to existing stockholders and immediate dilution of $9.96 per share to new investors purchasing shares of common stock in this offering at the initial public offering price.

The following table illustrates this per share dilution:

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value per share as of December 31, 2010 (after giving effect to the Reincorporation)	$2.83
Increase in net tangible book value per share attributable to new investors	2.21

Pro forma as adjusted net tangible book value per share as of December 31, 2010 (after giving effect to the Reincorporation and this offering)		5.04

Dilution per share to new investors		$9.96

The following table summarizes, as of December 31, 2010, on a pro forma as adjusted basis giving effect to the Reincorporation, the sale of 5,000,000 shares of common stock in this offering and the issuance of an aggregate of 475,333 shares of our common stock issued as a result of the exercise of all of our outstanding warrants, as a result of the holder agreeing to exercise such warrants, which would otherwise expire in accordance with their terms upon the completion of this offering, the number of shares of our common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of our common stock from us in this offering. The table assumes an initial public offering price of $15.00 per share, the midpoint of the range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us in connection with this offering.

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage	Average Price Per Share
	(in thousands)		(in thousands)
Existing stockholders	21,121	81%	$164,886	69%	$7.81
New investors	5,000	19	75,000	31	$15.00

Total	26,121	100%	$239,886	100%	$9.18

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the total consideration paid by investors participating in this offering by $5.0 million, or increase (decrease) the percent of total consideration paid by investors participating in this offering by 1.4%, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters’ option to purchase additional shares and no exercise of any outstanding options. If the underwriters’ option to purchase additional shares is exercised in full, our existing stockholders would own approximately 79% and our new investors would own approximately 21% of the total number of shares of our common stock outstanding after this offering.

The tables and calculations above are based on shares of common stock outstanding as of December 31, 2010 (after giving effect to the Reincorporation and the issuance of an aggregate of shares of our common stock upon the exercise of all of our outstanding warrants, given that the holder has agreed to exercise such warrants, which would otherwise expire in accordance with their terms upon the completion of this offering) and exclude:

•

1,805,346 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.52 per share and 26,422 shares of our restricted common stock, in each case as of December 31, 2010; and

•

an aggregate of 4,286,123 shares of common stock reserved for issuance under our 2007 Global Share Plan and under the 2011 Incentive Compensation Plan that we intend to adopt in connection with this offering.

To the extent that any outstanding options are exercised or if new options or other equity incentive grants are issued in the future with an exercise price or purchase price below the initial public offering price, new investors will experience further dilution.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for the periods indicated. We have derived the selected historical consolidated financial data as of and for the period or fiscal years, as applicable, ended December 31, 2006, 2007, 2008, 2009 and 2010 from our audited consolidated financial statements for such period or fiscal years, as applicable. Our company was formed and our business began operating on January 26, 2006 (inception), and as a result we have presented selected financial data since that date. Our audited consolidated financial statements as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 have been included in this prospectus. Our historical results are not necessarily indicative of the operating results that may be expected in the future.

The selected historical consolidated data presented below should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes thereto and other financial data included elsewhere in this prospectus.

	January 26 (inception) to December 31, 2006	For the year ended December 31,
		2007	2008	2009	2010
		(amounts in thousands, except per share data)
Statement of Operations Data:
Net revenue	$—	$104	$12,006	$29,222	$74,056
Cost of goods sold	—	65	11,933	28,785	65,013

Gross profit	—	39	73	437	9,043
Operating expenses:
Product development	—	2,540	14,944	12,404	11,223
Selling, general and administrative	1,665	10,603	15,024	16,677	18,931
Equity in net loss of unconsolidated joint ventures	—	698	1,087	1,491	1,476

Total operating expenses	1,665	13,841	31,055	30,572	31,630

Loss from operations	(1,665)	(13,802)	(30,982)	(30,135)	(22,587)
Interest income and other	25	627	527	66	34
Interest expense	(78)	(33)	—	(467)	(1,129)
Change in fair value of preferred stock warrants	—	—	—	—	(813)

Loss before income taxes	(1,718)	(13,208)	(30,455)	(30,536)	(24,495)
Provision for income taxes	—	—	—	—	—

Net loss	$(1,718)	$(13,208)	$(30,455)	$(30,536)	$(24,495)

Net loss per common share:
Basic and diluted(1)		$(1.25)	$(2.52)	$(2.19)	$(1.60)
Pro forma basic and diluted(2)					(1.27)
Weighted-average number of shares used to compute net loss per common share:
Basic and diluted(1)		10,601	12,064	13,971	15,285
Pro forma basic and diluted(2)					19,264

	As of December 31,
	2006	2007	2008	2009	2010
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents(3)	$2,555	$33,307	$25,788	$8,139	$34,684
Working capital(4)	(3,494)	29,155	19,675	16,161	32,775
Total assets	4,280	43,650	51,040	65,096	118,589
Total debt	4,200	—	—	4,518	20,726
Preferred stock	—	53,000	83,000	113,000	157,774
Total stockholders’ equity (deficit)	(1,716)	(14,866)	(44,910)	(74,771)	(96,809)

(1)	For the period ended December 31, 2006, we only had one share of common stock outstanding and, as such, no earnings per share were calculated.
(2)	Reflects the Reincorporation, including the conversion of all outstanding shares of our preferred stock into common stock.
(3)	Includes restricted and unrestricted cash and cash equivalents.
(4)	Working capital is the amount by which current assets exceed current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Overview

We are an injectable pharmaceutical company that develops and sources products that we sell primarily in the U.S. through our highly experienced sales and marketing team. With a primary focus on generic injectable pharmaceuticals, we currently offer our customers a broad range of products across anti-infective, oncolytic and critical care indications in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. Our management team includes industry veterans who have previously served critical functions at other injectable pharmaceutical companies and have long-standing relationships with customers, regulatory agencies, and suppliers. We have rapidly established a large and diverse product portfolio and product pipeline as a result of our innovative business model, which combines an extensive network of collaborations with API suppliers and finished product developers and manufacturers in Asia, Europe, the Middle East and the Americas with our proven and experienced U.S.-based regulatory, quality assurance, business development, project management, and sales and marketing teams.

We have developed an extensive international network of collaborations involving API sourcing, product development, finished product manufacturing and product licensing. As of December 31, 2010, our network provided us access to over 60 worldwide manufacturing and development facilities, including several dedicated facilities used to manufacture specific complex APIs and finished products. We currently have two collaborations structured as joint ventures. Our KSP joint venture with CKT was established to construct and operate an innovative, sterile manufacturing facility in Chengdu, China that is designed to comply with FDA regulations, including cGMP. Our 50/50 joint venture known as Sagent Strides LLC (“Sagent Strides”) with a subsidiary of Strides Arcolab Limited (“Strides”), an Indian manufacturer of finished pharmaceutical products, was established to sell into the U.S. market a wide variety of generic injectable products manufactured by Strides.

Factors Affecting our Business

The results of our operations depend on numerous factors, including the continued marketing success of our existing product portfolio, new product launches, anticipated growth in the demand for generic drugs, product competition and costs and our product development and sales and marketing costs.

Commercialization of Existing Products and New Product Launches

We are developing an extensive injectable product portfolio encompassing multiple presentations of a broad range of products across anti-infective, oncolytic and critical care indications. Since our inception, we have focused on indentifying attractive product candidates, sourcing development and manufacturing capabilities, obtaining necessary regulatory approvals, and marketing our products. Our product portfolio has grown to a total of 22 products that we offer in an aggregate of 64 presentations as of December 31, 2010, and the number of products approved per year has increased from four in 2007, eight in 2008, nine in 2009 to ten in 2010, including our heparin products, which were approved in late June 2010. These new product launches and the marketing success of our existing products have led to significant growth in our revenues. For the year ended December 31, 2010, we reported net revenue of $74.1 million, representing an increase of 153% as compared to the year ended December 31, 2009, and a net loss of $24.5 million, representing a decrease of 20% as compared to the prior year. We expect our revenue to continue to grow over the long term due to both continued commercial success with our existing products and the launch of new products.

We maintain an active product development program. Our new product pipeline can generally be classified into two categories: (i) new products for which we have submitted or acquired ANDAs that are filed and under review by the FDA; and (ii) new products for which we have begun initial development activities such as sourcing of API and finished products and preparing the necessary ANDAs. As of December 31, 2010, our new product pipeline included 38 products represented by 68 ANDAs that we had filed, or licensed rights to, that were under review by the FDA, and eight products represented by nine ANDAs that have been recently approved and are pending commercial launch. Our 68 ANDAs under review by the FDA as of December 31, 2010 have been on file for an average of approximately 21 months, with 19 of them being on file for less than 12 months, 23 of them being on file for between 12 and 24 months and 26 of them being on file for longer than 24 months. We expect to launch substantially all of these new products by the end of 2012. We also had approximately 51 additional products under initial development as of December 31, 2010. Our product development activities also include expanding our product portfolio by adding new products through in-licensing and similar arrangements with foreign manufacturers and domestic virtual pharmaceutical development companies that seek to utilize our U.S. sales and marketing expertise.

The specific timing of our new product launches is subject to a variety of factors, some of which are beyond our control, including the timing of FDA approval for ANDAs currently under review or that we file with respect to new products. The timing of these and other new product launches will have a significant impact on our results of operations. For example, our results of operations for the quarter period ended September 30, 2010 were favorably impacted by the launch of our heparin products in early July 2010.

The following table provides a summary of certain aspects of our product development efforts for the periods presented:

	For the year ended December 31,
	2008	2009	2010
Products launched during period	7	6	8
ANDAs submitted or licensed during period	40	42	21
ANDAs under FDA review at end of period	38	63	68

Anticipated Growth in Demand for Generic Drugs

All new drugs in the U.S. must obtain FDA approval for use by demonstrating both safety and efficacy for a particular disease. Once the patent protection or other regulatory exclusivity provisions covering these drugs expire or is ruled invalid, companies may begin to market FDA-approved generic versions of these drugs. To receive FDA approval of a generic drug, an applicant must demonstrate equivalence to the original drug. As of June 2010, generics and branded generics drugs constituted approximately 19% of all drug spending by IMS sales dollar, and, as of September 2010, represented approximately 78% of all the prescriptions in the U.S. Based on industry research reports, we believe that sales in our current target market, which is the U.S. generic injectable drug market, will increase by a CAGR of nearly 10% over the next three years due in large part to (i) the continued focus of the U.S. government on reducing medical costs due to pressures from large spending deficits, (ii) an aging population and (iii) the introduction of new products into the U.S. market. As of the end of 2009, estimates suggest that only approximately 300 of the approximately 750 FDA-approved small molecule injectable products in the U.S. have approved generic formulations. In addition, injectable products with U.S. patent protection that generated over $8.8 billion in U.S. revenue in 2009 may become subject to generic competition in 2011 and 2012. We believe we are well-positioned to capitalize on this anticipated growth in the demand for generic drugs in light of our demonstrated ability to develop and source new products.

Product Competition and Costs

Within the U.S. generic pharmaceutical industry, the level of market share, revenue and gross profit attributable to a particular generic product is significantly influenced by the number of competitors in that product’s market and the timing of our product’s regulatory approval and launch in relation to competing approvals and launches. In order to establish market presence, we initially selected products for development based in large part on our ability to rapidly secure API sourcing, finished product manufacturing and regulatory approvals despite such products facing significant competition from existing generic products at their time of launch. As a result, our gross margins associated with such products have been adversely impacted by such competitive conditions. More recently, we have focused on developing value-added differentiated products where we can compete on many factors in addition to price. Specifically, we have targeted injectable products where the form or packaging of the product can be enhanced to improve delivery, patient safety or end-user convenience and where generic competition is likely to be limited by product manufacturing complexity or lack of API supply. In addition, we may challenge proprietary product patents to seek first-to-market rights.

Similarly, our initial focus in establishing our international network of collaborations was to rapidly secure the necessary API sourcing and finished product manufacturing for us to establish our market presence. As a result, we believe we have the opportunity to optimize our product margins by continuing to improve the commercial terms of our supply arrangements and to gain access to additional, more favorable API, product development and manufacturing capabilities. For example, we believe our KSP joint venture will be able to supply us with high-quality finished products at an attractive cost of goods once this facility is fully operational.

Product Development Costs

Since our inception, we have focused on developing a broad portfolio of injectable pharmaceuticals. The development of generic injectable products is characterized by significant up-front costs, including costs associated with product development activities, sourcing API and manufacturing capability, obtaining regulatory approvals, building inventory and sales and marketing. As a result, we have made, and we expect to continue to make, substantial investments in product development. Product development expenses for the years ended December 31, 2008, 2009 and 2010 totaled approximately $14.9 million, $12.4 million and $11.2 million, respectively. In addition, we expect that our overall level of product development activity in any specific period may vary significantly based upon our business strategy to continue to identify and source new product opportunities.

Our third-party development collaborations typically provide for achievement-based milestones to be paid by us throughout the product development process. To a significant degree, the specific timing as to the achievement of these milestones and the corresponding payments becoming payable by us is outside of our direct control. In addition, the amounts of these payments vary based on the specific milestone that was achieved by the third-party. As a result, our project development expenses may fluctuate on a quarterly basis depending on when specific milestones are achieved and the amounts of such payments. Direct product development costs for the years ended December 31, 2008, 2009 and 2010 were $10.9 million, $7.4 million and $7.4 million, respectively.

As of December 31, 2010, we had incurred an aggregate of $8.4 million of development costs with respect to our 38 new products represented by 68 ANDAs that we had filed, or licensed the rights to, and under review by the FDA and had incurred an aggregate of $9.3 million of development costs with respect to our 51 new products in various stages of initial development as of December 31, 2010.

The table below summarizes the development costs with respect to ANDAs under review by the FDA or products in initial development at December 31, 2010, during each of the periods set forth below:

	For the year ended December 31,
Product Development Category	2008	2009	2010
	(amounts in thousands)
ANDAs under FDA review	$2,549	$2,367	$2,723
Initial development	3,217	2,328	3,700

Total	$5,766	$4,695	$6,423

Since our inception, we have incurred an average of $0.6 million of development costs on a per product basis with respect to our marketed products and new products represented by ANDAs under review by the FDA as of December 31, 2010, with our largest development costs for a single product being approximately $3.0 million. We estimate that we will incur approximately $21.7 million of additional development costs with respect to these 51 products. The actual cost to complete the development of such new products may differ from that estimated amount and such difference may be material due to a variety of factors, including the complexity of the molecule, the availability and cost of API and the potential need for bioequivalence or additional studies. In general, we expect to complete the initial development of all of these 51 new products at various times over the next 24 months. The exact timing of the completion of initial development with respect to any particular new product is difficult to estimate as it depends on a number of factors, many of which are not in our control. In certain cases, for example, we may elect to abandon the development of a particular product if we conclude it is no longer economical to develop such product due to competitive market conditions or otherwise. Once initial development is completed, we would expect to launch a new product once we have received FDA approval of the ANDA associated with such product. The average approval time for our ANDAs approved by the FDA during 2010 was approximately 22 months. Although we believe that the successful development and commercialization of these new products is an important component of our business strategy, we do not consider any single product or group of related new products to be individually significant in terms of expected contribution to our projected revenue growth.

The table below sets forth our new products represented by ANDAs that are under review by the FDA or recently approved and under initial development as of December 31, 2010 by product category:

	Number of Products
Product Category	Under FDA Review	Initial Development
Anti-infective products	11	11
Oncology products	4	19
Critical care products	23	21

Total	38	51

Sales and Marketing Costs

In anticipation of the continued growth in our product portfolio, we have made substantial investments in our U.S.-based sales and marketing team. Our sales and marketing team was comprised of 28 members as of December 31, 2010, including 21 seasoned sales representatives with an average of approximately 25 years of experience in their respective territories. As a result, our sales and marketing expense has historically been a higher percentage of our net revenue than what we anticipate it will be going forward as we leverage our existing sales and marketing team capabilities across an expanded revenue base as a result of growth of our product portfolio from recently approved ANDAs, new products already in our pipeline and other new product opportunities, including in-licensed products and marketing arrangements with third parties.

Components of Revenue and Expenses

Net Revenue

We generate revenue principally from the sale of generic injectable drug products. During 2010, all of our net revenues were generated from the sale of generic injectable drug products presented in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags.

We typically establish multi-year agreements with GPOs and other buying groups to offer our products to our end-user customers, which include U.S. hospitals, critical care centers, home health companies, surgical centers, dialysis centers, oncology treatment facilities, government facilities, pharmacies, other outpatient clinics and physicians. Collectively, we believe the five largest U.S. GPOs represented the majority of the acute care hospital market in 2010. We currently derive, and expect to continue to derive, a large percentage of our revenue from end-user customers that are members of a small number of GPOs. For example, the five largest U.S. GPOs represented end-user customers that collectively accounted for approximately 35% of our net contract revenue for each of the years ended December 31, 2009 and 2010. Although our GPO pricing agreements are typically multi-year in duration, most of them may be terminated by either party with 60 or 90 days notice.

We distribute our products primarily through pharmaceutical wholesalers to the end-user customers. As is typical in the pharmaceutical industry, a significant amount of our products are sold to a small number of pharmaceutical wholesalers who supply end-users under our agreements with GPOs. Sales to the three largest pharmaceutical wholesalers in the U.S. market collectively represented approximately 79%, 89% and 85% of our net revenue for the years ended December 31, 2008, 2009 and 2010, respectively.

As end-users have multiple channels to access our products, we believe that we are not dependent on any single GPO, wholesaler or distributor for the distribution or sale of our products. No single end-user customer or group of affiliated end-user customers accounted for more than 10% of our net revenues for the years ended December 31, 2008, 2009 or 2010.

To help control our credit exposure, we routinely monitor the creditworthiness of customers, review outstanding customer balances and record allowances for bad debts as necessary. Historical credit loss has not been significant.

Cost of Goods Sold

Cost of goods sold includes the unit cost of each product sold, any related profit sharing or royalties pursuant to our supply agreements, third-party logistics and distribution costs, amortization of any capitalized approval-related milestone payments and, if applicable, freight-in costs. Cost of goods sold also includes a provision for inventory write-offs due to slow moving or expired products. Our products typically have a 24-month life cycle dating from manufacture to expiry of shelf-life.

Operating Expenses

We classify our operating expenses into the following three categories:

•	product development;

•	selling, general and administrative; and

•	equity in net loss of unconsolidated joint ventures.

Product Development

Our product development expenses consist of costs associated with our third-party product development collaborations, as well as internal costs incurred in connection with our third-party collaboration efforts. Our third-party development collaborations typically provide for achievement-based milestones to be paid by us throughout the product development process, typically upon: (i) signing of the development agreement; (ii) manufacture of the submission batches used in conjunction with the filing of an ANDA with the FDA; (iii) filing of an ANDA with the FDA; and (iv) FDA approval. Amortization of any capitalized approval-related milestone payments are included in cost of goods sold. In addition, depending upon the nature of the product and the terms of our collaboration, we may also provide or pay for API and samples of the reference-listed drug.

Selling, General and Administrative

Selling, general and administrative expenses consist of compensation for employees in executive and operational functions (including salary, bonus, stock compensation and other benefits), office expenses, business development expenses, all advertising and promotion costs, and business travel. After completion of this offering, we anticipate incurring a significant increase in general and administrative expenses as we operate as a public company. These increases will likely include increased costs for insurance, costs related to the hiring of additional personnel and payment to outside consultants, lawyers and accountants. We also expect to incur significant costs to comply with the corporate governance, internal control and similar requirements applicable to public companies.

Equity in Net Loss of Unconsolidated Joint Ventures

We currently have two collaborations structured as 50/50 joint ventures: our KSP and Sagent Strides joint ventures. We account for our 50% interest in each of these two joint ventures under the equity method of accounting. As a result, we record our investments in such joint ventures at cost on our consolidated balance sheet and periodically adjust the carrying amount of these investments to recognize the change in our share of the net assets of such joint ventures resulting from the net income or losses of such joint ventures. Through December 31, 2010, we have invested an aggregate of approximately $25.0 million and $2.8 million in our KSP and Sagent Strides joint ventures, respectively. We reflect our proportionate share of such joint ventures’ net losses in our consolidated statements of operations as “Equity in net loss of unconsolidated joint ventures.”

Change in Fair Value of Preferred Stock Warrants

In connection with the issuance of our Series B-1 preferred stock, we issued warrants to purchase an aggregate of 2,380,952 shares of Series B-1 preferred stock with an exercise price of $2.10 and warrants to purchase an aggregate of 2,040,816 shares of Series B-1 preferred stock at an exercise price of $2.45 per share, all of which were immediately exercisable at the time of issuance. Each warrant entitles its holder to purchase shares of our Series B-1 preferred stock or shares of the class and series of preferred stock issued by us to investors in a subsequent financing, subject to the terms and conditions set forth in the warrant agreement. For accounting purposes, these warrants are classified as liabilities in accordance with generally accepted accounting principles, and, as a result, the fair value of these warrants was recorded on our consolidated balance sheet at the time of their issuance and marked to market at each subsequent financial reporting period. The change in the fair value of the warrants is recorded in our consolidated statement of operations as “Change in fair value of preferred stock warrants.”

In connection with obtaining the requisite consents for this offering, we have agreed to amend the terms of our two outstanding warrants. As a result of such amendments, we expect to record a non-cash charge in the first half of 2011 of approximately $0.7 million to reflect the change in the estimated fair value of the amended warrants from what we had previously recorded based on their original terms. Notwithstanding the amendments, both of the warrants will expire at the closing of this offering if not exercised. The holder has agreed to exercise each of the warrants in full prior to the closing of this offering. See “Certain Relationships and Related Transactions—Amendment of Existing Warrants.”

Prior Material Weaknesses and Deficiencies and Subsequent Remediation

During the 2009 audit, deficiencies and material weaknesses in our system of internal controls over financial reporting were identified pertaining to both 2009 and 2008. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of an entity’s financial statements will not be prevented, or detected and corrected on a timely basis. Specifically, we did not have effective policies and procedures in place to appropriately estimate, reconcile, review and record amounts related to chargeback allowances and intangible assets, resulting in material weaknesses which impacted the accounting for net revenue and cost of goods sold in 2009 and the accounting for net revenue, cost of goods sold and development costs in 2008. Consequently, significant audit adjustments were recorded with respect to net revenue and cost of goods sold in 2009 and net revenue, cost of goods sold and development costs in 2008. Our system of internal controls also had deficiencies related to the estimation of potential product returns, the evaluation of reporting requirements for significant investees and subsidiaries, the capitalization of research and development costs, the estimation of other allowances and reserves, the estimation of forfeitures in stock-based compensation, the recording of accrued expenses and the segregation of duties.

We remediated these material weaknesses during 2010 through various initiatives including:

•	increased financial and accounting headcount and expertise during 2010, which will be further supplemented by additional accounting staffing in early 2011;

•	enhanced reconciliation procedures;

•	expanded management review processes and requirements;

•	increased analytical review procedures; and

•	implementation of quarterly management disclosure certification process.

No material weaknesses were identified in connection with our recently completed audit for 2010.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The most significant estimates in our consolidated financial statements are discussed below. Actual results could vary from those estimates.

Revenue Recognition

We recognize revenue when our obligations to a customer are fulfilled relative to a specific product and all of the following conditions are satisfied: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) delivery has occurred. Delivery is deemed to have occurred upon customer receipt of product, upon fulfillment of acceptance terms, if any, and when no significant contractual obligations remain. Net sales reflect reductions of gross sales for estimated wholesaler chargebacks, estimated contractual allowances and estimated early payment discounts. We also provide for estimated returns at the time of sale based on historic product return experience.

We have internal historical information on chargebacks, rebates and customer returns and credits which we use as the primary factor in determining the related provision and reserve requirements. Due to the similar nature of our generic injectable products and their primary use in hospital and clinical settings with generally consistent demand, we believe that this internal historical data, in conjunction with periodic review of available third-party data, provides a reliable basis for such estimates on existing and new products. In addition, subsequent adjustments to our prior year provisions and reserve requirements have been less than 1% of total consolidated net revenue on an annual basis in each of the three fiscal years ended December 31, 2010.

Shipping and handling fees billed to customers are recognized in net sales. Other shipping and handling costs are included in cost of goods sold.

Revenue Deductions

Chargebacks

The majority of our products are distributed through pharmaceutical wholesalers. In accordance with industry practice, sales to wholesalers are initially transacted at our wholesale list price. The wholesalers then generally sell to end-users, including U.S. hospitals, critical care centers, home health companies, surgical centers, dialysis centers, oncology treatment facilities, government facilities, pharmacies, other outpatient clinics and physicians, at a lower price based upon contracts between us and the end-user or its GPO. We record sales to a wholesaler and the resulting receivable at our list price. However, our experience indicates that most sales at list prices will eventually be amended, at the time the wholesaler sells to the end-user, to reflect a lower sale price based upon contract prices negotiated between the GPO or other buying group and us. Therefore, at the time of the sale, a contra asset is recorded for, and revenue is reduced by, the difference between the list price and the estimated average end-user contract price. This contra asset is calculated by product code, taking the expected number of outstanding wholesale units that will ultimately be sold under end-user contracts multiplied by the anticipated, weighted-average contract price. When the wholesaler ultimately sells the product to the end-user at the end-user contract price, the wholesaler charges us, or issues a chargeback, for the difference between the list price and the actual price paid by the end-user. Such chargeback is offset against the initial estimated contra asset.

The significant estimates inherent in the initial chargeback provision relate to the number of wholesale units pending chargeback and to the ultimate end-user contract selling price. We base the estimate for these factors on internal, product-specific sales and chargeback processing experience, wholesaler inventory stocking levels, current contract pricing and the expectation for future contract pricing changes and IMS data. Our chargeback provision is also potentially impacted by a number of market conditions including competitive pricing, competitive products and changes impacting demand in both the distribution channel and among the ultimate end-user customers. We believe the estimates incorporated within our chargeback provision reflect the most reasonably likely outcomes of actual chargeback experience.

We rely on internal data, wholesaler inventory reports and management estimates in order to estimate the amount of inventory in the channel subject to future chargeback. The amount of product in the channel is comprised of product at the wholesaler and that the wholesaler has yet to report as end-user sales. While we believe the estimates incorporated within our chargeback provision reflect the most reasonable likely outcomes of actual chargeback experience, as a sensitivity measure, a 1% decrease in estimated end-user contract selling prices would reduce net revenue for the year ended December 31, 2010, by $0.2 million and a 1% increase in wholesale units pending chargeback for the year ended December 31, 2010, would reduce net revenue by approximately $0.1 million.

The provision for chargebacks is presented in the financial statements as a reduction of gross revenue:

	For the year ended December 31,
	2008	2009	2010

	(amounts in thousands)
Balance at beginning of year	$76	$11,502	$11,740
Provision for chargebacks—current period sales	24,789	86,633	88,616
Credit or checks issued to third parties	(13,363)	(86,395)	(86,849)

Balance at end of period	$11,502	$11,740	$13,507

Cash Discounts

We offer cash discounts, generally 2% of the gross sales price, as an incentive for prompt payment and occasionally may offer greater discounts and extended payment terms in support of product launches or other promotional programs. Our wholesale customers typically pay within terms, and we account for cash discounts by reducing accounts receivable by the full amount of the discount offered at the time of sale. We consider payment performance and adjust the accrual to reflect actual experience.

The provision for cash discounts is presented in the financial statements as a reduction of gross revenue:

	For the year ended December 31,
	2008	2009	2010

	(amounts in thousands)
Balance at beginning of year	$10	$285	$371
Provision for cash discounts	943	2,532	4,012
Credit or checks issued to third parties	(668)	(2,446)	(3,682)

Balance at end of period	$285	$371	$701

Sales Returns

Consistent with industry practice, our return policy permits customers to return products within a window of time before and after the expiration of product dating. We provide for product returns and other customer credits at the time of sale by applying historical experience factors. We provide specifically for known outstanding returns and credits. The effect of any changes in estimated returns is taken in the current period’s income.

For returns of established products, we estimate the sales return accrual primarily based on historical experience regarding sales returns but also consider other factors that could impact sales returns, including levels of inventory in the distribution channel, estimated shelf life, product recalls, product discontinuances, price changes of competitive products and introductions of competitive new products. We take each of these factors into account and adjust the accrual periodically throughout each year to reflect actual experience.

The provision for sales returns is presented in the financial statements as a reduction of gross revenue:

	For the year ended December 31,
	2008	2009	2010

	(amounts in thousands)
Balance at beginning of year	$50	$706	$932
Provision for sales returns	723	780	2,619
Credit or checks issued to third parties	(67)	(554)	(1,671)

Balance at end of period	$706	$932	$1,880

Contractual Allowances

Consistent with pharmaceutical industry practice, contractual allowances, generally rebates or administrative fees, are offered to certain pharmaceutical wholesalers, GPOs and end-user customers. Settlement of rebates and fees may generally occur from one to five months from date of sale. We provide a provision for contractual allowances at the time of sale based on the historical relationship between sales and such allowances. Contractual allowances are reflected in the financial statements as a reduction of revenues and as a current accrued liability.

The provision for contractual allowances is presented in the financial statements as a reduction of gross revenue:

	For the year ended December 31,
	2008	2009	2010

	(amounts in thousands)
Balance at beginning of year	$9	$236	$496
Provision for contractual allowances	719	1,856	4,688
Credit or checks issued to third parties	(492)	(1,596)	(3,300)

Balance at end of period	$236	$496	$1,884

Inventories

Inventories, all of which are finished goods, are stated at the lower of cost (first in, first out) or market value. Inventories consist of products currently approved for marketing and may include certain products pending regulatory approval. From time to time, we capitalize inventory costs associated with products prior to receiving regulatory approval based on our judgment of probable future commercial success and realizable value. Such judgment incorporates management’s knowledge and best judgment of where the product is in the regulatory review process, market conditions, competing products and economic expectations for the product post-approval relative to the risk of manufacturing the product prior to approval. If final regulatory approval for such products is denied or delayed, we may need to provide for and expense such inventory. We had capitalized $0.3 million of inventory, related to one product, pending regulatory approval at December 31, 2010. We believe we will have provided all required information to obtain regulatory approval during the second quarter of 2011, and we anticipate approval of this product during the second half of 2011. No inventory pending regulatory approval was capitalized at December 31, 2009 or 2008.

We establish reserves for our inventory to reflect situations in which the cost of the inventory is not expected to be recovered. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current expected market conditions, including level of competition. We record provisions for inventory to cost of goods sold.

Accounting Estimates and Judgments

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on past experience and on other factors we deem reasonable given the circumstances. Past results help form the basis for our judgments about the carrying value of assets and liabilities that are not determined from other sources. Actual results could differ from those estimates. These estimates, judgments and assumptions are most critical with respect to our accounting for revenue recognition and related deductions, provision for income taxes, stock-based compensation, product development expenses and intangible assets.

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as net operating loss and capital loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the financial statements in the period that includes the legislative enactment date.

In assessing the potential for realization of deferred tax assets and establishing valuation allowances, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We also consider the scheduled reversal of deferred tax liabilities, projected future taxable income or losses, and tax planning strategies in making this assessment. Based upon our history of tax losses and projections for future taxable income over the periods in which the deferred tax assets are deductible, we do not believe realization of these tax assets is more likely than not. As a result, full valuation allowances for the deferred tax assets were established.

Furthermore, even if we generate taxable income in future years, our ability to use our deferred tax assets, such as our net operating losses, to reduce future federal income tax liability may be limited as a result of changes in equity ownership of our company preceding and in connection with this offering and/or previous or future offerings. For additional discussion, see “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock.”

Stock-Based Compensation

We recognize compensation cost for all share-base payments (including employee stock options) at fair value. We use the straight-line attribution method to recognize share-based compensation expense over the vesting period of the award.

We measure and recognize stock based compensation expense for performance based options if the performance measures are considered probable of being achieved. We evaluate the probability of the achievement of the performance measures at each balance sheet date. If it is not probable that the performance measures will be achieved, any previously recognized compensation cost would be reversed.

We estimate the value of stock options on the date of grant using a Black-Scholes option pricing model that incorporates various assumptions. The risk-free rate of interest for the average contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is zero as we had not paid nor do we anticipate paying any dividends. We used the “simplified method” described in SEC Staff Accounting Bulletin Topic 14 where the expected term of awards granted is based on the midpoint between the vesting date and the end of the contractual term. We do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the shares not being publicly traded. Expected volatility is based on the historical volatility of similar companies’ stock. The weighted-average estimated values of employee stock option grants and rights granted under our employee stock purchase plan as well as the weighted-average assumptions that were used in calculating such values during the last three years were based on estimates at the date of grant as follows:

	For the year ended December 31,
	2008	2009	2010
Volatility	51%	63%	65%
Risk-free interest rate	3.49%	2.40%	1.60%
Expected term	6 years	6 years	6 years
Expected dividends	—	—	—
Weighted-average grant date fair value of options granted	$2.27	$2.51	$7.21

Stock options outstanding that have vested or are expected to vest as of December 31, 2010, were as follows:

	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual term	Aggregate intrinsic value(1)
Vested	330,190	$3.65	7.7	$3,014
Expected to vest	1,475,156	7.16	9.0	8,288

Total	1,805,346	$6.52	8.8	$11,302

(1)	Represents the difference between the exercise price and $12.78, the estimated fair value of our common stock on December 31, 2010, for in-the-money options.

Stock options outstanding that have vested or are expected to vest as of December 31, 2010, were as follows:

	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual term	Aggregate intrinsic value(1)
Vested	330,190	$3.65	7.7	$3,748
Expected to vest	1,475,156	7.16	9.0	11,569

Total	1,805,346	$6.52	8.8	$15,317

(1)

Represents the difference between the exercise price and $15.00 per share, which is the midpoint of the initial public offering price range indicated on the cover of this prospectus, for in-the-money options.

Stock Option Activity

The following table sets forth stock option activity for the years ended December 31, 2008, 2009 and 2010:

	Options outstanding		Exercisable options
	Number of shares	Weighted- average exercise price	Number of shares	Weighted- average exercise price
Outstanding at January 1, 2008	148,926	1.80	22,892	$1.65

Granted	671,816	4.23
Exercised	(12,854)	1.25
Canceled	(1,499)	3.68

Outstanding at December 31, 2008	806,389	3.84	51,067	$1.88

Granted	347,547	4.31
Exercised	(23,497)	2.59
Canceled	(45,464)	3.84

Outstanding at December 31, 2009	1,084,975	4.00	171,145	$3.29

Granted	793,654	9.72
Exercised	(57,861)	3.76
Canceled	(15,422)	5.91

Outstanding at December 31, 2010	1,805,346	$6.52	330,190	$3.65

As of December 31, 2008, the weighted-average remaining contractual life of options outstanding and options exercisable were 9.5 years and 8.5 years, respectively. As of December 31, 2009, the weighted-average remaining contractual life of options outstanding and options exercisable were 8.9 years and 8.2 years, respectively. As of December 31, 2010, the weighted-average remaining contractual life of options outstanding and options exercisable were 8.8 years and 7.7 years, respectively.

The total intrinsic value of options exercised in 2008, 2009 and 2010 was $38,000, $41,000 and $378,000, respectively. The total fair value of options vested in 2008, 2009 and 2010 was approximately $74,000, $356,000 and $917,000, respectively. As of December 31, 2008, there was $1.7 million of unrecognized stock-based compensation expense related to unvested stock options, which will be recognized over a weighted-average period of 2.8 years. As of December 31, 2009, there was $2.2 million of unrecognized stock-based compensation expense related to unvested stock options, which will be recognized over a weighted-average period of 2.4 years. As of December 31, 2010, there was $6.5 million of unrecognized stock-based compensation expense related to unvested stock options, which will be recognized over a weighted-average period of 2.6 years.

The following table presents the grant dates and related exercise prices of stock options granted in the years ended December 31, 2009 and 2010.

Date of Issuance	Number of Shares	Exercise or Purchase Price per Share	Per Share Estimated Fair Value of Common Stock	Per Share Weighted Average Estimated Fair Value of Options
March 4, 2009	6,124	$4.23	$4.23	$2.25
May 13, 2009	17,862	$4.23	$4.23	$2.25
September 8, 2009	12,121	$4.23	$4.23	$2.25
December 11, 2009	311,440	$4.31	$4.15	$2.59
March 25, 2010	638	$4.31	$4.15	$2.59
June 25, 2010(1)	59,328	$4.31	$10.19	$7.84
July 23, 2010(1)	146,087	$4.31	$10.19	$7.84
December 2, 2010	582,370	$11.60	$11.44	$6.98
December 14, 2010	5,231	$11.60	$11.44	$6.98

(1)

As more fully described below, subsequent to the completion of our 2010 annual valuation, we reassessed the valuation of our common stock at June 30, 2010 as $10.19 per common share, and revised our calculation of the fair value of options granted to employees during June and July 2010.

In general, we have historically granted stock options at exercise prices at, or slightly higher than, the estimated fair value of our common stock as determined by our board of directors and management. Our board of directors has historically determined the estimated fair value of our common stock on the date of grant based on a number of objective and subjective factors, including:

•	the prices at which we sold shares of preferred stock;

•	the superior rights and preferences of securities senior to our common stock at the time of each grant;

•	the likelihood of achieving a liquidity event such as an initial public offering, sale or dissolution of our company;

•	our historical operating and financial performance, status of our product development efforts and our most recent forecasts;

•	comparison with more recent forecasts upon which our annual valuations were based;

•	achievement of enterprise milestones, including product approval or launch and our entering into collaboration and license agreements; and

•	external market conditions affecting our industry sector.

The valuations were prepared consistent with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “Practice Aid”). We used the guideline company method and the similar transaction method of the market approach, which looks at projected future cash flows, to value our company from among the alternatives discussed in the Practice Aid. In addition, as we have several series of preferred stock outstanding, it was also necessary to allocate our company’s value to the various classes of stock, including stock options. As provided in the Practice Aid, there are several approaches for allocating enterprise value of a privately-held company among the securities held in a complex capital structure. The possible methodologies include the probability-weighted expected return method, the option-pricing method and the current value method.

We used the probability-weighted expected return method described in the Practice Aid to allocate the enterprise values to the common stock. Under this method, the value of our common stock is estimated based upon an analysis of future values for our company assuming various future outcomes, the timing of which is based on the plans of our board of directors and management. Under this approach, share value is based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the rights of each share class. We estimated the fair value of our common stock using a probability-weighted analysis of the present value of the returns afforded to our stockholders under each of the four possible future scenarios. Three of the scenarios assumed a shareholder exit, either through an initial public offering or a sale of our company. The fourth scenario assumed a dissolution of our company with no value in the equity of the company. The table below sets forth the key assumptions used to determine the fair value of our common stock for options granted between December 2009 and March 2010:

	Term (years)	Probability	Discount Rate
IPO	1.08	60%	24%
Medium-term strategic sale or IPO	2.00	20%	24%
Long-term strategic sale or IPO	3.09	10%	24%
Dissolution	—	10%	0%

In each of the last three years, our management has performed an annual valuation during the fourth quarter of each year. These annual valuations performed by management have been used by our board of directors to estimate the fair value of our common stock as of each option grant date listed and by management in calculating share-based compensation expense. Our board of directors uses the most recent annual valuation provided by management for determining the fair value of our common stock unless a specific event occurs that necessitates an interim valuation.

During the nine months ended September 30, 2010, our board of directors granted stock options at various dates as set forth in the table above, each having an exercise price of $4.31 per common share, compared to the 2009 annual valuation of $4.15 per common share. The board of directors considered the 2009 annual valuation as of November 30, 2009, and concluded that key milestones and financial results included in the valuation progressed significantly in line with the assumptions therein to warrant continued reliance on the 2009 annual valuation. In addition, no events or milestones that were not contemplated within that valuation and that would materially affect the valuation have occurred. The board of directors also believes that the relative probabilities and weighting of the four scenarios assumed in the valuation remained relevant and that financial market conditions were consistent with conditions at the time of the 2009 annual valuation in subsequent 2010 grants.

During 2010, our board of directors and management continued to rely upon our historic procedure of compiling and utilizing annual fourth quarter valuations regarding stock option grants in the following year and relied on our prior annual, November 30, 2009 valuation in the valuation of stock option grants through the nine months ended September 30, 2010. The principal reasons that our board believed that contemporaneous valuations were not required at each grant date include:

•

key milestones and financial results assumed in the valuation, including the approval and subsequent launch of our heparin products in 2010, had unfolded sufficiently as expected, or slower than expected, with the assumptions inherent in the valuation and no events or milestones unforeseen in the valuation (which would have materially affected the valuation) had occurred;

•	the relative probabilities, weighting and expected time span between the grant and assumed scenario in each of the four scenarios remained consistent;

•	financial market conditions were reviewed and deemed consistent with such conditions at the time of the valuation;

•

in each of March, April and August 2010, we sold shares of Series B and Series B-1 preferred stock to independent third parties at $1.40 per share indicating a consistent value of equity securities; and

•	the relative cost of such valuations and materiality of stock compensation to the financial statements taken as a whole.

During the quarter ended December 31, 2010, we updated our valuation in accordance with our normal process. We also issued stock options during December 2010 as set forth in the table above, each having an exercise price of $11.60, as compared to $11.44 from the valuation of the common stock fair value. The table below sets forth the key assumptions used to determine the fair value of our common stock during the quarter ended December 31, 2010:

	Term (years)	Probability	Discount Rate
IPO	0.50	48%	21%
Medium-term strategic sale or IPO	1.08	32%	21%
Long-term strategic sale or IPO	2.67	10%	21%
Dissolution	—	10%	0%

Subsequent to the completion of the annual 2010 valuation of our common stock on October 31, 2010, we reassessed the estimated fair value of our common stock used to value options to purchase our common stock granted during June and July 2010. To determine the value of our common stock, we used the probability-weighted expected return method to allocate enterprise value to our common stock at June 30, 2010. The table below sets forth the key assumptions used to determine the fair value of our common stock at June 30, 2010:

	Term (years)	Probability	Discount rate
IPO	0.83	48%	22%
Medium term strategic sale or IPO	1.42	32%	22%
Long-term strategic sale or IPO	3.00	10%	22%
Dissolution	—	10%	0%

The reassessed fair value of our common stock, $10.19 per common share, was used to estimate a revised valuation for options granted in June and July 2010. We recorded $27,000 of incremental compensation expense during the fourth quarter to account for this revision.

The increase in the common stock fair value used in the reassessed fair value of common stock at June 30, 2010 as compared to the fair value calculated in the 2009 annual valuation resulted principally from the approval by the FDA of our heparin products in June 2010. As a result of this approval, we had a higher degree of confidence that we could obtain an increase in our value satisfactory to our existing shareholders to justify a nearer-term initial public offering, thereby lowering the probability that such shareholder would assert the liquidation preference inherent in their preferred stock and consequently enhancing the equity value attributable to our common stock.

The increase in the common stock fair value used in the December 2010 stock option grants as compared to the reassessed fair value of common stock at June 30, 2010 resulted from: (i) our heparin products began to achieve commercial success at the end of the 2010 third quarter; (ii) we initiated activities toward an initial public offering in August 2010; and (iii) we held an organizational meeting and began drafting the initial documentation necessary to complete such initial public offering in September 2010. These factors contributed to increased confidence that we could obtain an increase in our value satisfactory to our existing shareholders to justify a nearer-term initial public offering, thereby lowering the probability that they would assert the liquidation preference inherent in their preferred shares and increasing the equity value attributable to our common shares.

There are significant judgments and estimates inherent in the determination of the valuation, including assumptions regarding our future performance, the time to complete the initial public offering or other liquidity event, and the timing and probability of launching our product candidates, as well as determinations of the appropriate valuation methods. Had we made different assumptions, our share-based compensation expense, net loss and net loss per share could have been significantly different.

We have also granted performance based stock options with terms that allow the recipients to vest in a specific number of shares based upon the achievement of certain performance measures, as specified in the grants. Share-based compensation expense associated with these stock options is recognized over the requisite service period of the awards or the implied service period, if shorter.

While the assumptions used to calculate and account for share-based compensation awards represent management’s best estimates, these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if revisions are made to our underlying assumptions and estimates, our share-based compensation expense could vary significantly from period-to-period.

During 2010, we issued 32,714,284 shares of Series B preferred stock at $1.40 per share. The premium of the preferred share price over the common share value used in the stock compensation calculations related primarily to the liquidation preference rights held by the holders of preferred stock and the probability that such liquidation preference rights would be exercised by the holders of preferred stock.

Product Development

Product development costs are expensed as incurred. These expenses include the costs of our internal product development efforts, acquired in-process product development, as well as both external and internal costs incurred in connection with our third-party collaboration efforts. Our third-party development collaborations typically provide for achievement-based milestones to be paid by us throughout the product development process, typically upon: (i) signing of the development agreement; (ii) manufacture of the submission batches used in conjunction with the filing of an ANDA with the FDA; (iii) filing of an ANDA with the FDA; and (iv) FDA approval. In addition, depending upon the nature of the product and the terms of our collaboration, we may also provide or pay for API and samples of the reference-listed drug.

Preapproval milestone payments made under contract product development arrangements or product licensing arrangements prior to regulatory approval are expensed as a component of product development when the related milestone is achieved. Once the product receives regulatory approval, we record any subsequent milestone payments as an intangible asset to be amortized on a straight-line basis as a component of cost of goods sold over the related license period or the estimated life of the acquired product, which ranges from three years to seven years with a weighted-average of four years prior to the next renewal or extension as of December 31, 2010. This methodology represents the period during which estimated cash flows will be derived from such payments. We make the determination whether to capitalize or expense amounts related to the development of new products and technologies through agreements with third parties based on our ability to recover its cost in a reasonable period of time from the estimated future cash flows anticipated to be generated pursuant to each agreement. Market, regulatory and legal factors, among other things, may affect the ability to realize projected cash flows that an agreement was initially expected to generate. We regularly monitor these factors and subject all capitalized costs to periodic impairment testing.

Intangible Assets

Certain amounts paid to third parties related to the development of new products and technologies, as described above, are capitalized and included in intangible assets in the accompanying consolidated balance sheets.

Recently Adopted Accounting Standards

Effective January 1, 2009, the Company adopted new guidance related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This new guidance prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements. There was no effect to retained earnings upon adoption.

In August 2009, new guidance was issued on the fair value measurement of liabilities, clarifying that in circumstances where a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more specified techniques. The Company adopted this guidance on October 1, 2009. Adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

Results of Operations

Years Ended December 31, 2008, 2009 and 2010

The following table presents our consolidated statements of operations for the years ended December 31, 2008, 2009 and 2010 and forms the basis for the following discussion of our operating activities and results of operations:

	For the year ended December 31,			2009 vs. 2008		2010 vs. 2009
	2008	2009	2010	$	%	$	%
	(amounts in thousands)
Net revenue	$12,006	$29,222	$74,056	$17,216	143%	$44,834	153%
Cost of sales	11,933	28,785	65,013	16,852	141%	36,228	126%

Gross profit	73	437	9,043	364	499%	8,606	1,969%
Operating expenses:
Research and development	14,944	12,404	11,223	(2,540)	(17)%	(1,181)	(10)%
Selling, general and administrative	15,024	16,677	18,931	1,653	11%	2,254	14%
Equity in net loss of joint ventures	1,087	1,491	1,476	403	37%	(15)	(1)%

Total operating expense	31,055	30,572	31,630	(484)	(2)%	1,058	3%

Loss from operations	(30,982)	(30,135)	(22,587)	848	(3)%	7,548	(25)%
Interest income and other	527	66	34	(462)	(88)%	(32)	(48)%
Interest expense	—	(467)	(1,129)	(467)	100%	(662)	142%
Change in value of preferred stock warrants	—	—	(813)	—	—	(813)	100%

Loss before income taxes	(30,455)	(30,536)	(24,495)	(81)	0%	6,041	(20)%
Provision for income taxes	—	—	—	—	—	—

Net loss	$(30,455)	$(30,536)	$(24,495)	$(81)	0%	$6,041	(20)%

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net revenue.    Net revenue for the year ended December 31, 2010 totaled $74.1 million, an increase of $44.8 million, or 153%, as compared to $29.2 million in 2009. The launch of 25 codes or presentations of eight new products, including nine codes of heparin, and the launch of two additional codes for existing products, represented $24.7 million, or 55%, of the net revenue increase in 2010 as compared to 2009. During 2010, net revenue from products launched in 2009 totaled $13.8 million, an increase of $10.3 million, as compared to $3.5 million in 2009. The increase in net revenue from products launched in 2009 was due primarily to the inclusion of a full twelve-months net revenue for those products and increased market penetration. Net revenue in 2010 for products launched prior to 2009 totaled $35.6 million, an increase of $9.8 million, or 22%, as compared to $25.7 million in 2009, and represented 22% of the total net revenue increase for the period. This increase resulted from a 201% increase in unit volumes due to increased market penetration while average selling prices remained consistent with the prior year.

Cost of goods sold.    Cost of goods sold for the year ended December 31, 2010 totaled $65.0 million, an increase of $36.2 million, or 126%, as compared to $28.8 million for 2009. Gross profit as a percentage of net revenue was 12.2% and 1.5% for the years ended December 31, 2010 and 2009, respectively. The increase in gross profit as a percentage of net revenue was primarily driven by our introduction of new, higher margin products, principally heparin and topotecan, which contributed to a higher overall gross margin.

Product development.    Product development expense for the year ended December 31, 2010 totaled $11.2 million, a decrease of $1.2 million, or 10%, as compared to $12.4 million for 2009. The decrease in product development expense was mainly a result of the timing of third-party development activities as the number and the expected total cost of products under development did not change significantly period-over-period.

Selling, general and administrative.    Selling, general and administrative expenses for the year ended December 31, 2010 totaled $18.9 million, an increase of $2.2 million, or 14%, as compared to $16.7 million for 2009. The dollar increase in selling, general and administrative expense was primarily due to an increase in headcount and related expenses and corporate infrastructure to support our anticipated growth and the write off of amounts due from a supplier under our profit sharing arrangement. The amount due from a supplier under our profit sharing agreement has been included in selling, general and administrative expense as it relates to amounts prepaid to the supplier under the agreement which will not be recouped following the termination of the agreement in mid-2010. Selling, general and administrative expense as a percentage of net revenues was 26% and 57% for the years ended December 31, 2010 and 2009, respectively; the reduction reflecting the benefit of increased net sales across our existing sales and marketing organization which had been established in anticipation of new product launches.

Equity in net loss of unconsolidated joint ventures.    Equity in net loss of unconsolidated joint ventures for the year ended December 31, 2010 totaled $1.5 million, a decrease of less than $0.1 million, or 1%, as compared to $1.5 million for 2009. The decrease was primarily due to a decrease in product development expenses associated with our Sagent Strides joint venture, partially offset by an increase in start-up costs associated with our KSP joint venture.

Interest income and other.    Interest income and other for the year ended December 31, 2010 and 2009 totaled less than $0.1 million and $0.1 million, respectively.

Interest expense.    Interest expense for the year ended December 31, 2010 totaled $1.1 million, an increase of $0.7 million, or 142%, as compared to $0.5 million for 2009. The increase was principally due to higher average borrowings during 2010 as compared to 2009 under our senior secured revolving credit facility.

Change in fair value of preferred stock warrants.    Change in fair value of preferred stock warrants for the year ended December 31, 2010 was $0.8 million resulting from the change in the fair value from issuance on April 6, 2010 through December 31, 2010.

Provision for income taxes.    We have generated tax losses since inception and do not believe that it is more likely than not that the net operating loss carryforwards and other deferred tax assets will be utilized. As a result, we have decided that a full valuation allowance is needed against the deferred tax assets. Net operating loss carryforwards were $21.3 million and $16.0 million for the years ended December 31, 2009 and 2010, respectively, and will expire in 2029 and 2030, respectively.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net revenue.    Net revenue for the year ended December 31, 2009 totaled $29.2 million, an increase of $17.2 million, or 143%, as compared to $12.0 million in 2008. The launch of seven new product families during 2009 contributed $3.5 million, or 20%, of the net revenue increase. Net revenue from products launched in 2008 was $22.4 million in 2009, an increase of $12.5 million, as compared to $9.9 million for the same period of 2008. The 2009 increase in net revenue from 2008 product launches was due to the inclusion of a full 12 months of sales from these products in 2009 and associated increased market penetration. Net revenue in 2009 from products launched in 2007 totaled $3.3 million, an increase of $1.7 million, or 111%, as compared to $1.6 million for such products in the same period of 2008; the increase resulting from a 130% increase in unit volumes resulting from increased market penetration partially offset by a 8% decrease in average selling prices due to additional competition in the market place.

Cost of goods sold.    Cost of goods sold for the year ended December 31, 2009 totaled $28.8 million, an increase of $16.9 million, or 141%, as compared to $11.9 million for the same period of 2008. The increase was due mainly to increased volume of pre-existing products during the year as well as new product launches. Gross profit as a percentage of net revenue was 1.5% and 0.6% for the years ended December 31, 2009 and 2008, respectively. In each period, our gross margin was adversely impacted by competitive market conditions with respect to our anti-infective products, as well as the terms of our collaboration agreements for such products.

Product development.    Product development expense for the year ended December 31, 2009 totaled $12.4 million, a decrease of $2.5 million, or 17%, as compared to $14.9 million for the same period of 2008. The decrease in product development expense was mainly a result of the timing of development activities as the number of products under development did not change significantly year-over-year.

Selling, general and administrative.    Selling, general and administrative expenses for the year ended December 31, 2009 totaled $16.7 million, an increase of $1.7 million, or 11%, as compared to $15.0 million for the same period of 2008. Selling, general and administrative expense as a percentage of net revenues was 57% and 125% for the years ended December 31, 2009 and 2008, respectively. The dollar increase in selling, general and administrative expense was primarily due to an increase in headcount and related expenses and corporate infrastructure to support our anticipated growth.

Equity in net loss of unconsolidated joint ventures.    Equity in net loss of unconsolidated joint ventures for the year ended December 31, 2009 totaled $1.5 million, an increase of $0.4 million, or 37%, as compared to $1.1 million for the same period of 2008. The increase was primarily due to continued start-up activities associated with our joint ventures.

Interest income and other.    Interest income and other for the year ended December 31, 2009 totaled $0.1 million, a decrease of $0.5 million as compared to $0.5 million for the same period of 2008. The decrease was primarily due to lower average invested cash balances during the year ended December 31, 2009 as compared to the same period of 2008.

Interest expense.    Interest expense for the year ended December 31, 2009 totaled $0.5 million, an increase of $0.5 million, as compared to $0.0 million for the same period of 2008. The increase was due to the borrowings we incurred under our senior secured revolving credit facility in 2009. We had no outstanding borrowings during 2008.

Provision for income taxes.    We have generated tax losses since inception and do not believe that it is more likely than not that the losses and other deferred tax assets will be utilized. As a result, we have decided that a full valuation allowance is needed against the deferred tax assets. Net operating loss carryforwards were $21.3 million and $18.7 million for the years ended December 31, 2009 and 2008, respectively, and will expire in 2029 and 2028, respectively.

Quarterly Results of Operations

The following tables set forth unaudited quarterly consolidated statements of operations data for fiscal years 2009 and 2010. We have prepared the statement of operations data for each of these quarters on the same basis as the audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, each statement of operations includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net revenue	$5,352	$7,373	$7,248	$9,249	$8,644	$10,560	$21,269	$33,583
Cost of sales	4,805	7,519	6,882	9,579	8,351	10,658	18,535	27,469

Gross profit	547	(146)	366	(330)	293	(98)	2,734	6,114
Operating expenses:
Product development	4,313	3,540	2,058	2,493	2,794	3,272	2,534	2,623
Selling, general and administrative	4,020	4,015	4,052	4,590	4,166	4,355	4,481	5,929
Equity in net loss of unconsolidated joint ventures	446	249	412	384	435	332	212	497

Total operating expense	8,779	7,804	6,522	7,467	7,395	7,959	7,227	9,049
Loss from operations	(8,232)	(7,950)	(6,156)	(7,797)	(7,102)	(8,057)	(4,493)	(2,935)
Interest income & other	28	21	9	8	4	4	14	12
Interest expense	—	(35)	(188)	(244)	(239)	(228)	(243)	(419)
Change in value of preferred stock warrants	—	—	—	—	—	(408)	(140)	(265)

Loss before income taxes	(8,204)	(7,964)	(6,335)	(8,033)	(7,337)	(8,689)	(4,862)	(3,607)
Provision for income taxes	—	—	—	—	—	—	—	—

Net loss	$(8,204)	$(7,964)	$(6,335)	$(8,033)	$(7,337)	$(8,689)	$(4,862)	$(3,607)

	2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net revenue	100%	100%	100%	100%	100%	100%	100%	100%
Cost of sales	90%	102%	95%	104%	97%	101%	87%	82%

Gross profit	10%	(2)%	5%	(4)%	3%	(1)%	13%	18%
Operating expenses:
Product development	81%	48%	28%	27%	32%	31%	12%	8%
Selling, general and administrative	75%	54%	56%	50%	48%	41%	21%	18%
Equity in net loss of unconsolidated joint ventures	8%	3%	6%	4%	5%	3%	1%	1%

Total operating expense	164%	106%	90%	81%	86%	75%	34%	27%
Loss from operations	(154)%	(108)%	(85)%	(84)%	(82)%	(76)%	(21)%	(9)%
Interest income & other	1%	0%	0%	0%	0%	0%	0%	0%
Interest expense	0%	0%	(3)%	(3)%	(3)%	(2)%	(1)%	(1)%
Change in value of preferred stock warrants	0%	0%	0%	0%	0%	(4)%	(1)%	(1)%

Loss before income taxes	(153)%	(108)%	(88)%	(87)%	(85)%	(82)%	(23)%	(11)%
Provision for income taxes	0%	0%	0%	0%	0%	0%	0%	0%

Net loss	(153)%	(108)%	(88)%	(87)%	(85)%	(82)%	(23)%	(11)%

Our net revenues increased by $10.7 million and $12.3 million between the second and third quarters of 2010 and between the third and fourth quarters of 2010, respectively. In early July 2010, we launched nine different presentations of heparin sodium injection in latex-free vials following FDA’s approval of our three heparin ANDAs, including 1,000 USP units per mL, 10,000 USP units per 10 mL, 30,000 USP units per 30 mL, 10,000 USP units per mL, 40,000 USP units per 4 mL, 5,000 USP units per mL, 50,000 USP units per 10 mL, 2,000 USP units per 2 mL and 20,000 USP units per mL. We are currently one of three suppliers of heparin finished product in the U.S. market. Our heparin products accounted for approximately 33%, 38% and 26% of our net revenue for the three month periods ended September 30 and December 31, 2010 and for the full year ended December 31, 2010, respectively.

Our net revenues in the fourth quarter of 2010 were favorably impacted by stocking orders associated with the launch of our new topotecan product in early December 2010. As a result, we do not expect sequential revenue growth in the first quarter of 2011.

Liquidity and Capital Resources

Our primary uses of cash are to fund working capital requirements, product development costs, operating expenses, acquisition of product rights and investments in our KSP and Sagent Strides joint ventures. Historically, we have funded our operations primarily through private placements of preferred stock and other equity securities supplemented with borrowings under our senior secured revolving credit facility. As of December 31, 2010, we had received net proceeds of approximately $158.8 million from the sale of equity securities since our inception and had $20.7 million of outstanding borrowings under our senior secured revolving credit facility. As of December 31, 2010, our principal sources of liquidity consisted of cash and cash equivalents of $34.7 million.

We intend to use the net proceeds from this offering for general corporate purposes, which we expect to include funding working capital, operating expenses, the continued development of our product pipeline and portfolio, the maintenance and expansion of our current collaboration arrangements, the strengthening of our existing commercial organization and the selective pursuit of business development opportunities in our focus segment areas. See “Use of Proceeds.”

Funding Requirements

As of the date of this prospectus, we have not generated any operating profit and we do not expect to do so in the near term. We expect our continuing operating losses to result in the continued use of cash used for operations. Our future capital requirements will depend on a number of factors, including the continued commercial success of our existing products, including additional market share gains by our heparin products, launching the 46 products that are represented by our 77 ANDAs that have been recently approved or are pending approval by the FDA as of December 31, 2010 and successfully identifying and sourcing other new product opportunities.

Based on our existing business plan, we expect the net proceeds of this offering, together with our existing sources of liquidity as of the date of this prospectus, will be sufficient to fund our planned operations, including the continued development of our product pipeline, for at least the next 12 months. However, we may require additional funds earlier than we currently expect to in the event we change our business plan or encounter unexpected developments, including unforeseen competitive conditions within our product markets, changes in the regulatory environment or the loss of key relationships with suppliers, GPOs or end-user customers.

If required, additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. For example, if we raise additional funds by issuing equity securities or by selling convertible debt securities, further dilution to our existing stockholders may result. To the extent our capital resources are insufficient to meet our future capital requirements, we will need to finance our future cash needs through public or private equity offerings or debt financings.

If adequate funds are not available, we may be required to terminate, significantly modify or delay the development or commercialization of new products. We may elect to raise additional funds even before we need them if the conditions for raising capital are favorable.

Cash Flows

Overview

On December 31, 2010, cash and cash equivalents (restricted and unrestricted) on hand totaled $34.7 million, working capital totaled $32.8 million and our current ratio (current assets to current liabilities) was approximately 1.5 to 1. During the year ended December 31, 2010, we received net proceeds of approximately $45.6 million from the sale of equity securities. The following table summarizes our sales of preferred stock during this period:

Date Completed	Proceeds
March 22, 2010	$9,800,000
April 6, 2010	30,000,000
August 12, 2010	1,000,000
August 20, 2010	5,000,000

Total	$45,800,000

The following tables summarize key elements of our financial position and sources and uses of cash and cash equivalents as of each of the three years ended December 31, 2008, 2009 and 2010:

	As of December 31,
	2008	2009	2010
	(amounts in thousands)
Summary of Financial Position:
Cash and cash equivalents (restricted and unrestricted)	$25,788	$8,139	$34,684
Working capital	19,675	16,161	32,775
Total assets	51,040	65,096	118,589
Long-term debt and notes payable	—	4,518	20,726

	For the year ended December 31,
	2008	2009	2010
	(amounts in thousands)
Net cash (used in) provided by:
Operating activities	$(24,870)	$(42,781)	$(27,797)
Investing activities	(12,380)	(9,443)	(7,276)
Financing activities	30,016	34,297	61,718

Net (decrease) increase in cash and cash equivalents	$(7,234)	$(17,927)	$26,645

Sources and Uses of Cash

Operating activities.    Net cash used in operating activities was $27.8 million for the year ended December 31, 2010. This net use of cash was primarily due to the net loss for the period of $24.5 million and $7.8 million used to fund increased working capital in support of increased sales volume and the launch of new products.

Net cash used in operating activities was $42.8 million for the year ended December 31, 2009. This net use of cash was primarily due to the net loss for the period of $30.5 million. In addition, acquisition of inventory resulted in a net cash use of $12.5 million to meet future sales demands and launch new products. Accounts receivable increased over the prior year as a result of higher sales, causing a $6.7 million use of cash. These cash outflows were partially offset by a $9.3 million increase in accounts payable and accrued liabilities resulting from increases in inventory and $4.0 million of non-cash expenses related to amortization of intangibles.

Net cash used in operating activities was $24.9 million for the year ended December 31, 2008. This net use of cash was primarily due to the net loss for the period of $30.5 million. In addition, acquisition of inventory resulted in a net cash use of $5.7 million to meet future sales demands and launch new products. These cash outflows were partially offset by increased accounts payable and accrued liabilities, which contributed $7.9 million in cash inflows, as a result of the need to finance both increased inventory and operating expenses and by $1.8 million in non-cash expenses related to amortization of intangibles.

Investing activities.    Net cash used in investing activities was $7.3 million for the year ended December 31, 2010. This use of cash was primarily attributable to $5.2 million of funding provided to our joint ventures and the use of $1.8 million to acquire product license and development rights.

Net cash used in investing activities was $9.4 million for the year ended December 31, 2009. This use of cash was primarily due to the funding of our joint ventures.

Net cash used in investing activities was $12.4 million for the year ended December 31, 2008 and was primarily attributable to $7.5 million of funding provided to our joint ventures and the use of $4.6 million to acquire product license and development rights.

Financing activities.    Net cash provided by financing activities was $61.7 million for the year ended December 31, 2010, which included $45.4 million relating to the issuance of 32.7 million shares of Series B preferred stock and $16.2 million from an increase in borrowings under our senior secured revolving credit facility.

Net cash provided by financing activities was $34.3 million for the year ended December 31, 2009, which included $30.0 million relating to the issuance of 30 million shares of Series A preferred stock and $4.5 million in borrowings under our senior secured revolving credit facility.

Net cash provided by financing activities totaled $30.0 million for the year ended December 31, 2008, which included $30.0 million relating to the issuance of 30 million shares of Series A preferred stock.

Senior Secured Revolving Credit Facility

On June 16, 2009, we entered into a senior secured revolving credit facility with Midcap Financial, LLC pursuant to which we are able to borrow up to $15.0 million in revolving loans, subject to borrowing availability. The borrowing availability is calculated based on eligible accounts receivable and inventory. The senior secured revolving credit facility expires June 16, 2013. Borrowings under the senior secured revolving credit facility may be used for general corporate purposes, including funding working capital. Amounts drawn bear an interest rate equal to either an adjusted London Interbank Offered Rate (“LIBOR”), plus a margin of 5.50%, or an alternate base rate plus a margin of 4.50%. Loans under the senior secured revolving credit facility are secured by substantially all of our assets. In December 2010, the senior secured revolving credit facility was amended to increase the facility by $10.0 million to $25.0 million and the expiration date was extended to June 2013.

As of December 31, 2010, we had $20.7 million of outstanding borrowings under our senior secured revolving credit facility, which represented our maximum borrowing availability as of that date based on our borrowing base calculation.

The senior secured revolving credit facility contains various covenants, including net sales performance, ability to incur additional indebtedness, create liens, make certain investments, pay dividends, sell assets, or enter into a merger or acquisition. On March 8, 2011, the senior secured revolving credit facility was amended to, among other things, permit the entry into our new term loan credit facility and the incurrence of debt and granting of liens thereunder and require that its parent company, Sagent Holding Co. become a borrower under the senior secured revolving credit facility within 30 days of consummation of this offering. With respect to dividends, our principal operating subsidiary, as the borrower under the senior secured credit facility, is currently prohibited, subject to certain limited exceptions, from declaring dividends or otherwise making any distributions, loans or advances to Sagent Holding Co. and this restriction will continue until it becomes a borrower under the senior secured revolving credit facility. This restriction has not had a negative effect on the ability of the parent company to meet its cash obligations since we have funded our operations to date primarily from sales of preferred stock and other equity securities of the parent company. Going forward, we do not expect that this restriction will have a negative effect on the ability of the parent company to meet its future cash obligations as it will have access to the net proceeds from this offering and we expect this restriction to terminate shortly after the offering. As of December 31, 2010, we were in compliance with all the covenants under the senior secured revolving credit facility.

For additional information regarding the terms of the senior secured revolving credit facility, see “Description of Certain Indebtedness.”

Term Loan Credit Facility

On March 8, 2011, we entered into a $15.0 million term loan credit facility with Midcap Funding III, LLC, as agent and a lender, and the other financial institutions party thereto, as lenders. The term loan credit facility is coterminous with the senior secured revolving credit facility and expires June 16, 2013. Borrowings under the term loan facility may be used for general corporate purposes, including funding working capital. Loans outstanding under the term loan credit facility bear interest at LIBOR, plus a margin of 9.0%, subject to a 3.0% LIBOR floor. Equal monthly amortization payments in respect of the term loan will be payable beginning September 1, 2011. The term loan credit facility is secured by a second lien on substantially all of our assets.

The term loan credit facility contains various covenants substantially similar to the senior secured revolving credit facility, including a covenant to maintain minimum net invoiced revenue, restriction on the borrower’s ability to incur additional indebtedness, create liens, make certain investments, pay dividends, sell assets, or enter into a merger or acquisition. In addition, the term loan credit facility requires that Sagent Holding Co. became a borrower within 30 days of consummation of this offering. With respect to dividends, our principal operating subsidiary, as the borrower under the term loan credit facility, is currently prohibited, subject to certain limited exceptions, including an exception to distribute $1.5 million to Sagent Holding Co. to cover fees and expenses related to the contemporaneous public offering, from declaring dividends or otherwise making any distributions, loans or advances to its parent company, Sagent Holding Co., and this restriction will continue until it becomes a borrower under the term loan credit facility. We do not expect that this restriction will have a negative effect on the ability of the parent company to meet its cash obligations since we have historically funded our operations to date primarily from sales of preferred stock and other equity securities of the parent company, we will have access to the net proceeds from this offering and we expect this restriction to terminate shortly after the offering.

For additional information regarding the terms of the term loan credit facility, see “Description of Certain Indebtedness.”

Contractual Obligations and Commitments

The following table summarizes our long-term contractual obligations and commitments as of December 31, 2010. The actual amount that may be required in the future to repay our senior secured revolving credit facility may be different, including as a result of additional borrowings under our senior secured revolving credit facility.

	Payments due by period
Contractual obligations(1)	Total(1)	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(amounts in thousands)
Long-term debt obligations(2)	$20,861	$20,861	$—	$—	$—
Operating lease obligations(3)	1,489	225	483	513	268
Contingent milestone payments(4)	13,309	9,201	3,454	514	140
Joint venture funding requirements(5)	560	237	278	20	25

Total	$36,219	$30,524	$4,215	$1,047	$433

(1)	We had no material purchase commitments, individually or in the aggregate, under our manufacturing and supply agreements.

(2)

Includes amounts payable under our senior secured revolving credit facility based on interest rates calculated at the applicable borrowing rate as of December 31, 2010. As of December 31, 2010, we had approximately $20.7 million of outstanding borrowings under our senior secured revolving credit facility.

(3)	Includes annual minimum lease payments related to noncancelable operating leases.
(4)

Includes management’s estimate for contingent potential milestone payments and fees pursuant to strategic business agreements for the development and marketing of finished dosage form pharmaceutical products assuming all contingent milestone payments occur. Does not include contingent royalty payments, which are dependent on the introduction of new products.

(5)	Includes minimum funding requirements in connection with our existing joint ventures.

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business. With the exception of operating leases, we do not have any off-balance sheet arrangements or relationships with entities that are not consolidated into or disclosed on our financial statements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. In addition, we do not engage in trading activities involving non-exchange traded contracts.

Quantitative and Qualitative Disclosure about Market Risk

Our market risks relate primarily to changes in interest rates. Our senior secured revolving credit facility bears floating interest rates that are tied to LIBOR and an alternate base rate and our new term loan credit facility bears floating rate interest rates that are tied to LIBOR and, therefore our statements of operations and our cash flows will be exposed to changes in interest rates. A one percentage point increase in LIBOR would cause an increase to the interest expense on our borrowings under our senior secured revolving credit facility and new term loan credit facility of approximately $0.2 million and $0.2 million, respectively. We historically have not engaged in interest rate hedging activities related to our interest rate risk.

At December 31, 2010, we had cash and cash equivalents of $34.7 million. These amounts are held primarily in cash and money market funds. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates.

While we operate primarily in the U.S., we do have foreign currency considerations. We generally incur sales and pay our expenses in U.S. dollars. Our KSP joint venture and substantially all of our business partners that supply us with API, product development services and finished product manufacturing are located in a number of foreign jurisdictions, including India, China, Romania and Brazil, and we believe they generally incur their respective operating expenses in local currencies. As a result, these business partners may be exposed to currency rate fluctuations and experience an effective increase in their operating expenses in the event their local currency appreciates against the U.S. dollar. In this event, such business partners may elect to stop providing us with these services or attempt to pass these increased costs back to us through increased prices for product development services, API sourcing or finished products that they supply to us. Historically we have not used derivatives to protect against adverse movements in currency rates.

We do not have any foreign currency or any other material derivative financial instruments.

Effects of Inflation

We do not believe that our sales or operating results have been materially impacted by inflation during the periods presented in our financial statements. There can be no assurance, however, that our sales or operating results will not be impacted by inflation in the future.

BUSINESS

Overview

We are an injectable pharmaceutical company that develops and sources products that we sell primarily in the U.S. through our highly experienced sales and marketing team. With a primary focus on generic injectable pharmaceuticals, we currently offer our customers a broad range of products across anti-infective, oncolytic and critical care indications in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. Our management team includes industry veterans who have previously served critical functions at other injectable pharmaceutical companies and have long-standing relationships with customers, regulatory agencies, and suppliers. We have rapidly established a large and diverse product portfolio and product pipeline as a result of our innovative business model, which combines an extensive network of international development and sourcing collaborations with our proven and experienced U.S.-based regulatory, quality assurance, business development, project management, and sales and marketing teams.

As of December 31, 2010, we marketed 22 products, substantially all of which were generic injectable products, and had a pipeline that included 46 new products represented by 77 ANDAs, which either are currently under review by the FDA or were recently approved and their associated products are pending commercial launch. The ANDAs currently under review by the FDA have been on file for an average of approximately 21 months. The average approval time for our ANDAs approved by the FDA during the year ended December 31, 2010 was approximately 22 months. We anticipate that our portfolio of marketed products will continue to grow as a result of launches of products under ANDAs that have already been approved, approval of our ANDAs currently under review by the FDA, approval of future ANDAs for products we have in earlier stages of development and our active process of identifying and sourcing new product opportunities.

Following our inception in 2006, we initially focused on identifying and prioritizing product development opportunities, establishing our international network of collaborations with API suppliers and finished product developers and manufacturers and building our internal organization. We filed our first ANDA with the FDA on July 27, 2007 and, through December 31, 2010, have filed, or our business partners have filed, a total of 127 ANDAs with the FDA. Our first ANDA approval was in December 2007. Since that time, the number of our product approvals has increased every year, with ten products approved during 2010, including our heparin products, which were approved in June 2010. Our new product launches and the marketing success of our existing products have led to significant growth in our revenues. For the year ended December 31, 2010, we reported net revenue of $74.1 million, representing an increase of 153% as compared to the year ended December 31, 2009, and a net loss of $24.5 million, representing a decrease of 20% as compared to the prior year. We expect our revenue to continue to grow over the long term due to both continued commercial success with our existing products and the launch of new products.

Our experienced executive, business development and project development teams have built an international network of collaborations that offers extensive and diverse capabilities in developing, sourcing and manufacturing both APIs and finished drug products. Our collaborations include manufacture and supply, development, licensing or marketing agreements and joint ventures. For example, our KSP joint venture with a Chinese pharmaceutical company to construct and operate an innovative, sterile manufacturing facility in Chengdu, China that is designed to comply with FDA regulations, including cGMP. As of December 31, 2010, we had 48 business partners worldwide, including 15 in Europe, 12 in China, nine in the Americas, eight in India and four in the Middle East. We believe that our innovative collaboration model has provided us with several advantages over the traditional, fully integrated pharmaceutical company operating strategy, including the ability to:

•	rapidly establish a sizable product portfolio and pipeline across multiple product presentations;

•	reduce product development risk by leveraging our various business partners’ product development teams;

•	achieve competitive costs by identifying efficient and high-quality manufacturing sources around the world;

•	reduce the fixed overhead costs and capital requirements associated with building and maintaining owned manufacturing facilities;

•	diversify our manufacturing risk across multiple facilities and geographies; and

•	secure relationships with companies that may otherwise have developed into potential competitors.

An important component of our strategy is to actively partner with our international network of collaborators to focus on quality assurance, U.S. cGMP compliance, regulatory affairs and product development. We have our own in-house quality assurance (“QA”) and facility compliance teams that inspect, assess, train and qualify our vendors’ facilities, work to ensure that the facilities and the products manufactured in those facilities for us are cGMP compliant, and provide support for product launches and regulatory agency facility inspections. Our QA team provides product distribution authorization for finished products before they are shipped under our name and monitors on-going product quality. Our in-house facility compliance team qualifies new vendors through an extensive inspection process and monitors on-going vendor compliance with cGMP through continuing surveillance and periodic performance evaluations including audits. As of December 31, 2010, our in-house facility compliance team had qualified over 60 vendor sites. Through our regulatory affairs group, we manage the U.S. regulatory affairs for many of our partners, including filing fully electronic ANDA submissions and directly receiving and responding to FDA communications regarding such submissions. Our project management teams actively support, track and manage our product development projects through employees located in China, India and the U.S.

As is typical in the pharmaceutical industry, we distribute our products primarily through pharmaceutical wholesalers and, to a lesser extent, specialty distributors that focus on particular therapeutic product categories for use by a wide variety of end-users, including U.S. hospitals, critical care centers, home health companies, surgical centers, dialysis centers, oncology treatment facilities, government facilities, pharmacies, other outpatient clinics and physicians. Most of the end-users of injectable pharmaceutical products have relationships with GPOs, whereby such GPOs provide such end-users access to a broad range of pharmaceutical products from multiple suppliers at competitive prices and, in certain cases, exercise considerable influence over the drug purchasing decisions of such end-users. We have a nationwide sales force comprised of representatives that have an average of approximately 25 years of experience in their respective territories and have developed long-standing relationships with GPOs, wholesalers, distributors, pharmacy directors and other end-user customers. In addition, our management team, with decades of generic injectable drug experience, has developed significant marketing expertise and access to key decision-makers at GPOs, wholesalers and hospital pharmacies. An important component of our marketing strategy is our proprietary labeling and packaging system, known as PreventIV Measures, which is designed to improve patient safety through the use of distinctive color coding and labeling of our products.

Industry

Based on market data provided by IMS, we believe that the U.S. generic injectable industry reported approximately $3.7 billion in sales in 2009 and grew at a CAGR of 6.6% over the last five years. The growth in the generic sector has been driven in large part by intense focus from healthcare payers on reducing drug costs and patent expirations for key injectable products. Based on industry research reports, we believe that sales in our current target market, which is the U.S. generic injectable drug market, will increase by a CAGR of nearly 10% over the next three years due in large part to (i) the continued focus of the U.S. government on reducing medical costs due to pressures from large spending deficits, (ii) an aging population and (iii) the introduction of new products into the U.S. market. As of the end of 2009, estimates suggest that only approximately 300 of the approximately 750 FDA-approved small molecule injectable products in the U.S. have approved generic formulations. In addition, the U.S. patents covering injectable products that generated over $8.8 billion in U.S. revenue in 2009 are scheduled to expire in 2011 or 2012.

There are significant barriers to entry facing generic and specialty injectable companies in the U.S. market. These barriers include: (i) complex manufacturing processes that must comply with high cGMP and FDA regulatory standards, particularly with respect to oncology products; (ii) difficulty in developing and sourcing often complex APIs required for product development; (iii) FDA requirements that certain products be produced in dedicated single-product facilities or manufacturing lines; (iv) long regulatory approval times; (v) complex U.S. wholesale and GPO market channels through which end-user customers are reached; and (vi) various strategies undertaken by branded pharmaceutical companies to extend the exclusivity period of their products. We believe these barriers create attractive industry characteristics for successful participants, including fewer competitors, high loyalty from GPO and end-user customers and, as compared to oral generic drugs, more favorable pricing environments, stable demand and long product life cycles.

Due to these barriers to entry, the generic injectable industry has several noteworthy characteristics, including: (i) smaller sales volume generic products can often generate significant profitability; (ii) GPOs and end-user customers in the generic injectable industry commonly exhibit strong loyalty to companies that can dependably meet their requirements and consistently provide quality products; and (iii) due to difficulties sourcing APIs, developing injectable finished products and consistently manufacturing these products, the injectable drug industry has historically been subject to numerous product shortages, which have increased in 2010 for certain critical emergency use and anesthetic products. These drug shortages create opportunities for companies who can reliably manufacture and commercialize high-quality injectable products.

An ANDA is required to be filed and approved by the FDA in order to manufacture a generic drug for sale into the U.S. The time required to obtain FDA approval of ANDAs has increased over the last three years from an industry-wide average of approximately 19 months after initial filing in 2007 to an industry-wide average of approximately 31 months after initial filing in 2010. In addition, the aggregate number of ANDAs pending review by the FDA was over 2,000 as of December 31, 2010. These long approval times favor companies who can prepare high-quality ANDA submissions and who maintain on-going dialogue and strong relationships with regulatory agencies.

Our Competitive Strengths

We believe our business model addresses the inherent barriers to entry facing the generic injectable industry, thereby enabling us to use our strengths and extensive experience to build a leading injectable pharmaceutical company. Our principal competitive strengths include:

Broad and diverse product portfolio and pipeline.    As of December 31, 2010, we marketed 22 products across various indications, including our heparin products that we launched in early July 2010. In contrast to many of our competitors, we offer our customers a broad range of injectable drugs in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. We have a sizable product pipeline that, as of December 31, 2010, included 46 new products represented by 77 ANDAs, which either are currently under review by the FDA or were recently approved and their associated products are pending commercial launch. We believe we can, and our development pipeline will allow us to continue to, offer our customers a comprehensive and diverse portfolio of injectable products that will enhance our ability to secure competitive contracts or commitments with GPOs and end-users.

Experienced management team and personnel with extensive injectable pharmaceutical capabilities.    Our management team has long-standing relationships with our key customers and sourcing, development and manufacturing partners as well as a track record of success in product development, project management, quality assurance and sales and marketing. We believe that these relationships and our management team’s experience will enable us to successfully penetrate and establish a meaningful position in the U.S. injectable market. In addition, our Chief Executive Officer and other members of our executive team have previously held senior management positions at private and public injectables companies or other industry participants, including APP, Gensia, Faulding and Premier. Our sales representatives average approximately 25 years of experience in their respective territories and have developed significant expertise in navigating the complex GPO, hospital, clinical and wholesale distribution channels. Furthermore, our compliance teams are comprised of industry veterans with strong track records that have demonstrated success in managing our current supply arrangements.

Extensive sourcing, development and manufacturing collaborations.    We have developed an extensive international network of collaborations involving API sourcing, product development, finished product manufacturing and product licensing. As of December 31, 2010, our network provided us access to over 60 worldwide manufacturing and development facilities, including several dedicated facilities used to manufacture specific complex APIs and finished products. These facilities provide us with access to FDA cGMP compliant development and manufacturing capabilities and, in general, are newer than most domestic injectable facilities. In addition, our KSP joint venture has constructed and will operate a sterile manufacturing facility in Chengdu, China that is designed to be FDA and cGMP compliant and will provide us a future sourcing alternative for certain of our finished products. We believe our relationships with these API sourcing, product development and finished product manufacturing facilities, and the breadth, depth and speed of our ability to develop and source products through these facilities and obtain regulatory approvals necessary for commercialization, allow us to offer our customers a broad and diverse product portfolio at competitive prices. In addition, through our collaboration network, we have access to our partners’ experienced and highly skilled product development workforces, which collectively provide us with greater levels of product development capabilities than many of our competitors.

Innovative product labeling and packaging.    We have developed and designed enhanced product labels and packaging that feature easy-to-read product names, dosage strengths and bar codes in an effort to reduce medication errors and improve patient safety. This comprehensive, user-driven and patient-centered approach to product labeling, known as PreventIV Measures, is designed to improve patient safety by helping to prevent errors in the administration and delivery of medication. Our proprietary labeling and packaging system is an important component of our marketing strategy, which we believe favorably differentiates our products from those of our competitors. For example, based on feedback from many of our customers, we believe the commercial success of our heparin products, which we launched in early July 2010, is attributable in part to its clear, easy-to-read labeling and packaging as compared to competitive generic products.

Strong customer relationships.    Through our highly experienced dedicated team of sales and marketing employees, we have established strong relationships with most of the major GPOs in the U.S. and many of our significant end-user customers. We have multi-year agreements covering certain of our products with each of these GPOs, which we believe collectively represented the majority of the acute care hospitals in the U.S. Our strategy is to have substantially all of our products covered under these agreements as we launch new products and these agreements come up for renewal. We believe we are an important supplier to GPOs due to our reliability, ability to offer a broad and diverse product portfolio and price-competitive products with enhanced delivery and packaging features. In addition, we believe we have developed strong relationships with important end-user customers by focusing on developing products designed to meet their specific needs.

Our Strategy

Our goal is to become an industry leader in the development, sourcing and sale of injectable pharmaceutical products. Core elements of our strategy are:

Continue to expand our product portfolio.    We intend to continue to expand our product portfolio through launches of products under ANDAs that have already been approved, approval of our ANDAs currently under review by the FDA, approval of future ANDAs for products we have in earlier stages of development and our active process of identifying and sourcing new product opportunities. In the near term, we plan to focus on launching the 46 products that are represented by ANDAs that have been recently approved or are pending approval by the FDA. Over the longer term, we intend to continue to expand our product portfolio by utilizing our extensive worldwide relationships and market expertise to work with our API, product development and finished product manufacturing partners to identify and source or license new product opportunities. Through our comprehensive business development efforts, we expect to utilize in-licensing and similar arrangements to expand our product portfolio. For example, we have an exclusive agreement to commercialize for sale in the U.S. a portfolio of injectable products manufactured by Actavis, an international pharmaceutical company. By building on our extensive expertise and success in business development, we believe we can continue to expand our already substantial product pipeline.

Capitalize on our strong customer relationships.    We will continue to focus on maintaining and improving our strong relationships with GPOs and end-user customers through the introduction of new products from our current pipeline and the identification and development of new products in response to the needs of our customers. We intend to continue to increase market penetration of existing marketed products, license additional products from foreign manufacturers that seek to utilize our U.S. sales and marketing expertise, and identify opportunities to develop and launch new products, including those with enhanced features or other competitive advantages, through our strong relationships with GPOs, wholesalers, distributors, pharmacy directors and other end-user customers. In addition, we plan to continue to seek and enter into promotional agreements under which we will serve as a contract sales organization for pharmaceutical products or devices whose target markets are aligned with the needs of our customers.

Optimize our gross and operating margins.    Our primary focus since inception has been to rapidly establish a large and diverse product portfolio and international network of collaborations. As those efforts advanced, we have also focused on methods to optimize our margins, and we intend to continue these initiatives going forward. As a result, we expect to achieve higher gross margins on many of our new products associated with ANDAs currently under review by the FDA. In addition, with respect to our existing products, we intend to continue to improve the commercial terms of our supply arrangements and to gain access to additional, more favorable API, product development and manufacturing capabilities. For example, we believe our KSP joint venture will be able to supply us with high-quality finished products at an attractive cost of goods once its facility is fully operational. We also plan to improve our operating margins by leveraging our existing sales and marketing capabilities and administrative functions across an expanded revenue base as a result of growth in our product portfolio from recently approved ANDAs, new products already in our pipeline and other new product opportunities, including in-licensed products and marketing arrangements with third parties.

Leverage our core strengths to target higher-margin opportunities.    We believe our internal product development and commercial strengths combined with the capabilities of our worldwide network of collaborators will allow us to identify, develop, manufacture and supply higher-margin products. We plan to achieve higher gross margins on many of the products in our pipeline due to product differentiation or increasingly favorable competitive dynamics in that particular product segment. One of our goals is to develop value-added differentiated products where we can compete on many factors in addition to price. We intend to continue to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, patient safety or end-user convenience. In addition, higher margins are often obtained by generic injectable products where competition is limited or where a company can be the first generic entrant in a particular market for a product. We select products to develop where generic competition is likely to be limited by product manufacturing complexity or lack of API supply, and in the future may challenge proprietary product patents to seek first-to-market rights. Our access to diverse development and manufacturing capabilities allows us the flexibility to respond to market shortages that could offer attractive financial returns. Finally, we may leverage our strong commercial organization and GPO relationships to promote and sell branded products or devices that are developed by other parties.

Our Company

We are an injectable pharmaceutical company that develops and sources products that we sell primarily in the U.S. through our highly experienced sales and marketing team. With a primary focus on generic injectable pharmaceuticals, we currently offer our customers a broad range of products across anti-infective, oncolytic and critical care indications in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags, and we generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. Our experienced executive, business development, compliance and project management teams have rapidly built our product portfolio and development pipeline and increased our revenue utilizing our innovative business model. Our business model includes the following principal elements:

•	an international network of collaborations with API suppliers and finished product developers and manufacturers across Asia, Europe, the Middle East and the Americas;

•	project management teams comprised of our employees located in the U.S., China and India that support our collaborations and monitor our development projects and supply arrangements;

•

a management team including industry veterans who have served in similar functions at other injectable pharmaceutical companies and have developed significant expertise across all facets of pharmaceutical management and have access to key decision-makers at API suppliers and finished product developers and manufacturers;

•

internal business development professionals who utilize their long-term worldwide relationships to establish new collaborations, as well as identify and secure new product opportunities, difficult to source API and product development and manufacturing capabilities, with existing and new business partners;

•

an in-house quality assurance team that, in addition to managing our internal quality activities, coordinates and supplements our business partners’ in-house quality organizations and incorporates our quality systems with respect to product quality, product launches and distribution authorization throughout our products’ lifecycles;

•

an in-house facility compliance team that qualifies our vendors’ facilities, implements our quality control systems, works to verify vendor compliance through on-going surveillance, provides cGMP training and periodic performance evaluations and, in many cases, provides support for regulatory inspections at our vendors’ facilities;

•	a U.S.-based sales and marketing team with long-standing relationships with GPOs, wholesalers, distributors, pharmacy directors and other end-user customers;

•

a regulatory affairs group that manages our U.S. regulatory interactions as well as those of many of our business partners, including providing product development support, reviewing, compiling and submitting ANDAs to the FDA, coordinating on-going communications with the FDA and overseeing labeling development and maintenance;

•	medical affair liaisons to provide support for our marketed products and identify future product candidates to serve our customers’ needs; and

•	internal product development functions that focus on selecting attractive opportunities and building our pipeline in collaboration with existing or new business partners.

We believe that our business model has allowed us to establish a broad portfolio of marketed products and product pipeline much more rapidly than if we had emulated the traditional fully-integrated pharmaceutical company models. Since our initial product launch in December 2007, we have grown our revenue significantly through increased market share and new product launches and we believe this trend will continue in the foreseeable future.

Our Product Portfolio

Since our inception, we have focused on developing a broad product portfolio of injectable pharmaceuticals. Our product portfolio has grown to a total of 22 products as of December 31, 2010, and the number of products approved per year has increased from four in 2007, eight in 2008, nine in 2009 to ten in 2010, including our heparin products, which were approved in June 2010. We have a sizable product pipeline that, as of December 31, 2010, included 46 new products represented by 77 ANDAs, which either are currently under review by the FDA or were recently approved and their associated products are pending commercial launch.

We generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. To that end, we offer our products in a variety of dosage sizes and delivery forms, including single- and multi-dose vials, pre-filled ready-to-use syringes, medical devices and premix bags. Pre-filled ready-to-use syringes and premix bags offer end-users the convenience of not having to manually prepare a dose from a vial containing a freeze dried form of the product, which, in turn, may increase patient safety by reducing the potential for medication errors and hospital-acquired infections. Other enhancements that we currently offer or that we are currently developing include injectable products that can be stored at room temperature where many prior generic versions of such products had to be kept refrigerated. Offering a variety of presentations addresses a greater range of customer needs. In addition, improved or novel presentations of a drug can expand the market size or use of that drug. For example, the introduction of a pre-filled syringe or premix bag presentation of a drug for which previously only vials existed. We have used our business model and understanding of customers’ needs to rapidly build a diverse range of product offerings including dosages and delivery forms that we believe is unique for a company of our size.

All of our products feature our PreventIV Measures packaging and labeling. PreventIV Measures is our proprietary approach to packaging and labeling that addresses our customers’ need for solutions that help reduce the potential for medication errors. We believe that dispensing errors are made throughout the entire drug distribution channel (i.e., from wholesaler to the administering medical personnel) that are caused in part by the nondescript packaging and labeling of traditional generic products. In certain instances, these dispensing errors ultimately impact patient care and safety. Our PreventIV Measures approach incorporates label and carton designs, cap and label colors, bar coding, latex-free packaging components and other features that are designed to make it easier to differentiate drugs and identify proper doses.

Our products can generally be classified into the following three product categories: anti-infective, oncology and critical care. Our anti-infective products assist in the treatment of various infections and related symptoms, our oncology products are used in the treatment of cancer and cancer-related medical problems and our critical care products are used in a variety of critical care applications and include anesthetics, cardiac medications, steroidal products and sedatives. The table below presents the percentage of our total net revenue attributed to each product category for the years ended December 31, 2008, 2009 and 2010.

	Percentage of Net Revenue
Product category	For the year ended December 31,
	2008	2009	2010
	(unaudited)
Anti-infective products	80%	83%	55%
Oncology products	—	2	10%
Critical care products	20	15	35%

Total	100%	100%	100%

Within our anti-infective product category, cefepime accounted for approximately 44%, 40% and 26% of our net revenues for the years ended December 31, 2008, 2009 and 2010, respectively, and ceftazidime accounted for approximately 11% of our net revenues for the years ended December 31, 2008 and 2009. Within our critical care product category, our heparin products accounted for approximately 26% of our net revenues for the year ended December 31, 2010, and adenosine accounted for approximately 14% and 12% of our net revenues for the years ended December 31, 2008 and 2009, respectively. No other products accounted for more than 10% of our net revenues in any of the periods presented in the preceding table. Although these products have represented a high percentage of our revenue historically, we expect these percentages to decline going forward with the launch of new products.

Anti-Infective Products

The table below sets forth certain information regarding our anti-infective products as of December 31, 2010.

Product Name	Launch Date	Delivery Form	Presentations

Cefazolin for Injection, USP	March 2008	Vial	500 mg, 1 g, 10 g, 20 g
Ciprofloxacin Injection, USP	March 2008	Premix Bag	200 mg per 100 mL, 400 mg per 200 mL
Cefepime for Injection, USP	April 2008	Vial	1 g, 2 g
Cefuroxime for Injection, USP	July 2008	Vial	750 mg, 1.5 g, 7.5 g
Ceftazidime for Injection, USP	July 2008	Vial	1 g, 2 g, 6 g
Ceftriaxone for Injection, USP	July 2008	Vial	500 mg, 1 g, 2 g, 10 g
Azithromycin for Injection, USP	May 2009	Vial	500 mg
Cefoxitin for Injection, USP	December 2009	Vial	1 g, 2 g
Ampicillin for Injection, USP	July 2010	Vial	1 g, 2 g, 10 g
Ampicillin and Sulbactam for Injection, USP	August 2010	Vial	1.5 g, 3 g, 15 g
Fluconazole Injection, USP in 0.9% Sodium Chloride	September 2009	Premix Bag	200 mg per 100 mL, 400 mg per 200 mL
Bacitracin for Injection, USP	October 2010	Vial	50,000 units

Our key anti-infective products include:

Cefepime.    Cefepime is a fourth-generation cephalosporin, an antibiotic used to treat a variety of infections, including infections of the urinary tract, skin and skin structure, as well as moderate to severe pneumonia, complicated intra-abdominal infections, and as empiric therapy for febrile neutropenic patients. Cefepime is the generic equivalent of Elan Corporation, plc’s MAXIPIME®. We launched 1 g and 2 g single dose latex-free and preservative-free vials of cefepime for injection in April 2008 upon the expiration of the innovator patents. We are currently one of seven competitors in the market.

We launched our cefepime product at the same time as two of our significant competitors, Sandoz and Fresenius. In 2010, we had an approximately 35% unit volume share of the overall U.S. cefepime market and accounted for approximately 70% of the unit volume collectively represented by us and these two competitors in that period. We believe our enhanced PreventIV Measures labeling and our experienced sales and marketing team have helped us outperform the two experienced competitors who launched simultaneously with us. Our cefepime product accounted for approximately 26% of our net revenue for the year ended December 31, 2010.

Ciprofloxacin.    Ciprofloxacin is a synthetic broad spectrum antimicrobial agent used to treat a variety of infections, including infections of the urinary tract, skin and skin structure, bones and joints, as well as nosocomial pneumonia, acute sinusitis, chronic bacterial prostatitis, lower respiratory infections and complicated intra-abdominal infections. Ciprofloxacin belongs to the fluoroquinolone family of drugs and is the generic equivalent of Bayer HealthCare Pharmaceuticals Inc.’s CIPRO® I.V.

In March 2008, we launched 200 mg per 100 mL and 400 mg per 200 mL latex-free and preservative-free premix bags of ciprofloxacin injection in 5% dextrose upon the expiration of the innovator patents. We are currently one of seven competitors offering a premix bag presentation of this product.

Oncology Products

The table below sets forth certain information regarding our oncology products as of December 31, 2010.

Product Name	Launch Date	Delivery Form	Presentations

Epirubicin Hydrochloride Injection	August 2009	Vial	50 mg per 25 mL, 200 mg per 100 mL

Fludarabine Phosphate for Injection	August 2009	Vial	50 mg

Vinorelbine Injection, USP	October 2009	Vial	10 mg per 1 mL, 50 mg per 5 mL

Pamidronate Disodium Injection	January 2010	Vial	30 mg per 10 mL, 90 mg per 10 mL

Topotecan Hydrochloride for Injection	December 2010	Vial	4 mg

Our key oncology products include:

Epirubicin.    Epirubicin hydrochloride is indicated as a component of adjuvant therapy in patients with evidence of axillary node tumor involvement following resection of primary breast cancer. Epirubicin hydrochloride is the generic equivalent to Pfizer’s Ellence®. We launched 50 mg per 25 mL and 200 mg per 100 mL single dose latex-free and preservative-free vials of epirubicin hydrochloride injection in August 2009. We are currently one of eight competitors in the market.

Fludarabine.    Fludarabine phosphate is indicated for the treatment of adult patients with B-cell chronic lymphocytic leukemia who have not responded to or whose disease has progressed during treatment with at least one standard alkylating agent containing regimen. Fludarabine phosphate is the generic equivalent to Bayer HealthCare Pharmaceuticals Inc.’s Fludara®. We launched 50 mg single dose latex-free and preservative-free vials of fludarabine phosphate for injection in August 2009. We are currently one of six competitors in the market.

Topotecan.    Topotecan hydrochloride is a topoisomerase inhibitor indicated for small cell lung cancer sensitive disease after failure of first-line chemotherapy and combination therapy with cisplatin for stage IV-B, recurrent, or persistent carcinoma of the cervix which is not amenable to curative treatment with surgery and/or radiation therapy. Topotecan hydrochloride is the generic equivalent to GlaxoSmithKline’s Hycamtin®. We launched the 4 mg vial at patent expiry and are currently one of four competitors in the market.

Critical Care Products

The table below sets forth certain information regarding our critical care products as of December 31, 2010.

Product Name	Launch Date	Delivery Form(s)	Presentations

Adenosine Injection, USP	December 2007	Pre-filled Syringe and Vial	6 mg per 2 mL and 12 mg per 4 mL PFS, 6 mg per 2 mL Vial

Amiodarone HCI Injection	July 2008	Pre-filled Syringe	150 mg per 3 mL

Labetalol Hydrochloride Injection, USP	May 2010	Vial	100 mg per 20 mL, 200 mg per 40 mL

Heparin Sodium Injection, USP	July 2010	Vial

1,000 USP units per mL,

2,000 USP units per 2 mL,

10,000 USP units per 10 mL,

30,000 USP units per 30 mL,

5,000 USP units per mL,

50,000 USP units per 10 mL,

10,000 USP units per mL,

40,000 USP units per 4 mL,

20,000 USP units per mL

Metoprolol Tartrate Injection, USP	August 2010	Vial	5 mg per 5 mL

Our key critical care products include:

Adenosine.    Adenosine is an antiarrhythmic commonly used in the treatment of cardiac rhythm disturbances in critical care situations. Adenosine is the generic equivalent of Astellas Pharma U.S., Inc.’s (“Astellas”) Adenocard®. We launched 6 mg per 2 mL and 12 mg per 4 mL latex-free and preservative-free pre-filled syringes in December 2007 and 6 mg per 2 mL single dose latex-free and preservative-free vials of adenosine injection in September 2009. We are currently one of four competitors offering a pre-filled syringe presentation for this product in the market.

Adenosine pre-filled syringes were launched as our first product in December 2007. At the time, the branded originator company, Astellas, and a significant generic competitor, Baxter, controlled a majority of the unit volume. We were able to gain approximately 20% of the unit volume in the pre-filled syringe market in 2008 in the U.S. despite the launch of another significant generic competitor, Teva. In 2010, we were able to increase our share of the adenosine pre-filled syringe market to approximately 47% of the unit volume in the U.S., which is higher than our three most significant competitors’ shares. In addition, we have been able to expand the use of pre-filled syringes of adenosine, as compared to vials of adenosine. Adenosine pre-filled syringe unit volume increased 22% between 2008 and 2009 in the U.S., and the 12 mg per 4 mL size pre-filled syringe unit volume grew 55%. As of December 31, 2010, pre-filled syringes of adenosine commanded an approximately four times higher price than the cost of vials of adenosine in the U.S. We believe our latex-free and preservative-free pre-filled syringe technology, our enhanced PreventIV Measures labeling, and our experienced sales and marketing team has helped us gain the leading unit share of the adenosine pre-filled syringe marketplace and to grow adenosine pre-filled syringe volumes.

Heparin.    Heparin is a vital anticoagulant used to prevent and treat blood clotting, especially during and after surgery and dialysis. In March 2008, there was a disruption of the U.S. heparin market with contaminated product being implicated in hundreds of reports of serious injuries and/or death, and two major heparin suppliers, Baxter and B. Braun, had to remove their products from the market leaving Fresenius as the only heparin supplier to the U.S. market. The FDA implicated a specific Chinese API manufacturing plant as the potential source of the heparin contamination for these two companies’ products, and API for heparin from FDA-inspected alternative suppliers was not readily available.

When we became aware of the disruption of the U.S. heparin supply chain and resulting market shortages and anticipated reduced competition, we identified an alternative API source for heparin and signed a supply agreement with that vendor shortly thereafter. We then used our project management, quality assurance, facility compliance, and regulatory affairs teams to coordinate the effort by our API source to become fully cGMP compliant, lead the development and manufacture of finished heparin products with a separate pre-existing partner, compile and file three heparin ANDAs with the FDA, and obtain approval of each of the three ANDAs. We launched our heparin products in the U.S. in early July 2010. Our heparin products feature specially designed packaging and labeling with the goal of helping to reduce the medication errors that have historically been associated with the use of this drug. Based on feedback from our customers, we believe that our customers prefer our packaging and labeling to that of our competitors. Our ability to develop, obtain regulatory approval for, have manufactured and market these products with a distinct competitive advantage demonstrates our comprehensive capabilities.

In early July 2010, we launched nine different presentations of heparin sodium injection in latex-free vials following FDA’s approval of our three heparin ANDAs, including 1,000 USP units per mL, 10,000 USP units per 10 mL, 30,000 USP units per 30 mL, 10,000 USP units per mL, 40,000 USP units per 4 mL, 5,000 USP units per mL, 50,000 USP units per 10 mL, 2,000 USP units per 2 mL and 20,000 USP units per mL. We are currently one of three suppliers of heparin finished product in the U.S. market. Our heparin products accounted for approximately 26% of our net revenue for the year ended December 31, 2010.

Our Product Pipeline and Development Program

We maintain an active product development program. Our new product pipeline can generally be classified into two categories: (i) new products for which we have submitted or acquired ANDAs that are filed and under review by the FDA; and (ii) new products for which we have begun initial development activities such as sourcing of API and finished products and preparing the necessary ANDAs. As of December 31, 2010, our new product pipeline included: (i) 38 products represented by 68 ANDAs that we had filed, or licensed rights to, and were under review by the FDA, and eight products represented by nine ANDAs that have been recently approved and are pending commercial launch; and (ii) approximately 51 additional products under initial development. We believe that existing competitive versions of our 46 new products pending FDA approval or commercial launch collectively generated U.S. sales of approximately $5.4 billion for the 12 months ended December 31, 2010, based on market data provided by IMS.

The average approval time for our ANDAs approved by the FDA during the year ended December 31, 2010 was approximately 22 months after initial filing as compared to the industry median ANDA approval time after initial filing of approximately 31 months in 2010. Our 68 ANDAs under review by the FDA as of December 31, 2010 have been on file for an average of approximately 21 months, with 19 of them being on file for less than 12 months, 23 of them being on file for between 12 and 24 months and 26 of them being on file for longer than 24 months. We expect to launch substantially all of these new products by the end of 2012.

Our product development activities also include expanding our product portfolio by adding new products through in-licensing and similar arrangements with foreign manufacturers and domestic virtual pharmaceutical development companies that seek to utilize our U.S. sales and marketing expertise. We believe we provide our business partners with significant value under these arrangements by eliminating their need to develop and maintain a U.S.-focused sales and marketing organization. As of December 31, 2010, we marketed 17 of our 22 products under these type of in-licensing arrangements. Through these types of arrangements, we intend to continue to expand our product portfolio in a cost-effective manner. For example, we are currently considering expanding our product portfolio through these types of arrangements to include innovative medical devices that we can market to our existing end user customers in the U.S. hospital market.

We either own or license the rights to ANDAs for the products that we market and sell, which is generally determined based on the scope of services provided to us by a particular business partner. For example, we typically license the rights to ANDAs under collaborations in which the supplier only provides us with manufacturing services and typically own the ANDAs under collaborations in which the supplier also provides us with development services. When possible, we manage the regulatory submission of ANDAs for products developed in collaboration with our partners. All of our ANDA submissions have been in electronic form. We also assist our partners in developing ANDAs and will typically lead FDA interactions post submission. We believe that our focus on high-quality ANDA filings, our guidance to partners during the development process and our on-going dialogue with the FDA have contributed to shorter product approval timelines. We filed our first ANDA with the FDA on July 27, 2007 and, through December 31, 2010, have filed, or our business partners have filed, a total of 127 ANDAs with the FDA.

The goal of our product development activities is to select opportunities, develop finished products, complete and submit regulatory submissions and obtain regulatory approvals allowing product commercialization. Our product development efforts are customer focused and use our strong understanding of market needs from our long-term customer relationships to drive product selection. Once we identify a new product for development, we secure the necessary development services, API sourcing and finished product manufacturing from one or more of our existing or new business partners. We also select new products for development based on our ability to expand our existing collaborations to cover additional products that are currently manufactured or being developed by our business partners. We have made, and will continue to make, substantial investment in product development. Product development costs for the years ended December 31, 2008, 2009 and 2010 totaled $14.9 million, $12.4 million and $11.2 million, respectively.

In addition to customer needs, we consider a variety of factors when deciding to develop new products, including:

•	potential pricing and gross margins;

•	existing and potential market size;

•	competitive landscape;

•	availability of API;

•	high barriers to entry;

•	patent expiration date;

•	finished product manufacturing capabilities;

•	product development feasibility, timing and cost;

•	whether these products complement our existing products; and

•	the opportunity to leverage these products with the development of additional products.

We utilize an in-house project management team of seven employees, five of whom have Ph.Ds and two of whom are located in China and India, to manage our product development activities and coordinate such activities with our business partners. Our experienced project management team, with over 131 years of collective industry experience, has expertise in areas such as pharmaceutical formulation, analytical chemistry and drug delivery and experience working with our business partners. We currently manage our product development activities out of our corporate headquarters in Schaumburg, Illinois, while the actual development activities occur in the laboratories and other facilities of our business partners.

Our Collaboration Network

Overview

We have developed an international network of collaborations that provide us with extensive and diverse capabilities in the areas of new product development, API sourcing, finished product manufacturing and other business development opportunities. We have been able to establish our collaboration network based on the long-standing relationships that our senior management and business development teams have with pharmaceutical companies located principally in China and India, but also in Europe and the Americas. As of December 31, 2010, we had 48 business partners worldwide, including 15 in Europe, 12 in China, nine in the Americas, eight in India and four in the Middle East. We currently do not manufacture any API or finished products ourselves. In addition, we have recently entered into a letter of intent with Sichuan Kelun Pharmaceutical Co., a pharmaceutical company based in Chengdu, China to establish an additional collaboration with respect to certain premixed IV bag products.

In general, our business partners provide us with product development services, API or finished product manufacturing or a combination of the three with respect to one or more of our products. We typically enter into long-term agreements with our business partners. The specific terms of these agreements vary in a number of respects, including the scope of services being provided to us by the partner and the nature of the pricing structure. In general, we believe our agreements contain a degree of flexibility to ensure that both we and our partners can achieve attractive financial returns depending on changes in market conditions and the competitive landscape for specific products. Our most common types of collaborations are manufacture and supply, development, licensing or marketing agreements. The general terms of these agreements are summarized below.

Manufacture and Supply Agreements.    Our manufacture and supply agreements typically consist of the following elements:

•	the supplier agrees to manufacture and supply us with our finished product requirements, typically under its ANDA;

•

we generally obtain the exclusive right to sell, market and distribute these products in the U.S., with, in some cases, such exclusivity subject to our obtaining and maintaining a specified market share;

•	in the case of an exclusive agreement, we are required to obtain all of our requirements from the supplier;

•

the term of the agreement is typically seven years, varying from three to eight years from the date of product launch, and thereafter automatically renews for periods of one or two years unless either party provides prior notice;

•	we agree to use commercially reasonable efforts to market the subject products, consistent with our usual methods of commercializing, marketing and selling other pharmaceutical products;

•	we pay a specified transfer price for each unit of each product;

•	the supplier has the right to change the transfer price to reflect actual changes in the costs of its raw materials, packaging, storage or regulatory compliance, from time to time;

•	we and the supplier agree to discuss reductions in transfer price due to changes in market conditions as may be required to keep the product competitively priced in the U.S. market;

•	the terms may include our payment of a percentage of the net profit from sales of products covered by the agreement; and

•

termination may generally be initiated by: (i) either party upon the uncured breach of a material provision of the agreement by the other party; (ii) either party if the other party files a petition for bankruptcy, is or becomes insolvent or makes an assignment for the benefit of its creditors; and, in certain agreements, (iii) us if we decide, in our sole discretion, to no longer market the product or if a regulatory body denies or revokes approval for or otherwise attempts to restrict or prohibit the manufacture, packaging, labeling, storage, importation, sale or use of the product.

Development, Manufacture and Supply Agreements.    In addition to the preceding provisions relating to the manufacture and supply of a product, some agreements also include provisions under which the supplier will develop the product on our behalf. Such development terms typically include the following provisions:

•

in collaboration with our technical, quality and regulatory teams, the supplier develops, produces exhibit batches and provides us with data necessary for the preparation and filing of an ANDA for a product;

•	our regulatory group compiles and submits the ANDA to the FDA in our name;

•

we pay the supplier specified portions of agreed development fees upon successful completion of certain development milestones, typically including: (i) execution of the definitive development agreement; (ii) completion of stability batches; (iii) submission of the ANDA to the FDA; and (iv) approval of the ANDA by the FDA; and

•	in certain circumstances, we may agree to pay for or provide the API and innovator product samples used in the development.

Licensing or Marketing Agreements.    In certain cases, we have entered licensing or marketing agreements under which we agree to market through our sales and marketing team certain proprietary or generic products owned by others to our end-user customers as well as facilitate contract negotiations with GPOs. These agreements also typically provide that we will utilize our established infrastructure to support the commercialization of the product, including providing some or all of the customer service, warehousing and distribution services and any required order-to-cash processes. The terms of these agreements generally provide for us to earn a royalty based on net sales or net profit and for reimbursement of our direct expenses plus an additional service fee. Our exclusive agreement with Actavis, an international pharmaceutical company, to commercialize for sale in the U.S. a portfolio of its injectable products, as further discussed below, is an example of this type of agreement.

Joint Ventures

In addition to the foregoing types of agreements, we also utilize joint venture arrangements in sourcing our products. We currently have two joint ventures which are summarized below.

KSP

In December 2006, we established our 50/50 KSP joint venture with CKT to construct and operate a FDA approvable, cGMP, sterile manufacturing facility in Chengdu, China that will provide us with access to dedicated manufacturing capacity that utilizes state-of-the-art full isolator technology for aseptic filling. Through this facility, KSP is expected to manufacture finished products for us on an exclusive basis for sale in the U.S. and other attractive markets and for third parties on a contract basis for sale in other markets. Our KSP joint venture may also directly access the Chinese domestic market. Construction of this facility is completed and the facility is currently undergoing equipment validation. Preliminary operations at this facility are planned to be initiated in 2011 in anticipation of readiness for an FDA inspection as early as 2012.

Sagent Strides

In January 2007, we and Strides Arcolab International Limited, a company based in the United Kingdom and a wholly-owned subsidiary of Strides, entered into a joint venture agreement pursuant to which the parties formed Sagent Strides. The joint venture was formed for the purpose of selling into the U.S. market a wide variety of generic injectable products manufactured by Strides. Thereafter, we and Sagent Strides entered into a number of agreements relating to distribution, manufacture, supply and quality, and, as of December 31, 2010, these agreements covered a total of 22 different products represented by 29 ANDA filings. As of that date, one product was in initial development, 11 products were subject to ANDAs under review by the FDA, six products have been approved by the FDA and four products have been launched by us.

Key Suppliers and Marketing Partners

Two of our business partners, A.C.S. Dobfar S.p.a. (“Dobfar”) and Gland Pharma Limited (“Gland”), provided us with products that collectively accounted for approximately 59% and 14%, respectively, of our total net revenue for the year ended December 31, 2009 and approximately 45% and 33%, respectively, of our total net revenue for the year ended December 31, 2010. Set forth below is a brief discussion of the terms of our arrangements with these two partners along with our agreement with Actavis.

Dobfar

In December 2007, we entered into a manufacture and supply agreement with ACS Dobfar SpA-Italy (“Dobfar”) and its distributor, WorldGen LLC (“WorldGen”). Pursuant to the agreement, Dobfar develops, manufactures and supplies us with presentations of cefepime through WorldGen.

We have agreed to pay WorldGen the transfer price for each unit of cefepime provided under the agreement. The initial term of the agreement expires on April 1, 2013, after which we have the option to renew the agreement for successive additional one-year terms unless Dobfar provides notice of its intent to terminate the agreement at least one year prior to its initial expiration date or at least six months prior to the expiration of a renewal term.

In addition, we also have supply agreements or other purchase commitments with Dobfar and/or WorldGen covering six currently marketed products—ampicillin, ampicillin and sulbactam, cefazolin, cefoxitin, ceftazadime and ceftriaxone —and, with ACS Dobfar SA-Switzerland, covering two currently marketed products —ciprofloxacin and fluconazole—and one additional product currently under initial development. For the year ended December 31, 2010, net gross profit from products marketed under our agreements with Dobfar and its affiliates ranged from (12)% to 47%. Net gross profit represents: (i) net sales less the cost of finished goods and inbound freight, which ranges from 45% to 126% of net sales, and (ii) applicable profit sharing due to Dobfar, which ranges from (10)% to 23% of net sales.

Gland

In June 2008, we entered into a development and supply agreement with Gland. Pursuant to the agreement, we and Gland jointly developed our heparin products, and Gland agreed to supply us heparin for sale in the U.S. market. In addition, we have agreed to use Gland as our exclusive supplier for heparin and Gland has agreed not to, directly or indirectly, sell heparin to any other person or entity that markets or makes use of or sells heparin in the U.S., subject to certain exceptions.

We are required to use our best efforts to attain, no later than within the 12-month period following the fourth anniversary of the launch date of heparin, a minimum U.S. market share based upon IMS data. If we are unsuccessful in achieving this minimum market share, Gland may supply heparin under our ANDA to third parties in addition to us for purposes of marketing, selling and distributing heparin in the U.S., subject to certain limitations. We have agreed to pay a transfer price for each unit of heparin supplied under the agreement, plus a percentage of the net profit from the sales of heparin. In addition, each of us has agreed to share the cost of development activities equally up to a specified amount.

The initial term of the agreement is eight years, after which, unless a third party has rights to market heparin in the U.S. as a result of our discontinuing active sales of heparin there, the agreement automatically renews for consecutive periods of one year unless either party provides notice of its intent to terminate the agreement at least 24 months prior to the desired date of termination.

In addition, we also have other supply agreements with Gland covering two currently marketed products, adenosine and amiodarone, and additional products currently under initial development. For the year ended December 31, 2010, net gross profit from products marketed under our agreements with Gland ranged from 22% to 68%. Net gross profit represents: (i) net sales less the cost of finished goods and inbound freight, which ranges from 18% to 63% of net sales, and (ii) applicable profit sharing due to Gland, which ranges from 0% to 37% of net sales.

Actavis

In April 2009, we entered into a development, manufacturing and supply agreement with Actavis, an international pharmaceutical company. Under the terms of this agreement, we became the exclusive U.S. marketing partner under certain conditions for a portfolio of six specialty injectable products developed and manufactured by Actavis under its ANDAs. In February 2010, this agreement was amended to include two additional products. Pursuant to this agreement, Actavis will supply these products to us at a specified transfer price and will receive a specified percentage of the net profit from sales of such products. As of December 31, 2010, this agreement with Actavis covered eight products, six of which are currently marketed, one product subject to an ANDA under review by the FDA and one product in initial development. We expect to further amend our agreement with Actavis to cover additional products in the future. For the year ended December 31, 2010, net gross profit from products marketed under our agreements with Actavis ranged from 6% to 44%. Net gross profit represents: (i) net sales less the cost of finished goods and inbound freight, which ranges from 33% to 54% of net sales, and (ii) applicable profit sharing due to Actavis, which ranges from 30% to 42% of net sales.

The term of the agreement, with respect to each product covered, is three or five years (depending on the product) from the first sale of each product to us by Actavis, unless earlier terminated or extended. The agreement may be terminated by either party in the event of an uncured material breach or default after notice or by Actavis in the event that any product is no longer economically viable. The term is automatically extended for unlimited additional periods of one year unless either party gives notice of non-renewal at least six months prior to the renewal of the then-current term.

Quality Assurance and Facility Compliance

An important component of our strategy is to actively partner with our international network of collaborators to focus on quality assurance, U.S. cGMP compliance, regulatory affairs and product development. We have developed and implemented quality management systems, including our in-house QA and facility compliance teams, which currently consist of eight employees, to inspect, assess, train and qualify our vendors’

facilities, ensure that the facilities and the products manufactured in those facilities for us are cGMP compliant, and provide support for product launches and regulatory agency facility inspections. Our QA team provides product distribution authorization for finished products before they are shipped under our name, releases product upon receipt at our Memphis distribution center and monitors on-going product quality throughout the product lifecycle. Our in-house facility compliance team qualifies new vendors through an extensive inspection process, implements our quality control systems and monitors on-going vendor compliance with cGMPs through on-going surveillance, cGMP training and periodic performance evaluations. We work with our API, product development and finished product manufacturing partners to evaluate facility design and capability to ensure that such facilities meet or exceed industry standards and on-going FDA compliance. As of December 31, 2010, our in-house facility compliance team had qualified over 60 vendor sites. We are committed to upholding and enforcing our quality standards and only establish collaboration with those business partners who we believe share our commitment to quality and regulatory compliance.

In addition, we have robust on-going qualification and compliance programs in place, which include routine audits, performance evaluations and for-cause audits. Since our first product launch in December 2007, we have undergone two FDA inspections in 2007 and 2010. Neither inspection resulted in the issuance of an FDA Form 483. During the summer of 2010, we unilaterally initiated a voluntary recall of two products based upon our discovery of foreign matter in these products despite our business partner’s contention that a recall was not necessary. We continue to work with the FDA by providing monthly updates and believe that the FDA will deem the recall effective by the end of 2010. On March 9, 2011, we initiated a voluntary recall of all lots of one of our critical care products delivered in a pre-filled syringe that we sold from April 2010 to March 2011 due to reports of incompatibility of certain needleless I.V. sets with these products. Because of our robust quality management system, dedicated QA team and on-going quality checks, we were able to promptly identity this product quality issue and effectively address necessary remediation allowing us to maintain our reputation for proven commitment to deliver quality products to our customers.

Sales and Marketing

Our sales and marketing team was comprised of 28 members as of December 31, 2010, including 21 seasoned sales representatives. Our nationwide sales force is comprised of representatives that typically have significant injectable pharmaceutical sales experience in their respective geographic regions, with many of them having more than 30 years of experience, and collectively have an average of approximately 25 years of experience. We believe that our target markets are highly concentrated and can therefore be effectively penetrated by our dedicated and experienced sales team with respect to both our existing and new products. Our sales and marketing efforts are supported by our senior management team, which is comprised of industry veterans that have developed significant expertise across all facets of pharmaceutical management and have access to key decision-makers at API suppliers and finished product developers and manufacturers. We believe our U.S. sales and marketing expertise provides our business partners with significant value by eliminating their need to develop and maintain a U.S.-focused sales and marketing organization.

We market our products to GPOs and a diverse group of end-user customers. Most of the end-users of injectable pharmaceutical products have relationships with GPOs whereby such GPOs provide such end-users access to a broad range of pharmaceutical products from multiple suppliers at competitive prices and, in certain cases, exercise considerable influence over the drug purchasing decisions of such end-users. Collectively, we believe that the five largest U.S. GPOs, AmeriNet, Inc. (“AmeriNet”), HealthTrust Purchasing Group (“HPG”), MedAssets Inc. (“MedAssets”), Novation, LLC (“Novation”), and Premier represented the majority of the acute care hospital market in 2010. We currently derive, and expect to continue to derive, a large percentage of our revenue from end-user customers that are members of a small number of GPOs. For example, these five GPOs represented end-user customers that collectively accounted for approximately 35% of our net contract revenue for each of the years ended December 31, 2009 and 2010, respectively. We have agreements covering certain of our products with most of the major GPOs in the U.S., including AmeriNet, HPG, MedAssets, Novation and Premier. The scope of products included in these agreements varies by GPO. Our strategy is to have substantially all of our products covered under these agreements as we launch new products and these agreements come up for renewal. These agreements are typically multi-year in duration but may be terminated by either party on 60 or 90 days notice. Maintaining our strong relationships with these GPOs will require us to continue to be a reliable supplier, offer a broad product line, remain price competitive, comply with FDA regulations and provide high-quality products, all of which are key elements of our business model.

Our marketing efforts include a focus on enhanced delivery systems. We provide our products in a variety of convenient presentations, including pre-filled ready-to-use syringes, medical devices and premix bags, thereby eliminating unnecessary steps in the administration of our products to patients. We have also launched PreventIV Measures, our comprehensive, user-driven and patient-centered approach to product labeling and packaging. This proprietary labeling and packaging system is designed to improve patient safety by helping to prevent errors in the administration and delivery of medication to patients through the use of distinctive color coding and easy-to-read labels. We believe our proprietary labeling and packaging systems favorably differentiates our products from those of our competitors.

Customers

As is typical in the pharmaceutical industry, we distribute our products primarily through pharmaceutical wholesalers and, to a lesser extent, specialty distributors that focus on particular therapeutic product categories, for use by a wide variety of end-users, including U.S. hospitals, critical care centers, home health companies, surgical centers, dialysis centers, oncology treatment facilities, government facilities, pharmacies, other outpatient clinics and physicians. For the year ended December 31, 2010, the products we sold through our three largest wholesalers, Cardinal Health, Amerisource and McKesson, accounted for approximately 33%, 29% and 23%, respectively, of our net revenue. In addition, several specialty distributors, such as those in the oncological marketplace, serve as important distribution channels for our products.

As end-users have multiple channels to access our products, we believe that we are not dependent on any single GPO, wholesaler or distributor for the distribution or sale of our products. No single end-user customer or group of affiliated end-user customers accounted for more than 10% of our net revenues for the years ended December 31, 2008, 2009 or 2010.

Product Distribution

Like many other pharmaceutical companies, we utilize an outside third-party logistics contractor to facilitate the distribution of our products. Since May 2007, our third-party logistics provider has handled all aspects of our product logistics efforts and related services, including warehousing, shipping, customer billing and collections. Our products are distributed through two facilities located in Ontario, California and Memphis, Tennessee, affording more than 450,000 square feet of space and a well-established infrastructure. Under our agreement with such logistics provider, we maintain ownership of our finished products until sale to our customers. Our contract with such logistics provider is scheduled to expire in December 2012, subject to automatic annual extensions unless either party elects not to extend such agreement by notifying the other party at least 90 days prior to expiration or the initial term of such applicable renewal term. If necessary, we believe we could secure the services of a replacement third-party logistics contractor on acceptable terms without any adverse impact on our business.

Competition

Our industry is highly competitive and our principal competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies and generic drug companies. Our principal competitors include Baxter, Boehringer, Fresenius, Hikma (principally as a result of its pending acquisition of Baxter’s generic injectable business), Hospira, Pfizer, Sandoz, and Teva. We believe that the key competitive factors that will affect the development and commercial success of our current products and any future products that we may develop are price, reliability of supply, quality and enhanced product features.

Revenue and gross profit derived from sales of generic pharmaceutical products tend to follow a pattern based to a significant degree on regulatory and competitive factors. As patents for branded products and related exclusivity periods expire or are ruled invalid, the first generic pharmaceutical manufacturer to receive regulatory approval for a generic version of the reference product is generally able to achieve significant market penetration and higher margins on that product. As competing generic manufacturers receive regulatory approval on this product, market share, revenue and gross profit typically decline for the original generic entrant. In addition, as more competitors enter a specific generic market, the average selling price per unit dose of the particular product typically declines for all competitors. The level of market share, revenue and gross profit attributable to a particular generic pharmaceutical product is significantly influenced by the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch in relation to competing approvals and launches. We intend to continue to develop and introduce new products in a timely and cost-effective manner, identify niche products with significant barriers to entry and develop products with enhanced features or other competitive advantages in order to maintain and grow our revenue and gross margins. In the future, we may challenge proprietary product patents to seek first-to-market rights.

Employees

As of December 31, 2010, we had a total of 85 full-time employees, of which 28 were in sales and marketing, 24 were in regulatory affairs and facility compliance and 33 were in administration and finance. None of our employees are represented by a labor union or subject to a collective bargaining agreement. We have not experienced any work stoppage and consider our relations with our employees to be good.

Facilities

As of December 31, 2010, we conducted all of our operations through an aggregate of approximately 20,000 square feet of office space in our headquarters in Schaumburg, Illinois under a lease that expires on December 31, 2016. We believe that our current facility is adequate for our needs for the immediate future and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations on commercially reasonable terms.

Our KSP joint venture has completed construction of a manufacturing facility in Chengdu, China, and the facility is currently in the process of equipment validation. This facility occupies approximately 300,000 square feet. We do not currently have plans to purchase or lease additional facilities for manufacturing, packaging or warehousing, as such services are generally provided to us by our business partners and other third-party vendors.

Intellectual Property

As a specialty and generic pharmaceutical company, we have limited intellectual property surrounding our generic injectable products. We are developing specialized devices, systems and branding strategies that we aggressively seek to protect through trade secrets, unpatented proprietary know-how, continuing technological innovation, and traditional intellectual property protection through trademarks, copyrights and patents to preserve our competitive position. In addition, we seek copyright protection of our packaging and labels. Our current trademarks include “Sagent Pharmaceuticals,” “Sagent,” “Injectables Excellence,” “Discover Injectables Excellence” and “PreventIV Measures.”

Government Regulation

Prescription pharmaceutical products are subject to extensive pre- and post-market regulation by the FDA, including regulations that govern the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, advertising and promotion of the products under the Federal Food Drug and Cosmetic Act and the Public Health Services Act, and by comparable agencies in foreign countries. FDA approval is required before any dosage form of any drug can be marketed in the U.S. All applications for FDA approval must contain information relating to pharmaceutical formulation, stability, manufacturing, processing, packaging, labeling and quality control.

Generic Drug Approval

The Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, established abbreviated FDA approval procedures for those drugs that are no longer protected by patents and which are shown to be equivalent to previously approved proprietary drugs. Approval to manufacture these drugs is obtained by filing an ANDA, which is a comprehensive submission that must contain data and information pertaining to the active pharmaceutical ingredient, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. As a substitute for clinical studies, the FDA may require data indicating that the ANDA drug formulation is equivalent to a previously approved proprietary drug. In order to obtain an ANDA approval of a strength or dosage form that differs from the referenced branded drug, an applicant must file and have granted an ANDA Suitability Petition. A product is not eligible for ANDA approval if it is not determined by the FDA to be equivalent to the referenced branded drug or if it is intended for a different use. However, such a product might be approved under a New Drug Application, or an NDA, with supportive data from clinical trials.

One advantage of the ANDA approval process is that an ANDA applicant generally can rely upon equivalence data in lieu of conducting pre-clinical testing and clinical trials to demonstrate that a product is safe and effective for its intended use. We generally file, or have filed on our behalf, ANDAs to obtain approval for our business partners to manufacture and for us to market our generic products. No assurance can be given that ANDAs submitted for our products will receive FDA approval on a timely basis, if at all, nor can we estimate the timing of the ANDA approvals with any reasonable degree of certainty.

In addition to regulating and auditing human clinical trials, the FDA regulates and inspects equipment, facilities, laboratories, and processes used in the manufacturing and testing of such products prior to providing approval to market a product. If after receiving clearance from the FDA, a material change is made in manufacturing equipment, location or process, additional regulatory review may be required. Our manufacturers also must adhere to cGMP and product-specific regulations enforced by the FDA through its facilities inspection program. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, laboratories and processes following the initial approval. If, as a result of these inspections, the FDA determines that the equipment, facilities, laboratories, or processes of our manufacturers do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal, or administrative sanctions and/or remedies against our manufacturers, including the suspension of manufacturing operations.

Other Regulations

We are also subject to various federal and state laws pertaining to healthcare “fraud and abuse,” including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. The federal government has published regulations that identify “safe harbors” or exemptions for certain arrangements that do not violate the anti-kickback statutes. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payers (including Medicare and Medicaid), claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. The activities of our strategic partners relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid). If the government were to allege against or convict us of violating these laws, there could be a material adverse effect on us. Our activities could be subject to challenge for the reasons discussed above and due to the broad scope of these laws and the increasing attention being given to them by law enforcement authorities.

We are also subject to regulation under the Occupational Safety and Health Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other current and potential future federal, state, or local laws, rules, and/or regulations. Our product development activities involve the controlled use of chemicals, biological materials and other hazardous materials. We believe that our procedures comply with the standards prescribed by federal, state, or local laws, rules, and/or regulations; however, the risk of injury or accidental contamination cannot be completely eliminated.

Legal Proceedings

We are from time to time subject to claims and litigation arising in the ordinary course of business. These claims may include assertions that our products infringe existing patents and claims that the use of our products has caused personal injuries. We intend to defend vigorously any such litigation that may arise under all defenses that would be available to us. At this time, there are no proceedings of which management is aware that will have a material adverse effect on the consolidated financial position or results of operations.

On January 3, 2011, Infusive Technologies, LLC (“Infusive”) filed a complaint against us in the United States District Court of Utah, Central Division, alleging that we had breached the terms of an acquisition agreement we entered into with Infusive in September 2008 for failing to use reasonable commercial efforts to develop and commercialize certain products based on patents and other intellectual property assigned to us by Infusive under such agreement and thereby avoiding a $1.25 million contingent payment under the agreement. The complaint sought compensatory damages of at least $15.0 million, plus interest, and punitive damages of at least $50.0 million. We intend to vigorously defend ourselves in such litigation, including bringing a number of counterclaims against Infusive in such litigation. Consistent with our vigorous defense, we filed motions addressed to venue and to dismiss the complaint on March 4, 2011. On March 28, 2011, Infusive filed its first amended complaint, which among other things, alleged additional facts to support its allegations contained in the original complaint and eliminated the claim for punitive damages.

Environment

We believe that our operations comply in all material respects with applicable laws and regulations concerning the environment. While it is impossible to predict accurately the future costs associated with environmental compliance and potential remediation activities, compliance with environmental laws is not expected to require significant capital expenditures and has not had, and is not expected to have, a material adverse effect on our earnings or competitive position.

Corporate Information

We were originally incorporated as a Cayman Islands company in 2006 and will be reincorporated as a Delaware corporation prior to completion of this offering. Our address is 1901 North Roselle Road, Suite 700, Schaumburg, Illinois 60195. Our telephone number is (847) 908-1600. Our internet address is www.sagentpharma.com. Information obtained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

MANAGEMENT

Below is a list of the names and ages, as of December 31, 2010, of our executive officers, certain key employees and directors as of the completion of this offering and a brief summary of their business experience.

Name	Age	Position

Jeffrey Yordon.	62	President, Chief Executive Officer and Chairman of the Board of Directors

Ronald Pauli	50	Chief Financial Officer

Albert Patterson, R.Ph.	67	Senior Vice President, Operations

Michael Logerfo	46	Chief Legal Officer, Corporate Vice President and Secretary

Lorin Drake	57	Vice President, Sales and Marketing

Anthony Gulczynski	53	Vice President, Corporate Development

Sheila Moran	44	Vice President, Quality

Ravi Malhotra, Ph.D.	68	Vice President, Project Management

Tom Moutvic	49	Vice President, Regulatory Affairs

Dave Hebeda	43	Vice President, Finance

Mary Taylor Behrens	50	Director

Robert Flanagan	54	Director

Anthony Krizman	54	Director

Frank Kung, Ph.D.	62	Director

James Sperans	45	Director

Chen-Ming Yu	36	Director

Executive Officers and Certain Key Employees

Jeffrey Yordon has served as our President, Chief Executive Officer and chairman of our board of directors since April 2006. Prior to joining our company, from February 1996 to March 2006, Mr. Yordon held the positions of Chief Strategic Officer, Co-Chief Operating Officer and President of American Pharmaceutical Partners (now known as Abraxis Pharmaceutical Products) and was a member of its board of directors. Prior to that, Mr. Yordon held the positions of President of Faulding Pharmaceuticals plc; Executive Vice President of Gensia Laboratories; President and Chief Executive Officer of YorPharm and Executive Vice President and President of LyphoMed, Inc. Mr. Yordon served as chairman of the board of directors of Pharmaceutical Partners of Canada and Drug Source Company and member of the board of directors of the Drug, Chemical & Associated Technologies Association. As a result of these and other professional experiences, we believe Mr. Yordon possesses particular knowledge and experience in pharmaceutical development, manufacturing, business development, sales and marketing; strategic planning and leadership of complex organizations; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills, and experience. Mr. Yordon received a BA from Northern Illinois University.

Ronald Pauli has served as our Chief Financial Officer since April 2007. Prior to joining our company, from August 2006 to March 2007, Mr. Pauli held the positions of Executive Vice President and Chief Financial Officer of the biotech company NEOPHARM, Inc. Prior to that, Mr. Pauli held the positions of Corporate Controller and Interim Chief Financial Officer of Abraxis BioScience; Vice President, Controller, and Chief Financial Officer of ERSCO Corporation; Corporate Controller of Applied Power, Inc.; Corporate Controller of R.P. Scherer; Assistant Controller, Assistant Treasurer, and Assistant Director of Investor Relations of Kmart

Corporation; and Senior Accountant of Ernst & Whinney (now Ernst & Young). Mr. Pauli served as a Certified Public Accountant licensed in North Carolina and received a BS in Accounting from Michigan State University and an MS in Finance from Walsh College.

Albert Patterson, R.Ph. has served as our Senior Vice President, Operations since June 2010. Prior to joining our company, from September 2004 to June 2010, Mr. Patterson held the position of Chief Executive Officer of The Bert Patterson Group, a healthcare consulting company focused on the generic pharmaceutical industry. Prior to that, from July 2003 to August 2004, Mr. Patterson held the positions of President and Chief Executive Officer of Excel Rx GSO, a group service organization concentrating on the alternate site healthcare sector. From July 1997 through July 2003, Mr. Patterson held the positions of Vice President of Pharmacy, Vice President of the Contract Center of Excellence and Vice President of Alternate Site Healthcare and Business Development of Premier, Inc., a national healthcare Group Purchasing Organization. From February 1988 through June 1997, Mr. Patterson held the positions of Director of Hospital Pharmacy, Director of the Office of Drug Product Management and internal Pharmacy Benefit Manager of the U.S. Department of Veterans Affairs. Mr. Patterson served as a member of the board of directors of the Ronald McDonald House near Loyola University Medical Center. Mr. Patterson has also served in faculty positions at Illinois, Wisconsin and Purdue Colleges of Pharmacy and as a member of the Dean’s committee at Midwestern University, Chicago College of Pharmacy. Mr. Patterson received a BS in Pharmacy from the University of Illinois College of Pharmacy.

Michael Logerfo has served as our Corporate Vice President since March 2007 and Chief Legal Officer since April 2010. From March 2007 to August 2008, Mr. Logerfo served as Chief Operating Officer of our KSP joint venture. As of September 23, 2010, Mr. Logerfo has also been named our Secretary. From October 1999 to January 2006, Mr. Logerfo held the positions of President and Chief Executive Officer of Flavine Holding Co. and its affiliates, a privately held group engaged in the development and sale of active pharmaceutical ingredients. Mr. Logerfo has been a lawyer in private practice, from September 2006 to January 2007, as a partner with the law firm Phillips Nizer, and from June 1990 to October 1999, as a member of the firm Ferro Labella Logerfo & Zucker, PC and its predecessors and successors. He is admitted to practice law in New Jersey and New York. Mr. Logerfo received a BA in Government and a JD from Georgetown University.

Lorin Drake has served as our Vice President, Sales and Marketing since May 2006. Prior to joining our company, from 1998 to May 2006, Mr. Drake held the positions of Senior Director of Sales and Vice President of Sales of American Pharmaceutical Partners. Prior to that Mr. Drake held various sales related positions at Fujisawa USA and Lyphomed. Mr. Drake received a BS in Economics from Manchester College.

Anthony Gulczynski has served as our Vice President, Corporate Development since May 2006. Prior to joining our company, from 1993 to May 2006, Mr. Gulczynski held the positions of Senior Director of Pharmacy and Vice President, Pharmacy Services with Premier, Inc. Prior to that, Mr. Gulczynski held the position of General Manager, Home Infusion of IVonyx. Mr. Gulczynski is a Registered Pharmacist and received a BS from the University of Illinois College of Pharmacy.

Sheila Moran has served as our Vice President, Quality since June 2009. Ms. Moran joined our company in August 2007 and has held the positions of Director and Senior Director of Quality Assurance. Prior to joining our company, from November 2004 to August 2007, Ms Moran held the position of Directory of Quality Assurance at Regis Technologies. Prior to that, Ms. Moran held various positions at Cardinal Health, most recent being Director, Scientific Development/Specialty Manufacturing. Ms. Moran received a BS in Biology/Chemistry from Roosevelt University.

Ravi Malhotra, Ph.D. has served as our Vice President, Project Management since October 2006. Prior to joining our company, from 2000 to October 2006, Dr. Malhotra held the position of Director of Project Management of American Pharmaceutical Partners. Prior to that, Dr. Malhotra held the positions of Associate Director & Manager of Project Management of Fujisawa Pharmaceuticals. Dr Malhotra completed his post-doctoral studies at The Ohio State University and the University of Kansas.

Tom Moutvic has served as our Vice President, Regulatory Affairs since May 2007. Prior to joining our company, from 2004 to May 2007, Mr. Moutvic held the position of Director, Global Regulatory Affairs of Hospira, Inc. Prior to that, Mr. Moutvic held the positions of Associate Director Regulatory Affairs of Abbott Laboratories; and Manager, Procurement Regulatory Affairs and Quality Assurance of Baxter Healthcare Corporation. Mr. Moutvic received a BS in Microbiology from the University of Wisconsin at Madison.

Dave Hebeda has served as our Vice President of Finance since July 2010. Prior to joining our company, from 2006 to July 2010, Mr. Hebeda held positions of VP/Corporate Controller, Corporate Controller and Assistant Corporate Controller for APP Pharmaceuticals, Inc. (previously Abraxis BioScience, Inc.). Prior to that, Mr. Hebeda held the positions of Corporate Controller of GVW Holdings, Controller of Hedstrom Corporation, Assistant Controller at Tenneco Packaging’s Hexacomb Division, Financial Reporting Manager at International Jenson Inc. and Senior Accountant with Deloitte & Touche. Mr. Hebeda is a Certified Public Accountant and received a BS in Accounting from Eastern Illinois University and an MBA from Northwestern University’s Kellogg School of Management.

Directors

We believe our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications or skills in the following areas are most important: pharmaceutical development, manufacturing, sales and marketing; accounting, finance and capital structure; strategic planning and leadership of complex organizations; legal, regulatory and government affairs; people management; and board practices of other entities. We believe that all of our current board members possess the professional and personal qualifications necessary for board service and have highlighted particularly noteworthy attributes for each board member in the individual biographies below, or above in the case of Mr. Yordon.

Mary Taylor Behrens has served as a member of our board of directors since November 2010. Ms. Behrens has been engaged in private consulting since February 2003 and has held the position of President of Newfane Advisors, Inc., a consulting firm, since November 2004. Prior to that, from February 2001 until January 2003, Ms. Behrens served as Head or Co-Head of Merrill Lynch Investment Managers, Americas Region. From February 1998 until January 2001, Ms. Behrens was a Senior Vice President of Merrill Lynch & Co., serving as Head of Human Resources and a member of its Executive Committee. Ms. Behrens served as a member of the board of directors of Manor Care, Inc. from November 2004 until it went private in December 2007. As a result of these and other professional experiences, we believe Ms. Behrens possesses particular knowledge and experience in human resources, strategic planning and leadership of complex organizations, and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Ms. Behrens holds a BA in Government from Georgetown University.

Robert Flanagan has served as a member of our board of directors since May 2009. Mr. Flanagan has held the position of Executive Vice President of Clark Enterprises, Inc. since 1989, overseeing the acquisition, management and development of new investment opportunities. Prior to that, Mr. Flanagan served as the treasurer, secretary and a member of the board of directors of Baltimore Orioles, Inc. Mr. Flanagan has also served on the board of directors of Martek Biosciences Corporation and Castle Brands, Inc. and is a Certified Public Accountant licensed in Washington, D.C. As a result of these and other professional experiences, we believe Mr. Flanagan possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Mr. Flanagan received a BS in Business Administration from Georgetown University and an MST from the American University School of Business.

Anthony Krizman has served as a member of our board of directors since July 2010. Mr. Krizman held the position of Assurance Partner at PricewaterhouseCoopers, LLP (“PwC”) until June 30, 2010, when he retired. In addition, his internal roles at PwC included Midwest Region Risk Management Leader, PwC Assurance Quality Board Member and Managing Partner, Northwest Ohio Practice. During his 32-year tenure at PwC, Mr. Krizman advised his clients on a substantial number of issues including: preparation for and execution of private placements and initial public offerings, implementation of Sarbanes-Oxley reporting requirements, and due diligence relating to major acquisitions and carve-outs of business units in divestitures. Mr. Krizman has extensive experience in managing annual financial statements and internal control audits, as well as strategic special projects for companies in the healthcare, consumer packaged goods, automotive and service industries. Mr. Krizman is a Certified Public Accountant. As a result of these and other professional experiences, we believe Mr. Krizman possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Mr. Krizman received a BS in Accounting and an MBA from Indiana University.

Frank Kung, Ph.D. has served as a member of our board of directors since May 2006. Dr. Kung is a founding member of Vivo Ventures, LLC (formerly BioAsia Investments) and has been the managing partner since February 1997. Prior to that, Dr. Kung held the positions of co-founder, Chairman and Chief Executive Officer of Genelabs Technologies, Inc. (NASDAQ: GNLB); co-founder of Cetus Immune Corporation (later acquired by its parent company, Cetus Corporation). Dr. Kung has served on the board of directors of the Emerging Company Governing Body of the Biotechnology Industry Organization (BIO); Mt. Jade Science and Technology Association, West Coast; and the Asian American Manufacturing Association. He was also appointed by the U.S. Secretary of Health and Human Services as a voting member of the National Biotechnology Policy Board. As a result of these and other professional experiences, we believe Dr. Kung possesses particular knowledge and experience in pharmaceutical development and manufacturing; strategic planning and leadership of complex organizations; legal, regulatory and government affairs; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Dr. Kung received a BS in Chemistry from the National Tsing Hua University in Taiwan and a Ph.D. in Molecular Biology and an MBA from the University of California at Berkeley.

James Sperans has served as a member of our board of directors since December 2008. Mr. Sperans is a Managing Director of Morgan Stanley Alternative Investment Management, Inc. where he has been employed since 2001. Previously, Mr. Sperans was an entrepreneur, founding or co-founding four businesses, including two marketing automation services companies (TeamToolz and Nimblefish Technologies) and a New York-based private advisory firm. Prior to that, Mr. Sperans was a senior consultant of Bain & Company. In this capacity, he advised both public and private companies on strategic, financial and operational issues. As a result of these and other professional experiences, we believe Mr. Sperans possesses particular knowledge and experience in strategic planning; entrepreneurial finance; and leadership of complex organizations that strengthen the board’s collective qualifications, skills and experience. Mr. Sperans received dual BAs with High Honors from the University of California at Berkeley and an MBA from the Harvard Graduate School of Business Administration.

Chen-Ming Yu has served as a member of our board of directors since May 2006. Dr. Yu has been a partner of Vivo Ventures, LLC (formerly BioAsia Investments) since 2004 and is also currently the Chief Business Officer at KangHui Medical, where he oversees all corporate development activities. Prior to that, Dr. Yu held the position of Group Product Manager for aQuantive and, prior thereto, was employed by Eli Lilly and Bain & Company. Dr. Yu currently serves as a member of the board of directors of several life science companies and is also on the Board of Governors of the Stanford Medical School Alumni Association. As a result of these and other professional experiences, we believe Dr. Yu possesses particular knowledge and experience in pharmaceutical development and manufacturing; strategic planning and leadership of complex organizations; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Dr. Yu received a BA in Biology from Harvard University and an MBA and an MD from Stanford University, where his research background was focused on immunology and infectious diseases.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Corporate Governance

Board Composition

Our board of directors currently consists of eight members, seven of whom were elected as directors under the board composition provisions of the Sixth Amended and Restated Articles of Association (the “Articles of Association”) of the issuer of the common stock in this offering prior to the Reincorporation and one of whom was elected under an amendment to be filed thereto. The Articles of Association provide that, subject to certain shareholding requirements: (1) the holders of a majority of the outstanding ordinary shares of our company are entitled to elect one director of our company; (2) the holders of a majority of outstanding Series A preferred shares are entitled to elect four directors; (3) the holders of a majority of outstanding Series B-1 preferred shares are entitled to elect one director; and (4) the holders of a majority of outstanding ordinary shares, Series A preferred shares, Series B preferred shares and Series B-1 preferred shares, voting together as a single class on an as-converted basis, are entitled to elect one director. Each of our existing directors (other than Mr. Krizman and Ms. Behrens) was elected pursuant to, and serve as a shareholder designee under, our existing Amended and Restated Voting Agreement. See “Certain Relationships and Related Party Transactions—Series A Share Financings—Voting Agreement.” We have been informed by the director designee for Key Gate Investments Limited that he intends to resign from our board of directors prior to the completion of this offering. As a result, we have not included any information relating to this existing director in this prospectus.

Our certificate of incorporation that will be in effect upon completion of this offering will eliminate our existing classes of preferred stock, and as a result, subject to any future issuances of preferred stock, holders of our common stock will be entitled to one vote for each share of common stock held by them in the election of our directors. Our certificate of incorporation will provide that our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office. The term of office for each director will be until the earlier of his or her death, resignation or removal. Shareholders will elect directors each year at our annual meeting.

Our certificate of incorporation will provide that our board of directors will be divided into three classes, with each director serving a three-year term, and one class of directors being elected at each year’s annual meeting of stockholders. Messrs. Sperans and Yu will serve as Class I directors with an initial term expiring in 2012. Ms. Behrens and Mr. Krizman will serve as Class II directors with an initial term expiring in 2013. Messrs. Yordon, Flanagan and Kung will serve as Class III directors with an initial term expiring in 2014. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

We believe that all of our directors, other than Mr. Yordon, will be “independent directors” as defined under the rules of The NASDAQ Global Market upon completion of this offering. In addition, we believe that Messrs. Flanagan, Krizman and Yu will be “independent directors” as defined under the rules of the SEC and The NASDAQ Global Market for purposes of serving on our audit committee.

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

The SEC and NASDAQ Global Market rules require us to have one independent member of each of the committees set forth below upon the listing of our common stock on The NASDAQ Global Market and a majority of independent directors within 90 days of the date of the completion of this offering. All of the members of these committees must be independent within one year of the date of the completion of this offering. We intend to comply with the other independence requirements within the time periods specified.

Audit Committee

The Audit Committee will be responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered accounting firm and approving all services to be performed by them; (2) overseeing our independent registered accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.

Our Audit Committee consists of Messrs. Krizman, Flanagan and Yu, and Mr. Krizman will serve as the chair. We believe that Mr. Krizman will qualify as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors will adopt a written charter for the Audit Committee, which will be available on our corporate website at www.sagentpharma.com upon the completion of this offering. The information on our website is not part of this prospectus.

Compensation Committee

The Compensation Committee will be responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Our Compensation Committee consists of Ms. Behrens and Messrs. Kung and Sperans, and Ms. Behrens will serve as the chair. Our board of directors will adopt a new written charter for the Compensation Committee, which will be available on our corporate website at www.sagentpharma.com upon the completion of this offering. The information on our website is not part of this prospectus.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our Corporate Governance and Nominating Committee consists of Messrs. Flanagan and Kung and Ms. Behrens, and Mr. Flanagan will serve as the chair. Our board of directors will adopt a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.sagentpharma.com upon the completion of this offering. The information on our website is not part of this prospectus.

Risk Oversight

The board of directors oversees the risk management activities designed and implemented by our management. The board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the FDA and risks associated with our strategic plan, business operations and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel, including our internal risk management team discussed below, that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

We have established an internal risk management team consisting of the Chief Financial Officer, the Chief Legal Officer, the Senior Vice President Operations, Vice President Finance, Vice President Regulatory Affairs, Vice President Quality and Director Human Resources. This team identifies, evaluates and prioritizes internal and external risks and develops responses to address those risks, and reports to the board of directors and its committees.

The Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements, including monitoring our risk assessment and risk management activities with management and receiving information on material legal and financial affairs. The Audit Committee receives periodic reports regarding our risk assessment activities and discusses specific risk areas with the internal risk management team and its members throughout the year. The other committees of the board of directors oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee assesses risks relating to our compensation policies and practices.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

We will adopt a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code will be available on our corporate website at www.sagentpharma.com upon completion of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. Our website is not part of this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we have with our Named Executive Officers as required under the rules of the SEC. The SEC rules require disclosure for the principal executive officer (our Chief Executive Officer (“CEO”)) and principal financial officer (our Chief Financial Officer (“CFO”)), regardless of compensation level, any persons who served in such capacities during the last fiscal year regardless of whether they have left our company, and the three most highly compensated executive officers serving at the end of our last completed fiscal year, other than the CEO and CFO. All of these executive officers are referred to in this Compensation Discussion and Analysis as our “NEOs.” This Compensation Discussion and Analysis includes a discussion of our compensation arrangements for both 2009 and 2010 as well as certain recent changes to such compensation arrangements.

Our NEOs during 2010 are listed in the table below.

Name	Title
Jeffrey Yordon	President and Chief Executive Officer
Ronald Pauli	Chief Financial Officer
Michael Logerfo	Chief Legal Officer, Corporate Vice President and Secretary
Lorin Drake	Vice President, Sales and Marketing
Albert Patterson	Senior Vice President, Operations

The board of directors determined compensation for NEOs hired by us early in our existence based primarily on negotiations with the NEOs prior to their being hired and Vivo Ventures’ past practices and experiences with other executives of its portfolio companies. In 2009, all members of our board of directors participated in deliberations concerning NEO compensation. In June 2010, we hired Mr. Albert Patterson as our Senior Vice President, Operations. Prior to that time, Mr. Patterson performed certain consulting services for us. In that capacity, we paid Mr. Patterson an aggregate of $196,900 in cash during 2009 for such services. We also issued Mr. Patterson options to purchase an aggregate of 6,379 shares of our common stock under our 2007 Global Share Plan during the time he served as a consultant to us. Mr. Patterson is an NEO for 2010 and, as a result, we have included him in the discussion that follows in connection with our discussion of compensation arrangements for 2010.

Our Compensation Committee currently consists of Ms. Behrens and Messrs. Kung and Sperans. In connection with this offering, our Compensation Committee is undertaking a substantial review of our existing compensation programs, objectives and philosophy to determine whether such programs, objectives and philosophy are appropriate after we have become a public company. In addition, as we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (3) to align the interests of our executive officers and our equity holders through short- and long-term incentive compensation programs. For our NEOs, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

A significant portion of the compensation of the NEOs has historically consisted of equity and cash incentive compensation contingent upon the achievement of financial and operational performance metrics. We expect to continue to provide our NEOs with a significant portion of their compensation in this manner. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with our company’s financial performance. Equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial objectives.

We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles.

To Pay for Performance

Individuals in leadership roles, particularly our NEOs, are compensated based on a combination of total company, departmental and individual performance factors. Total company and departmental performance is evaluated primarily on the degree to which pre-established financial objectives are met. Individual performance is evaluated based upon several individualized leadership factors, including:

•	individual contribution to attaining specific financial objectives;

•	building and developing individual skills and a strong leadership team; and

•	developing an effective infrastructure to support business growth and profitability.

A significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with stockholder value.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our highest performing employees and attract superior leaders to our company. We have established compensation levels that we believe are competitive based on our board’s experience with pay practices and compensation levels for companies such as ours.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, our board considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

In addition to short- and long-term compensation, we have found it important to provide certain of our executive officers with competitive post-employment compensation. Post-employment compensation consists primarily of two main types—severance pay and benefits continuation. We believe that these benefits are important considerations for our executive officer compensation package, as they afford a measure of financial security in the event of certain terminations of their employment and also enable us to secure their cooperation following termination. We have sought to ensure that each combined compensation package is competitive at the time the package is negotiated with the executive officer. We elect to provide post-employment compensation to our executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and our hiring needs dictate.

Compensation Committee Review of Compensation

We expect that following this offering, our Compensation Committee will review compensation elements and amounts for NEOs on an annual basis and at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. We did not use a third-party consultant to assist us with determining compensation levels for our NEOs in 2009 or 2010. We expect that each year our head of human resources will compile a report of benchmark data for executive positions for similar companies, including summaries of base salary, annual cash incentive plan opportunities and awards and long-term incentive award values. We have not yet determined the companies that we will benchmark our compensation packages against, but we expect that the Compensation Committee will determine this list after completion of this offering and that it will compare our pay practices and overall pay levels with other leading industry organizations and, where appropriate, with non-industry organizations when establishing our pay guidelines.

We expect that the CEO will provide compensation recommendations to the Compensation Committee for executives other than himself based on this data and the other considerations mentioned in this Compensation Discussion and Analysis. We expect that the Compensation Committee will recommend a compensation package that is consistent with our compensation philosophy, strategically positioned at the median of the peer group and competitive with other organizations similar to ours. The Compensation Committee will then discuss these recommendations with the CEO and the head of human resources and will make a recommendation to the board, which the board will consider and approve, if appropriate.

We expect that the Compensation Committee will consider input from our CEO and CFO when setting financial objectives for our incentive plans. We also expect that the Compensation Committee will consider input from our CEO, with the assistance of our head of human resources (for officers other than the CEO), regarding benchmarking and recommendations for base salary, annual incentive targets and other compensation awards. The Compensation Committee will likely give significant weight to our CEO’s judgment when assessing performance and determining appropriate compensation levels and incentive awards for our other NEOs.

IPO Compensation Review

In connection with our preparation for an initial public offering, we engaged a third-party consultant to review our current compensation arrangements with our senior management team, including our NEOs. In connection with such review, the consultant assessed the overall competitiveness of current pay levels for our senior management team and provided data with respect to the terms of typical employment agreements, including termination and change of control benefits. The consultant was also requested to provide our board of directors with:

•	due diligence with respect to equity grants or awards in connection with recently completed IPOs;

•	detailed modeling of the aggregate cost and share usage under multiple scenarios involving equity grants in connection with our IPO; and

•	a discussion of typical outside director compensation arrangements.

In connection with its competitiveness review, the consultant conducted an analysis of target total compensation levels for 11 members of our senior management team, including each of our NEOs. The consultant based its comparisons on market data specifically relevant to our industry and scope of operations (i.e., companies with a revenue size of approximately $100 million). In addition, the consultant also compared compensation levels for our NEOs to a sample of public pharmaceutical companies, using compensation data included in such companies latest proxy statement filed with the SEC. Such companies included Abraxis BioScience, Inc., Affymax Inc., Alexza Pharmaceuticals Inc., Anyx Therapeutics, Inc., Biodel Inc., BioMimetic Therapeutics, Inc., Cadence Pharmaceuticals, Inc., CPEX Pharmaceuticals, Inc., Cumberland Pharmaceuticals, Inc., Jazz Pharmaceuticals, Inc., Map Pharmaceuticals, Inc., NovaBay Pharmaceuticals, Inc., Obagi Medical Products, Inc., Oculus Innovative Sciences, Inc., Optimer Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc., Sucampo Pharmaceuticals, Inc. and Xenoport Inc. These companies were selected by the consultant based on being pharmaceutical companies of similar size and scope. Our compensation committee is continuing to evaluate our compensation policies and, in that regard, has not determined to utilize this or any other peer group going forward.

Overall, the consultant concluded that our base salaries are competitive with market levels when compared to survey data and compensation of our NEOs falls at the low end of the competitive range (i.e., +/-15% from median) when compared to the peer group proxy data. In addition, the consultant noted that our competitiveness varied somewhat by position, ranging from -47% to +35% of the median for that position. Similarly, the consultant concluded that our target bonus opportunities for our senior management team, expressed as a percentage of base salary, are generally consistent with market practice and our total cash compensation levels approximate the market median compared to survey data and compensation of our NEOs falls at the low end of the competitive range when compared to the proxy data.

On January 20, 2011, we entered into a new employment agreement with each of our NEOs. A detailed discussion of the terms of these new employment agreements is set forth below under heading “—Employment Agreements.” Our compensation committee considered the consultant’s report in negotiating the terms of such employment agreements with our NEOs. No adjustments to our NEOs’ base salaries or bonus opportunities as a percentage of base salary for 2011 were made in connection with the execution of these agreements. In general, the other terms of the agreements, such as length, renewal terms, restrictive clauses, severance and change in control benefits, are consistent with the typical market terms as identified by the consultant in its report.

Our Compensation Committee is continuing to evaluate our compensation policies.

Elements of Compensation

As discussed throughout this Compensation Discussion and Analysis, the compensation policies applicable to our NEOs are reflective of our pay-for-performance philosophy whereby a significant portion of both cash and equity compensation is contingent upon achievement of measurable financial objectives and enhanced equity value, as opposed to current cash compensation and perquisites not directly linked to objective financial performance. This compensation mix is consistent with our performance-based philosophy that the role of executive officers is to enhance equity holder value over the long term.

The elements of our compensation program are:

•	base salary;

•	performance-based cash incentives;

•	equity incentives; and

•	certain additional benefits and perquisites.

Base salary, performance-based cash incentives and long-term equity-based incentives are the most significant elements of our executive compensation program and, on an aggregate basis, are intended to substantially satisfy our program’s overall objectives. Typically, our board has, and following the offering, the Compensation Committee will seek to, set each of these elements of compensation at the same time to enable our board or Compensation Committee to simultaneously consider all of the significant elements and their impact on compensation as a whole. Taking this comprehensive view of all compensation components allows us also to make compensation determinations that will reflect the principles of our compensation philosophy and related guidelines with respect to allocation of compensation among certain of these elements and total compensation. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances, the individuals involved and their responsibilities and performance.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. The base salaries for our NEOs in 2009 were established by our board of directors, based in large part on the salaries established for these persons when they were hired or promoted by our company and our board’s review of other factors, including:

•	the individual’s performance, results, qualifications and tenure;

•	the job’s responsibilities;

•	pay mix (base salary, annual cash incentives, equity incentives, perquisites and other benefits); and

•	compensation practices in our industry.

In setting base salaries for 2009, our board considered the factors described above in the context of each NEO’s employment situation. Except as otherwise noted, our board of directors did not make any adjustments to base salaries for the NEOs for 2010 based in large part on overall economic conditions and pending successful commercial launch of new products. On November 22, 2010, Mr. Drake’s base salary was increased from $197,280 to $212,280 per annum. The board of directors determined to increase Mr. Drake’s base salary based primarily on the results of the base salary competitiveness survey provided by our third-party consultant.

The annual base salaries in effect for each of our NEOs employed by us as of December 31, 2010 are as follows:

	Annual Salary
Name	2009	2010
Jeffrey Yordon	$410,000	$410,000
Ronald Pauli	209,613	209,613
Albert Patterson, R.Ph.	—	265,000
Michael Logerfo	260,000	260,000
Lorin Drake	197,280	212,280

In the future, we expect that salaries for executive officers will be reviewed annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. As noted above, we expect that the Compensation Committee will recommend a compensation package that is consistent with our compensation philosophy and strategically positioned at market median of our to-be-determined peer group.

Performance-based Cash Incentives—Management Bonus Plans

We pay annual performance-based cash incentives or bonuses in order to align the compensation of our NEOs with our short-term operational and performance goals and to provide near-term rewards for our NEOs to meet these goals. Set forth below is a discussion that summarizes our bonus programs for 2009 and 2010.

2009 Bonus Plan.    Each of our NEOs participated in our 2009 management bonus plan. For the most part, the size of the potential bonus payment for each NEO as a percentage of the NEO’s base salary was determined at the time they were hired by us based primarily on general compensation practices in our industry with respect to similarly situated employees. The following table shows each NEO’s potential bonus payment and actual bonus payment, in each case as a percentage of base salary for the 2009 bonus plan.

Name	Potential bonus payment as a percentage of base salary	Actual bonus payment as a percentage of base salary
Jeffrey Yordon	80%	80%
Ronald Pauli	30%	30%
Michael Logerfo	35%	35%
Lorin Drake	30%	30%

The 2009 bonus plan contemplated that bonuses would be paid based on the successful achievement of both corporate and individual objectives. For the most part, these objectives for 2009 were largely qualitative and did not include “threshold” or “maximum” targets. For each year, we develop a detailed operating budget that includes a comprehensive analysis of the new products that we expect to launch during that year as well as other products we expect to begin development activities during the course of the year. This budget is developed by management and submitted to the board of directors for approval. To a significant degree, the corporate objectives for 2009 were established by our CEO based on the company achieving its budgeted plan as approved by our board of directors. The principal corporate objectives for the 2009 bonus plan included:

•	launch/commercialize products in a timely manner and on budget;

•	prepare and file ANDA submissions with respect to new products in a timely manner and on budget;

•	reduce expenses while focusing on the prior two objectives; and

•	analyze and focus our product pipeline to ensure that we are developing products that will deliver attractive returns based on development costs.

Our CEO’s individual performance goals for 2009 focused for the most part on the company achieving its budget. Individual performance goals for each of our other NEOs were established by our CEO and were based on each NEO achieving certain specified goals within his specific management function. Under the 2009 bonus plan, our CEO had a significant amount of discretion in determining whether individual performance goals were achieved by the other NEOs.

Due to the global economic crisis, in early 2009 our board of directors determined to suspend payment of all cash bonuses. On November 16, 2010, our board of directors approved bonus payments under the 2009 bonus plan, subject to our CEO determining that individual performance goals for each of the participants had been satisfied. In approving such bonus payments, our board of directors relied upon the recommendation of our CEO that the primary 2009 corporate objectives had been achieved. Our CEO considered the following factors in making this recommendation to our board of directors:

•	a total of 42 new ANDAs were submitted or licensed during 2009, which exceeded the number contemplated by our 2009 operating budget;

•	our actual 2009 selling, general and administrative expenses were generally consistent with our 2009 operating budget;

•

we had a robust product pipeline as of the end of 2009, which included a total of 63 ANDAs that were under review by the FDA, and our anticipated development costs with respect to such new products were consistent with our expectations;

•	the launch in July 2010 and commercial success of our heparin products in terms of net revenues and market share in each of the periods following their launch;

•	we had entered into a number of new collaboration agreements during 2009, including our development, manufacturing and supply agreement with Actavis; and

•	the overall financial performance and financial position of the company in light of the worldwide economic recession and within the competitive landscape of the U.S. generic injectable industry.

In addition, our CEO concluded that each of the other NEOs had satisfied his individual performance goals under the 2009 bonus plan and our board of directors determined that our CEO had satisfied his individual performance goals. The following summarizes the individual performance goals for each of the NEOs in 2009:

President and Chief Executive Officer:

•	ensure that the company continues to achieve significant revenue growth;

•	manage key business partner relationships so that we are well positioned for the future and have a strong portfolio of pipeline products; and

•	finalize a product development system that properly prioritizes future products for development.

Chief Financial Officer:

•	ensure adequate liquidity by securing satisfactory borrowing capacity and equity financing;

•

play an integral role in the forecasting and business development processes and modeling activities necessary to evaluate and negotiate new projects to ensure that new projects provide returns in line with corporate goals; and

•	maintain expense and capital spending in line with budget and forecast and ensure departments meet or exceed budget requirements.

Corporate Vice President:

•	locate, evaluate, negotiate and close at least two arrangements with key new business partners;

•	support CEO in managing relationships and contracts with key suppliers with an emphasis on supporting relationships of heparin project partners; and

•	review agreements for business development initiatives within five business days.

Vice President, Sales and Marketing:

•	ensure that the company continues to achieve significant revenue growth;

•	sign at least two new contracts with GPOs or other key customers; and

•	manage corporate inventory replenishment program for zero backorders on launched products.

As a result of the foregoing, each of our NEOs received a bonus payment under the 2009 bonus plan.

2010 Bonus Plan.    The terms of the 2010 management bonus plan were largely developed in early 2010 and approved by our board of directors on December 14, 2010 as part of an on-going process to review and enhance our compensation programs. Set forth below is a summary of the 2010 management bonus plan in the form approved by our board of directors.

As part of our comprehensive review of our compensation programs, we recently entered into new employment agreements with each of our NEOs. See “—Employment Agreements.” Prior thereto, we did not have any employment agreements with any of our NEOs. Each of these employment agreements established the potential bonus opportunity for our NEOs expressed as a percentage of such NEO’s base salary for fiscal year 2011 and beyond. For 2010, we used the same potential bonus payments percentage as was used in 2009 and set forth in the previous chart. Mr. Patterson joined us in June 2010, and his potential bonus payment was established at that time as 35% of his base salary and any bonus paid to him under the 2010 bonus plan will be prorated based on his length of service in 2010.

The 2010 bonus plan has performance objectives that are largely quantitative and are measurable by a target, threshold and stretch factors. In general, the 2010 bonus plan provides that bonuses are based on the degree of achievement of corporate objectives and/or department/individual objectives. The achievement of the target, threshold or stretch objective will generally result in 100%, 75% or 125%, respectively, of the potential bonus opportunity being payable. The corporate objectives for the 2010 bonus plan were established by our senior management and approved by our board of director in connection with the approval of the 2010 bonus plan. Department and individual performance objectives were determined by each department head and generally relate to a specific corporate goal. Corporate and department/individual objectives are weighted differently based on a participant’s employee level. For example, a vice president’s bonus will be weighted 80% based on the achievement of corporate goals and 20% based on the achievement of department/individual goals whereas an associate’s bonus will be weighted 40% based on the achievement of corporate goals and 60% based on the achievement of department/individual goals. The bonuses payable to each of our NEOs are weighted 80% to 90% based on our achievement of our corporate goals with the remainder based on the achievement of individual goals. No bonuses will be payable under the 2010 bonus plan if we do not achieve on average our corporate objective thresholds.

The following chart summarizes our corporate objectives for 2010 under the 2010 bonus plan:

2010 Corporate Objectives	Performance Goals
	Threshold	Target	Stretch
Net revenue	$67.5m	$90.0m	$103.5m
ANDA submissions	15	20	25
Gross profit	13.1%	17.5%	21.8%
Product launches	18	23	30

Set forth below is a brief summary of the individual objectives that have been established for each of our NEOs under our 2010 bonus plan:

President and Chief Executive Officer:

•	enhance management reporting structure including hiring a senior operations executive and additional management to strengthen finance department;

•	initiate IPO process and file S-1 registration statement by year end;

•	ensure that the board of directors adds two independent directors to chair the audit and compensation committees no later than year end; and

•	support attainment of corporate objectives, including minimum revenues of $70 million.

Chief Financial Officer:

•	ensure adequate working capital, including completing diligence and closing of pending preferred stock financings;

•

prepare the company for an IPO, including developing finance department staff and expertise, work closely with CEO regarding investment banking and investor relations activities, and lead IPO diligence process and related activities;

•

play an integral role in the forecasting and business development processes and modeling activities necessary to evaluate new projects to ensure that new projects provide returns in line with corporate goals; and

•	ensure department budgets are in alignment with the overall corporate budget and adjust to ensure budget attainment by department.

Senior Vice President, Operations:

•	direct Project Management Department to ensure that new product launch dates and ANDA approval dates are more aligned;

•	focus on sales attainment and ensure that company generates a minimum of $70 million in revenues;

•	continue marketing excellence of the company while reducing costs by 20%; and

•	manage distribution process and interact with third-party logistics provider to ensure a high level of on-time deliveries and customer satisfaction.

Chief Legal Officer, Corporate Vice President:

•	develop, establish or expand scope of collaborations with at least two key business partners adding at least five products to our portfolio;

•	engage, oversee and coordinate outside legal services to resolve any litigation efficiently and to support business projects and corporate objectives within established budgets;

•	lead legal aspects of IPO process by filing S-1 registration statement within the time frame established by our board of directors; and

•	support other executives’ efforts to complete business deals including by having agreements reviewed within five business days of request.

Vice President, Sales and Marketing:

•	ensure that the company generates a minimum of $70 million in revenue;

•	ensure department will manage expenses to budgeted levels;

•	develop and launch sales force automation management system no later than end of third quarter; and

•	achieve meaningful market share for our heparin products following commercial launch.

On March 3, 2011, the Compensation Committee approved bonus payments to the NEOs under the 2010 bonus plan. The following table shows each NEO’s potential bonus payments and actual bonus payment, in each case as a percentage of base salary for the 2010 bonus plan.

Name	Potential bonus payment as a percentage of base salary			Actual bonus payment as a percentage of base salary
	Threshold	Target	Stretch
Jeffrey Yordon	60%	80%	100%	71%
Ronald Pauli	23%	30%	38%	26%
Michael Logerfo	26%	35%	44%	31%
Lorin Drake(1)	23%	30%	38%	27%
Bert Patterson(2)	26%	35%	44%	31%

(1)	Mr. Drake’s percentages have been calculated based on his base salary in effect at the time the targets were established under the 2010 bonus plan.
(2)	Mr. Patterson joined us in June 2010 and his bonus payment for 2010 has been prorated based on his length of service in 2010.

In determining and approving the bonus amounts and payments, the Compensation Committee concluded that the corporate objectives under the 2010 bonus plan as set forth above were achieved to a level of 87.9% and that each of the NEOs had achieved their individual objectives to a level of 100%. With respect to corporate objectives, the level of achievement was determined by comparing our actual results for 2010 to the target amounts for each of the four performance goals and then averaging the four percentages with each performance goal being given equal weight. With respect to individual objectives, the Compensation Committee compared each NEO’s performance to the goals set forth above and concluded that each NEO was entitled to a score of 100% with respect to attainment of those goals.

Equity Incentives

All of our NEOs have received equity incentive grants under our 2007 Global Share Plan, which provides for the grant of nonqualified and incentive stock options and/or shares of restricted stock, deferred stock, and other equity awards in our common stock. To date, we have used grants of stock options and restricted stock as our principal forms of equity incentives because they are an effective means to align the long-term interests of our executive officers with those of our stockholders. The options and restricted stock attempt to achieve this alignment by providing our NEOs with equity incentives that vest over time or upon the occurrence of certain events. Both options and restricted stock also serve to reward our NEOs for performance. The value of an option or restricted stock is at risk for the NEO and is entirely dependent on the value of a share of our stock. The value of our stock is dependent in many ways on management’s success in achieving our goals. If the price of our common stock drops, for any reason, over the vesting period of the option or restricted stock, the value of the option or restricted stock to the executive will drop and could become worthless. In determining the number and type of equity incentives to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value and the individual’s historic and recent performance and the value of each equity incentive in relation to other elements of the individual executive’s total compensation.

We may in the future grant other forms of equity incentives, subject to the Compensation Committee’s discretion, to ensure that our executives are focused on long-term value creation. We expect that the Compensation Committee will periodically review the equity awards previously awarded to management, the performance of our business and the performance of our stock. We expect that the Compensation Committee will establish levels of equity incentive holdings for our NEOs such that the portion of overall compensation that is variable is consistent with our pay-for-performance philosophy and competitive within our industry. The Compensation Committee is expected to determine appropriate levels of equity awards following the completion of this offering based on these factors and may make additional grants.

Stock options granted by us to date under the 2007 Global Share Plan have an exercise price equal to or greater than the fair market value of our common stock on the date of grant, generally vest over a four-year period from the date of the grant and expire ten years after the date of grant. Specifically, grants that have been made pursuant to the 2007 Global Share Plan are generally subject to one of the following vesting schedules: (i) monthly over a four-year vesting period from the date of grant (herein referred to as “monthly”); (ii) annually over a four-year vesting period from the date of grant (herein referred to as “annually”); and (iii) upon achievement of the performance-based milestones of $750 million market capitalization and $100 million in net revenue for the previous four quarters (herein referred to as “milestone”). In 2007, 20,414 stock options were granted that include “early exercise” provisions that give the recipients the right to exercise their options in conjunction with the stock option’s grant date and prior to the actual vesting of the option. Upon exercise of these options, employees will receive restricted stock that vests over a four-year vesting schedule. There were 6,379 of these “early exercise” options exercised in the period ended December 31, 2008. No “early exercise” options were exercised in the period ended December 31, 2009. Restricted stock granted by us to date vest over a period of four years. Our board of directors generally makes annual option grants in the fourth quarter of each year and, in many cases, initial one-time grants in connection with the hiring of a new employee. We made our 2010 annual grant of options to our employees under the 2007 Global Share Plan on December 2, 2010, pursuant to which we granted options to purchase an aggregate of 582,370 shares of our common stock at an exercise price of $11.60 per share.

Equity Incentives—Summary of Our Current Plan

On July 22, 2008, we amended and restated our 2007 Global Share Plan, which was originally adopted February 28, 2007 and provides for grants of stock options to our officers, directors, key employees and nonemployees performing consulting or advisory services for us. The purpose of the 2007 Global Share Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with ownership interest in conjunction with our long-term success or the fulfillment of their personal responsibilities. The following is a summary of the material terms of the 2007 Global Share Plan, but does not include all of the provisions of the 2007 Global Share Plan. For further information about the 2007 Global Share Plan, we refer you to the complete copy of the 2007 Global Share Plan, which we have filed as an exhibit to the registration statement, of which this prospectus is a part. Following the completion of this offering, we do not expect to make any further grants under the 2007 Global Share Plan.

Administration.    The 2007 Global Share Plan is currently administered by the board. Among the board’s powers are to determine the amount, terms and conditions of awards under the 2007 Global Share Plan; clarify, construe or resolve any ambiguity in any provision of the 2007 Global Share Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2007 Global Share Plan as it deems necessary or proper. The board has full authority to administer and interpret the 2007 Global Share Plan, to award grants under the 2007 Global Share Plan, to determine the persons to whom awards will be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award and to make all other determinations in connection with the 2007 Global Share Plan and the awards there under as the board deems necessary or desirable.

Available Shares.    The aggregate number of shares of common stock with respect to which awards may be granted under the 2007 Global Share Plan may not exceed 2,475,184 common shares, which may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. At December 31, 2010, 286,123 shares of common stock were available for grant under the 2007 Global Share Plan. Since that date, we have issued no stock options under the 2007 Global Share Plan. In general, if awards under the 2007 Global Share Plan are for any reason cancelled or forfeited or expire or terminate unexercised, the shares covered by such awards will again be available for the grant of awards under the 2007 Global Share Plan.

Eligibility for Participation.    Our directors, officers, employees and nonemployee consultants are eligible to receive awards under the 2007 Global Share Plan. The selection of participants is made by our board.

Award Agreements.    Awards granted under the 2007 Global Share Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change in control or conditions regarding the participant’s employment, as determined by the board. Each award granted under the plan may be a nonqualified stock option or an “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

The board determines the number of shares of our common stock subject to each award, the term of each award, which may not exceed ten years, the exercise price, the vesting schedule, if any, and the other material terms of each award. No award may have an exercise price less than the fair market value of a share of our common stock at the time of grant. Awards will be exercisable at such time or times and subject to such terms and conditions as determined by the board at grant and the exercisability of such options may be accelerated by the board.

Equity Incentives—2011 Incentive Compensation Plan

In connection with this offering, we adopted the 2011 Incentive Compensation Plan (“2011 Plan”). The 2011 Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2011 Plan. The purpose of the 2011 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2011 Plan. For further information about the 2011 Plan, we refer you to the complete copy of the 2011 Plan, which is attached as an exhibit to the registration statement, of which this prospectus is a part.

Administration.    The 2011 Plan is administered by the Compensation Committee of our board of directors. Among the Compensation Committee’s powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2011 Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2011 Plan as it deems necessary or proper. The Compensation Committee has authority to administer and interpret the 2011 Plan, to grant discretionary awards under the 2011 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2011 Plan and the awards thereunder as the Compensation Committee deems necessary or desirable and to delegate authority under the 2011 Plan to our executive officers.

Available Shares.    The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2011 Plan or with respect to which awards may be granted may not exceed 4,000,000 shares. The number of shares available for issuance under the 2011 Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2011 Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2011 Plan.

Eligibility for Participation.    Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2011 Plan.

Award Agreement.    Awards granted under the 2011 Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation Committee.

Stock Options.    The Compensation Committee may grant nonqualified stock options and incentive stock options to purchase shares of our common stock only to eligible employees. The Compensation Committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10.0% stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10.0% stockholder, 110.0% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee.

Stock Appreciation Rights.    The Compensation Committee may grant stock appreciation rights, which we refer to as SARs, either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, which we refer to as a Tandem SAR, or independent of a stock option, which we refer to as a Non-Tandem SAR. A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Compensation Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2011 Plan, or such other event as the Compensation Committee may designate at the time of grant or thereafter.

Restricted Stock.    The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Internal Revenue Code of 1986, as amended, requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2011 Plan and are discussed in general below.

Other Stock-Based Awards.    The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2011 Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Compensation Committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2011 Plan and discussed in general below.

Other Cash-Based Awards.    The Compensation Committee may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee may accelerate the vesting of such award in its discretion.

Performance Awards.    The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Compensation Committee. Based on service, performance and/or other factors or criteria, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals.    The Compensation Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the committee: (1) earnings per share; (2) operating income; (3) gross revenue; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth, as to either gross or net revenues; (21) annual recurring net or gross revenues; (22) recurring net or gross revenues; (23) license revenues; (24) sales or market share; (25) total shareholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the committee; (28) the fair market value of the a share of common stock; (29) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; (30) reduction in operating expenses; (31) launch or commercialization of products in a timely manner and/or on budget; or (32) preparation and filing of ANDA submissions with respect to new products in a timely manner and/or on budget.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control.    In connection with a change in control, as defined in the 2011 Plan, the Compensation Committee may accelerate vesting of outstanding awards under the 2011 Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The Compensation Committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights.    Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination.    Notwithstanding any other provision of the 2011 Plan, our board of directors may at any time amend any or all of the provisions of the 2011 Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2011 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability.    Awards granted under the 2011 Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards.    The 2011 Plan provides that awards granted under the 2011 Plan are subject to any recoupment policy we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

Effective Date.    The 2011 Plan was adopted by the board of directors on April 5, 2011 and approved by shareholders on April 5, 2011.

Additional Benefits and Perquisites

We provide our executive officers with benefits that the board believes are reasonable and in the best interests of the company and its stockholders. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including retirement plans, life insurance benefits, paid vacation and other perquisites described below. The Compensation Committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to change the levels of benefits provided thereunder.

Retirement Plan Benefits.    We sponsor a 401(k) defined-contribution plan (the “401(k) Plan”) covering substantially all eligible employees. Employee contributions to the 401(k) Plan are voluntary. We contribute an amount equal to 50% of a covered employee’s eligible contribution up to 6% of a participant’s compensation. Employer contributions vest over a period of three years. Contributions by Participants are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service. Our total matching contributions to the 401(k) Plan were $0.2 million, $0.2 million and $0.3 million for years ended December 31, 2008, 2009 and 2010, respectively. We may contribute additional amounts to the 401(k) Plan at our discretion. Discretionary employer contributions vest over the same three-year period. We have never made a discretionary contribution to the 401(k) Plan.

Health and Welfare Benefits.    We offer health, dental and vision coverage for all employees. Each NEO’s cost for those coverages are supplemented by the company.

Life Insurance.    We provide an amount equal to each respective NEO’s base salary in basic life coverage.

Disability Insurance.    NEOs are provided short-term disability coverage of 60% of their respective weekly salaries up to $1,200. NEOs are also provided long-term disability coverage of 60% of their respective monthly salaries up to $6,000.

Perquisites.    Certain of our NEOs are provided with automobile allowances up to $1,100 per month.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earlier of (1) the expiration of the plan or agreement; (2) a material modification of the plan or agreement; (3) the issuance of all employer stock and other compensation that has been allocated under the plan; or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Compensation Tables

The following tables provide information regarding the compensation earned during our most recently completed fiscal year by our NEOs.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during the fiscal years ended December 31, 2010 and 2009.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffrey Yordon, President and Chief Executive Officer	2010	410,000	292,281	1,390,000	22,067	2,114,348
	2009	425,769	328,000	165,000	21,881	940,650

Ronald Pauli, Chief Financial Officer	2010	209,613	54,221	311,350	8,629	583,813
	2009	217,675	62,834	39,600	7,917	328,026
Michael Logerfo, Chief Legal Officer, Corporate Vice President and Secretary	2010	260,000	80,635	278,000	8,761	627,396
	2009	270,000	91,000	33,000	8,792	402,792
Lorin Drake, Vice President, Sales and Marketing	2010	199,011	53,744	278,000	15,881	546,636
	2009	204,868	59,184	33,000	16,094	313,146
Bert Patterson, Senior Vice President, Operations	2010	149,292	41,232	600,250	10,552	801,326
	2009	—	—	—	—	—

(1)

Due to the timing of the year end, fiscal year 2009 was characterized by 27 bi-weekly pay periods versus 26, which is used to calculate the annual base salaries for our NEOs. As a result, the salary amounts for 2009 included in the table above differ from the amounts set forth on page 94 of this prospectus under the heading “—Compensation Discussion and Analysis—Elements of Compensation—Base Salary.”

(2)

Represents the aggregate grant date fair value of stock option grants in 2010 and 2009, calculated in accordance with ASC 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” and Note 12 of our financial statements for additional information, including valuation assumptions used in calculating the fair value of the award.

(3)	The following table details All Other Compensation paid to each of our NEOs during fiscal years 2010 and 2009.

Name	Fiscal Year	Life and Disability Insurance ($)	Travel Reimbursement ($)	401(k) Company Match ($)
Jeffrey Yordon	2010	1,517	13,200	7,350
	2009	1,331	13,200	7,350

Ronald Pauli	2010	1,279	—	7,350
	2009	1,387	—	6,530

Michael Logerfo	2010	1,411	—	7,350
	2009	1,442	—	7,350

Lorin Drake	2010	1,248	13,200	1,433
	2009	1,338	13,200	1,556

Bert Patterson	2010	589	6,600	3,363
	2009	—	—	—

Grants of Plan-based Awards Table

During fiscal year 2010, each of our NEOs participated in our 2010 management bonus plan in which each officer was eligible for awards set forth under “Estimated potential payouts under non-equity incentive plan awards” below. The actual payout for the NEOs are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a detailed discussion of our 2010 management bonus plan, refer to “—Compensation Discussion and Analysis—Performance-based Cash Incentives—Management Incentive Plans.”

We made grants of non-qualified stock options to our NEOs during fiscal year 2010 as set forth in the table below under “All other option awards: number of securities underlying options.” For a detailed discussion of our stock options, refer to “—Compensation Discussion and Analysis—Equity Incentives.” We did not make any grants of restricted stock to our NEOs during 2010.

		Estimated future payouts under non- equity incentive plan awards			All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and award options ($)(1)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)
Jeffrey Yordon	7/23/2010	—	—	—	63,793	4.31	500,000
	12/2/2010	—	—	—	127,587	11.60	890,000
	n/a	246,000	328,000	410,000	—	—	—
Ronald Pauli	7/23/2010	—	—	—	15,310	4.31	120,000
	12/2/2010	—	—	—	27,431	11.60	191,350
	n/a	47,163	62,884	78,605	—	—	—
Michael Logerfo	7/23/2010	—	—	—	12,759	4.31	100,000
	12/2/2010	—	—	—	25,518	11.60	178,000
	n/a	68,250	91,000	113,750	—	—	—
Lorin Drake	7/23/2010	—	—	—	12,759	4.31	100,000
	12/2/2010	—	—	—	25,518	11.60	178,000
	n/a	44,699	59,599	74,499	—	—	—
Bert Patterson	6/25/2010	—	—	—	51,036	4.31	400,000
	12/2/2010	—	—	—	28,707	11.60	200,250
	n/a	34,781	46,375	57,969	—	—	—

(1)

Represents the aggregate grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under FASB ASC Topic 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

Outstanding Equity Awards at Fiscal Year-end Table

The table below sets forth certain information regarding the outstanding equity awards held by our NEOs as of December 31, 2010. All of the outstanding equity awards were issued under our 2007 Global Share Plan. For further information regarding our 2007 Global Share Plan, including the vesting schedules of the awards granted thereunder, see “—Compensation Discussion and Analysis—Elements of Compensation— Equity Incentives.”

		Option Awards					Restricted Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or restricted stock that have not vested (#)	Market value of shares or restricted stock that have not vested ($)(1)
Jeffrey Yordon	2/28/2007						15,948	203,750
	8/15/2008	38,276	38,276		4.23	8/15/2018
	8/15/2008	—	—	51,035	4.23	8/15/2018
	12/11/2009	15,948	47,845		4.31	12/11/2019
	7/23/2010	—	63,793		4.31	7/23/2020
	12/2/2010	—	127,587		11.60	12/2/2020
Ronald Pauli	4/15/2007	9,941	904		0.78	4/5/2017
	8/15/2008	12,759	12,759		4.23	8/15/2018
	8/15/2008	—	—	19,138	4.23	8/15/2018
	12/11/2009	3,828	11,483		4.31	12/11/2019
	7/23/2010	—	15,311		4.31	7/23/2020
	12/2/2010	—	27,431		11.60	12/2/2020
Michael Logerfo	4/15/2007	264	757		0.78	4/15/2017
	8/15/2008	12,759	12,759		4.23	8/15/2018
	8/15/2008	—	—	19,138	4.23	8/15/2018
	12/11/2009	3,190	9,569		4.31	12/11/2019
	7/23/2010	—	12,759		4.31	7/23/2020
	12/2/2010	—	25,518		11.60	12/2/2020
Lorin Drake	2/28/2007	3,163	186		0.78	2/28/2017
	8/15/2008	12,759	12,759		4.23	8/15/2018
	8/15/2008	—	—	19,138	4.23	8/15/2018
	12/11/2009	3,190	9,569		4.31	12/11/2019
	7/23/2010	—	12,759		4.31	7/23/2020
	12/2/2010	—	25,518		11.60	12/2/2020
Bert Patterson	4/5/2007	—	266		0.78	4/5/2017
	8/15/2008	1,276	1,276		4.23	8/15/2018
	12/11/2009	319	957		4.31	12/11/2019
	6/25/2010	—	25,518		4.31	6/25/2020
	6/25/2010	—	—	25,518	4.31	6/25/2020
	12/2/2010	—	28,707		11.60	12/2/2020

(1)

The estimated per share value of our common stock as of December 31, 2010 was $1.63 per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(2)	The options and restricted shares granted to Mr. Yordon as set forth in the foregoing table are subject to vesting as follows:

Date of Grant	Number of Shares	Type of Award	Vesting Schedule
2/28/2007	255,174	Restricted Stock	Monthly
8/15/2008	76,552	Options	Annually
8/15/2008	51,035	Options	Milestone
12/11/2009	63,793	Options	Annually
7/23/2010	63,793	Options	Annually
12/2/2010	127,587	Options	Annually

(3)	The options granted to Mr. Pauli as set forth in the foregoing table are subject to vesting as follows:

Date of Grant	Number of Shares	Vesting Schedule
4/15/2007	10,845	Monthly
8/15/2008	25,518	Annually
8/15/2008	19,138	Milestone
12/11/2009	15,311	Annually
7/23/2010	15,311	Annually
12/2/2010	27,431	Annually

(4)	The options granted to Mr. Logerfo as set forth in the foregoing table are subject to vesting as follows:

Date of Grant	Number of Shares	Vesting Schedule
4/15/2007	12,121	Monthly
8/15/2008	25,518	Annually
8/15/2008	19,138	Milestone
12/11/2009	12,759	Annually
7/23/2010	12,759	Annually
12/2/2010	25,518	Annually

(5)	The options granted to Mr. Drake as set forth in the foregoing table are subject to vesting as follows:

Date of Grant	Number of Shares	Vesting Schedule
2/28/2007	4,466	Monthly
8/15/2008	25,518	Annually
8/15/2008	19,138	Milestone
12/11/2009	12,759	Annually
7/23/2010	12,759	Annually
12/2/2010	25,518	Annually

(6)	The options granted to Mr. Patterson as set forth in the foregoing table are subject to vesting as follows:

Date of Grant	Number of Shares	Vesting Schedule
4/5/2007	6,379	Monthly
8/15/2008	2,552	Annually
12/11/2009	1,276	Annually
6/25/2010	25,518	Annually
6/25/2010	25,518	Milestone
12/2/2010	28,707	Annually

Option Exercises and Stock Vested Table

The table below sets forth certain information regarding option exercises and shares of our restricted stock held by our NEOs that vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey Yordon	—	—	123,600	767,291
Ronald Pauli	—	—	—	—
Michael Logerfo	91,100	141,850	—	—
Lorin Drake	—	—	3,190	37,000
Bert Patterson	—	—	—	—

(1)

The estimated per share value of our common stock on each vesting or exercise date was between $4.23 and $12.78 per share. In the absence of a public trading market, management considered numerous objective and subjective factors to determine its best estimate of the fair market value of our common stock as of each valuation date. Valuations are performed annually in our fourth quarter. We use the most recent valuation closest to the date shares are granted and evaluate the results of the next valuation to determine if adjustments to the grant date fair value are required. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

Pension Benefits

Our NEOs did not participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Our board of directors or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Deferred Compensation

We do not currently provide any deferred compensation program or benefits but may elect to do so in the future.

Employment Agreements

On January 20, 2011, we entered into a new employment agreement with each of our NEOs. Each employment agreement provides, among other things: (i) an initial three-year term of employment, which will be automatically extended for an additional consecutive 12-month period unless either we or the NEO elects not to extend the term of employment and provides written notice of such election to the other party not less than 60 days before the expiration of the initial three-year term; (ii) a compensation package that includes: (a) an annual base salary that will be reviewed at least annually for increase, which will be determined in our sole discretion, but that may not be decreased during the course of employment; (b) an annual cash performance bonus to the extent earned based on reasonably attainable performance criteria as determined in good faith by our board of directors, which annual bonus will have a target amount equal to a specified percentage of each NEO’s respective base salary if the applicable performance criteria for that year are achieved and shall be adjusted to the extent that the applicable target performance criteria is not achieved or is exceeded; (c) a specified amount of vacation in accordance with our policies then in effect; and (d) benefits and perquisites comparable to those provided to our other executives; (iii) certain confidentiality and non-disclosure provisions that prohibit an NEO from knowingly sharing or removing our confidential information or materials; and (iv) certain non-competition provisions that, for the 12-month period following termination of employment, prohibit any NEO from: (a) soliciting or hiring our employees; (b) soliciting or otherwise encouraging of any of our clients or customers to reduce or alter any existing business arrangements with us; (c) providing services to any entity if such entity directly or indirectly competes with us or if the services to be provided by the NEO are competitive with us in any way; and (d) owning any interest in any entity that directly or indirectly competes with us. Each NEO’s employment agreement may be terminated by either us or the NEO at any time with or without cause or reason.

Potential Payments Upon Termination and Change in Control

On January 20, 2011, we entered into a new employment agreement with each of our NEOs, pursuant to which, among other things, our NEOs are entitled to severance and other benefits upon termination or change in control.

The following table summarizes the terms of such agreements with respect to severance and any other payments upon termination or change in control, in each case assuming that such agreements were in place as of December 31, 2010 and that such termination or change of control occurred on December 31, 2010 with respect to base salaries in effect at December 31, 2010.

		Termination
Name	Benefit	With cause by us/without good reason by NEO	Without cause by us/for good reason by NEO (other than within 24 months of change in control)/Death/Disability	Without cause by us/for good reason by NEO within 24 months of change in control
Jeffrey Yordon:	Severance	None	$1,476,000(1)	$2,214,000(2)

	Bonus	None	$328,000	$328,000

	Other payments	None	Reimbursement for reasonable outplacement services (not to exceed $30,000 in the aggregate)	Reimbursement for reasonable outplacement services (not to exceed $30,000 in the aggregate)

	Golden parachute gross up	No	No	$1,254,504

	Treatment of unvested equity	No acceleration	No acceleration	Full acceleration; options and similar awards remain outstanding for remaining term

Ronald Pauli:	Severance	None	$272,497(3)	$544,994(4)

	Bonus	None	$62,884	$62,884

	Other payments	None	Reimbursement for reasonable outplacement services (not to exceed $30,000 in the aggregate)	Reimbursement for reasonable outplacement services (not to exceed $30,000 in the aggregate)

	Golden parachute gross up	No	No	$301,952

		Termination
Name	Benefit	With cause by us/without good reason by NEO	Without cause by us/for good reason by NEO (other than within 24 months of change in control)/Death/Disability	Without cause by us/for good reason by NEO within 24 months of change in control

	Treatment of unvested equity	No acceleration	No acceleration	Full acceleration; options and similar awards remain outstanding for remaining term
Michael Logerfo:	Severance	None	$351,000(3)	$702,000(4)

	Bonus	None	$91,000	$91,000

	Other payments	None	Reimbursement for reasonable outplacement services (not to exceed $30,000 in the aggregate)	Reimbursement for reasonable outplacement services (not to exceed $30,000 in the aggregate)

	Golden parachute gross up	No	No	—(5)

	Treatment of unvested equity	No acceleration	No acceleration	Full acceleration; options and similar awards remain outstanding for remaining term

Lorin Drake:	Severance	None	$275,963(3)	$551,925(4)

	Bonus	None	$63,684	$63,684

	Other payments	None	Reimbursement for reasonable outplacement services (not to exceed $30,000 in the aggregate)	Reimbursement for reasonable outplacement services (not to exceed $30,000 in the aggregate)

	Golden parachute gross up	No	No	$306,662

Termination
Name	Benefit	With cause by us/without good reason by NEO	Without cause by us/for good reason by NEO (other than within 24 months of change in control)/Death/Disability	Without cause by us/for good reason by NEO within 24 months of change in control

	Treatment of unvested equity	No acceleration	No acceleration	Full acceleration; options and similar awards remain outstanding for remaining term

Albert Patterson:	Severance	None	$357,750(3)	$715,500(4)

	Bonus	None	$92,750	$92,750

	Other payments	None	Reimbursement for reasonable outplacement services (not to exceed $30,000 in the aggregate)	Reimbursement for reasonable outplacement services (not to exceed $30,000 in the aggregate)

	Golden parachute gross up	No	No	$375,607

	Treatment of unvested equity	No acceleration	No acceleration	Full acceleration; options and similar awards remain outstanding for remaining term

(1)	Amount equal to twice the sum of base salary and target bonus.
(2)	Amount equal to three times the sum of base salary and target bonus.
(3)	Amount equal to the sum of base salary and target bonus.
(4)	Amount equal to twice the sum of base salary and target bonus.
(5)	As of December 31, 2010, Mr. Logerfo’s payment upon change of control would not trigger an excise tax under Section 280G of the Code.

With respect to outstanding options or shares of restricted stock by our NEOs, our 2007 Global Share Plan generally provides that, in the event of a change in control, each outstanding award and, if applicable, each of our rights to repurchase or redeem restricted stock acquired pursuant thereto, will be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a change in control refuses to assume or substitute for an award and, if applicable, the repurchase or redemption right with respect to restricted stock acquired pursuant thereto is not assigned, then the participant will fully vest in and have the right to exercise the award. Our board of directors believes that this accelerated vesting provides our employees with an incentive to assist in the successful completion of a change in control transaction.

For the purpose of these award agreements under the 2007 Global Share Plan, a change in control is defined as any of the following events: (i) any person(s) or a group of related persons becomes the beneficial owner of our securities representing fifty percent (50%) or more of the total voting power represented by our then outstanding voting securities; (ii) the consummation of the sale, lease or disposition by us of all or substantially all of our assets; or (iii) the consummation of a merger or consolidation of our company with any other corporation. Had such a change in control occurred on December 31, 2010, and had the successor corporation or a parent or subsidiary of the successor corporation refused to assume or substitute for an award and, if applicable, the repurchase or redemption right with respect to restricted stock acquired pursuant thereto had not been assigned, all of the options that were not vested as of such time would have vested, and the value of such vested options is shown in the table below is based upon an estimate of the value of our common stock on December 31, 2010 of $12.78 per share, less the applicable exercise for each vested option.

Name	Unvested Stock Options (#)	Estimated Value ($)
Jeffrey Yordon	328,536	4,197,250
Ronald Pauli	87,026	1,111,811
Michael Logerfo	80,500	1,028,437
Lorin Drake	79,929	1,021,142
Bert Patterson	82,242	1,050,692

Director Compensation

For 2009, we did not make any compensation payments to our directors. We added our first non-affliated director, Mr. Krizman, in July 2010, and our second, Ms. Behrens, in November 2010. The table below sets forth the total compensation paid to our non-employee directors in 2010.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Mary Taylor Behrens	14,000	73,000	87,000
Robert Flanagan	—	58,400	58,400
Anthony Krizman(3)	40,000	73,000	113,000
Frank Kung, Ph.D.	—	—	—
James Sperans	—	—	—
Chen-Ming Yu	—	—	—

(1)	Represents amounts earned for services provided by each of Ms. Behrens and Mr. Krizman since joining our board of directors in November and July, 2010, respectively.
(2)	Represents the aggregate grant date fair value calculated in accordance with ASC 718.
(3)

Due to a delay in granting stock options to Mr. Krizman upon him joining the board, we will pay Mr. Krizman four additional cash payments totalling $46,500, net of taxes, in four annual installments in addition to those amounts we would otherwise pay him for his services as a director.

Directors Compensation Policy

On January 31, 2011, the compensation committee adopted a compensation policy with respect to our directors in contemplation of the completion of this offering. All members of the board of directors that are not employed by the Company or one of its subsidiaries are entitled to receive compensation for their services to the board of directors and related committees pursuant to the policy as described below.

Annual and Meeting Fees.    Following this offering, the annual and meeting fees for non-employee directors will be as follows:

Description	Amount
Annual Retainer	$40,000

Additional Retainer for Chairman of the Board	$15,000

Committee Chair Retainer	Audit Committee – $15,000 Compensation Committee – $10,000 Nominating/Governance Committee – $10,000

Board Meeting Fee	$2,500

Chair Meeting Fee	Audit Committee – $1,500 Compensation Committee – $1,000 Nominating/Governance Committee – $1,000

Member Meeting Fee	Audit Committee – $750 Compensation Committee – $750 Nominating/Governance Committee – $750

Non-employee directors will also entitled to be reimbursed for their reasonable expenses to attend meetings of the board of directors and related committees and otherwise attend to our business.

Equity Award Grants.    Following this offering, each non-employee director will be entitled to receive the following equity awards:

Initial Option Grant.    Each non-employee director will receive an option to purchase 6,379 shares of our common stock upon his or her initial election or appointment to the board of directors. These options will have an exercise price equal to the closing price of our common stock on the grant date (or as of the next succeeding business day if the grant date is not a trading date) and will vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date.

Annual Restricted Stock Unit Grant.    On an annual basis, each non-employee director then in office will also receive an award of restricted stock units determined by dividing $50,000 by the closing price of our common stock on the grant date. The restricted stock units will vest over the one-year period following the grant date and vested restricted stock units will be paid in cash upon the termination of the director’s service on our board of directors.

Director and Officer Indemnification and Limitation of Liability

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders or (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law.

In addition, prior to the completion of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2010, after giving effect to the Reincorporation, including the conversion of our outstanding preferred stock and the one-for-7.8378 reverse stock split in connection therewith, and the issuance of an aggregate of 475,333 shares of our common stock upon the exercise of all of our outstanding warrants, and the anticipated beneficial ownership percentages immediately following this offering, by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors as of the completion of this offering; and

•	all of our executive officers and directors as a group.

Each stockholder’s percentage ownership before the offering is based on 20,645,690 shares of our common stock outstanding as of December 31, 2010, as adjusted to give effect to the Reincorporation. Each stockholder’s percentage ownership after the offering is based on 26,121,023 shares of our common stock outstanding immediately after the completion of this offering. We have granted the underwriters an option to purchase up to 750,000 additional shares of our common stock to cover over-allotments, if any, and the table below assumes no exercise of that option.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2010 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 26,121,023 shares of common stock to be outstanding after the completion of this offering, assuming no exercise of the option to purchase additional shares. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
		Before the Offering	After the Offering
5% Stockholders:
Vivo Ventures Funds(1)	8,961,452	42.4%	34.3%
Morgan Stanley & Affiliates(2)	4,288,837	20.3	16.4
Key Gate Investments Limited(3)	3,209,333	15.2	12.3
CNF Investments II, LLC(4)	1,109,769	5.3	4.2
Executive Officers and Directors:
Jeffrey Yordon(5)	692,158	3.3	2.6
Ronald Pauli(6)	26,528	*	*
Michael Logerfo(7)	27,312	*	*
Lorin Drake(8)	33,465	*	*
Albert Patterson, R.Ph.(9)	7,974	*	*
Mary Taylor Behrens	—	*	*
Robert Flanagan(10)	1,114,872	5.3	4.3
Anthony Krizman	—	*	*
Frank Kung, Ph.D(11).	8,974,211	42.5	34.4
James Sperans(12)	4,290,113	20.3	16.4
Chen-Ming Yu(13)	8,967,831	42.4	34.3
All executive officers and directors as a group (11 persons)	15,173,012	71.4%	57.8%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

Represents an aggregate of: (i) 4,109,730 shares of common stock held of record by Vivo Ventures Fund Cayman V, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures Cayman V (GP), L.P., as its sole general partner, and by Vivo Ventures Cayman V General Partner Limited, as its sole general partner; (ii) 4,768,557 shares of common stock held of record by Vivo Ventures Fund Cayman VI, L.P., which shares may be deemed beneficially owned by Vivo Ventures Cayman VI (GP), L.P., as its sole general partner, and by Vivo Ventures Cayman VI General Partner, Limited, as its sole general partner; (iii) 48,232 shares held of record by Vivo Ventures V Affiliates Fund, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner; and (iv) 34,933 shares of common stock held of record by Vivo Ventures VI Affiliates Fund, L.P., which shares may be deemed to be beneficially owned Vivo Ventures VI, LLC, as its sole general partner. For ease of reference, we collectively refer to each of the investment funds as the “Vivo Venture Funds.” Voting and investment decisions with respect to all of the shares held by Vivo Ventures Fund Cayman V, L.P. and Vivo Ventures V Affiliates Fund, L.P. are exercised by Vivo Ventures Cayman V General Partner Limited, and voting and investment decisions with respect to all of the shares held by Vivo Ventures Fund Cayman VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. are exercised by Vivo Ventures Cayman VI General Partner Limited. Prior to the consummation of this offering, (i) Vivo Ventures Fund Cayman V, L.P. will transfer 4,109,730 shares of common stock to Vivo Ventures Fund V, L.P, which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner and (ii) Vivo Ventures Fund Cayman VI, L.P. will transfer 4,768,557 shares of common stock to Vivo Ventures Fund VI, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures VI, LLC, as its sole general partner. Voting and investment decisions with respect to all of the shares held by Vivo Ventures Fund V, L.P. are exercised by Vivo Ventures V, LLC and voting and investment decisions with respect to all shares held by Vivo Ventures Fund VI L.P. are exercised by Vivo Ventures VI, LLC. The address for each of the entities identified above is 575 High Street, Suite 201, Palo Alto, California 94301.

(2)

Represents: (i) an aggregate of 2,863,292 shares of common stock in which Morgan Stanley Alternative Investment Management, Inc. (“MSAIM”) may be deemed to be the beneficial owner as the ultimate sole general partner of the investment funds specified below; and (ii) an aggregate of 1,425,545 shares of common stock in which Morgan Stanley Investment Management, Inc. (“MAIM”) may be deemed to be the beneficial owner in its capacity as investment advisor to the entities specified below. The shares that may be deemed beneficially owned by MSAIM are held by the following record holders: (i) 1,658,628 shares of common stock held of record by Stormlaunch & Co. for the benefit of Morgan Stanley Private Markets Fund III LP; (ii) 824,022 shares held of record by Sailorshell & Co. for the benefit of Morgan Stanley AIP Global Diversified Fund LP; (iii) 329,608 shares of common stock held of record by Stormbay & Co. for the benefit of Vijverpoort Huizen C.V.; and (iv) 51,034 shares of common stock held of record by Stormstar & Co. for the benefit of Morgan Stanley Private Markets Fund Employee Investors III LP. The shares that may be deemed beneficially owned by MAIM are held by the following record holders: (i) 1,030,028 shares of common stock held of record by Weyerhaeuser Company Master Retirement Trust; (ii) 191,379 shares of common stock held of record by Sailorpier & Co. for the benefit of Aurora Cayman Limited; (iii) 102,069 shares of common stock held of record by Factory Mutual Insurance Company; and (iv) 102,069 shares of common stock held of record by Nuclear Electric Insurance Limited. MSAIM and MAIM are each indirect wholly owned subsidiaries of Morgan Stanley & Co. Incorporated. The address for MSAIM and MAIM is One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania 19428-2881.

(3)

Includes 475,333 shares of common stock issuable upon exercise of warrants held by Key Gate Investments Limited (“Key Gate”). Key Gate is a wholly-owned subsidiary of China Harvest Fund II, L.P. (“China Harvest Fund”), whose sole general partner is China Renaissance Capital Investment II, L.P. (“CRCI II L.P.”), whose sole general partner is China Renaissance Capital Investment II GP (“CRCI II GP”). Voting and investment decisions with respect to all shares held by Key Gate are exercised by the board of directors of CRCI II GP, which currently consists of five members: Nicole Arnaboldi, Charles Pieper, Mark Qui, Hung Shih and Li Zhenzhi. Each of China Harvest Fund, CRCI II L.P. and CRCI II GP, and each individual whose name appears above, may be deemed the beneficial holder of such shares. Each such individual disclaims his or her beneficial ownership of such shares except to the extent of his or her pecuniary interest. The address for Key Gate is P.O. Box 146, Trident Chambers, Road Town, Tortola, British Virgin Islands. The address for each of China Harvest Fund, CRCI II L.P. and CRCI II GP is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(4)

CNF Investments II, LLC is a wholly-owned subsidiary of Clark Enterprises, Inc. Voting and investment decisions with respect to all shares held by CNF Investments II, LLC are exercised by its managing member, Mr. Robert Flanagan. Accordingly, Mr. Flanagan or Clark Enterprises, Inc. may be deemed the beneficial holder of such shares. The address for CNF Investments II, LLC is c/o Clark Enterprises, Inc., 7500 Old Georgetown Road, 15th Floor, Bethesda, Maryland 20814-6195.

(5)	Includes an aggregate of 54,224 shares that can be acquired upon the exercise of outstanding options.
(6)	Includes an aggregate of 26,528 shares that can be acquired upon the exercise of outstanding options.
(7)	Includes an aggregate of 16,213 shares that can be acquired upon the exercise of outstanding options.
(8)	Includes an aggregate of 19,112 shares that can be acquired upon the exercise of outstanding options.
(9)	Includes an aggregate of 1,595 shares that can be acquired upon the exercise of outstanding options.
(10)	Includes shares owned by CNF Investments II, LLC. See note (4) above.
(11)	Dr. Kung is the managing partner of Vivo Ventures. As a result, Dr. Kung may be deemed to be the beneficial owner of the shares of common stock owned by the Vivo Venture Funds. See note (1) above.
(12)

Mr. Sperans is a managing director of MSAIM. As a result, Mr. Sperans may be deemed to be the beneficial owner of the shares of common stock owned by Morgan Stanley & Affiliates. See note (2) above. Includes an aggregate of 1,276 shares that can be acquired upon the exercise of outstanding options.

(13)

Dr. Yu is a partner of Vivo Ventures. As a result, Dr. Yu may be deemed to be the beneficial owner of the shares of common stock owned by the Vivo Venture Funds. See note (1) above. Includes an aggregate of 6,379 shares that can be acquired upon the exercise of outstanding options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors currently is primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related-person transactions and then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in these transactions. Following this offering, we expect that our audit committee will be responsible for review, approval and ratification of “related-person transactions” between us and any related person. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the audit committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to our company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Other than compensation agreements and other arrangements which are described under “Executive Compensation,” and the transactions described below, since January 1, 2007, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Series A Share Financings

On March 2, 2007, we entered into a Series A Preference Shares Purchase Agreement (as amended, the “March 2007 Series A SPA”) with the investors named therein, pursuant to which we agreed to sell to such investors up to an aggregate of 83 million shares of our Series A preferred stock (each, a “Series A Share”) at a price of $1.00 per share. The purchase, sale and issuance of the Series A Shares under the March 2007 Series A SPA took place in three tranches: (i) the first tranche for the issuance of 20 million Series A Shares, which closed in March 2007; (ii) the second tranche for the issuance of 33 million Series A Shares, which closed in September 2007; and (iii) the third tranche for the issuance of 30 million Series A Shares, which closed in August 2008. Each Series A Share is convertible into a share of our common stock, par value $0.00001 per share (each, upon conversion, a “Conversion Share”), on a one-for-one basis as of the date of the March 2007 Series A SPA.

Pursuant to the March 2007 Series A SPA, investment funds managed by Vivo Ventures purchased an aggregate of 55,238,097 Series A Shares on the same terms and conditions as the other participating unaffiliated investors. At the time of the transaction, investment funds managed by Vivo Ventures owned an aggregate of 82.75% of our common stock.

On May 19, 2009, we entered into a Series A Preference Shares Purchase Agreement (the “May 2009 Series A SPA”) with the investors named therein, pursuant to which we agreed to sell to such investors up to an aggregate of 30 million shares of our Series A Shares at a price of $1.00 per share. Each Series A Share is convertible into a Conversion Share on a one-for-one basis as of the date of the May 2009 Series A SPA.

Pursuant to the May 2009 Series A SPA, investment funds managed by Vivo Ventures and CNF Investments II, LLC (“CNF Investments”) each purchased an aggregate of 5 million Series A Shares, in each case on the same terms and conditions as the other participating unaffiliated investors. At the time of the transaction, investment funds managed by Vivo Ventures and CNF Investments owned an aggregate of 66.19% and 3.75% of our Series A Shares, respectively.

The Series A Shares and Conversion Shares have the rights, preferences, privileges and restrictions as set forth in our Sixth Amended and Restated Memorandum of Association and Sixth Amended and Restated Articles of Association, as amended.

To satisfy certain conditions to the respective closings of the above sales of Series A Shares to the investors, we entered into a number ancillary agreements. We have subsequently amended and restated each of these agreements in connection with each private placement financing transaction that we have consummated since that date. The current terms of each of these ancillary agreements as so amended and restated are summarized below.

Members Agreement

We are party to an Amended and Restated Members Agreement (as amended and restated from time to time, the “Members Agreement”) with certain of our investors, including CNF Investments and funds affiliated with Vivo Ventures, pursuant to which certain transfer restrictions are imposed on our Restricted Securities (as defined therein). Among other provisions and conditions, the Members Agreement provides that, except in connection with transfers made pursuant to an effective registration statement or Rule 144 under the Securities Act (“Rule 144”) at a time when we are subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the holder of each certificate representing Restricted Securities must give written notice to us of such holder’s intention to effect a sale, assignment, transfer, charge or pledge of any Restricted Securities. Each such notice must describe the manner and circumstances of the proposed transfer, charge, sale, assignment or pledge in sufficient detail, and, if requested by us shall include (i) a written opinion of legal counsel addressed to us to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) other evidence, reasonably satisfactory to us, that such transaction complies with applicable securities laws. Each certificate evidencing the Restricted Securities transferred must bear the appropriate restrictive legend set forth in the Members Agreement, unless, in the opinion of counsel, such legend is not required in order to establish compliance with any provision of the Securities Act.

The Members Agreement further provides that if the holders of an aggregate of at least 50% of the Registerable Securities (as defined therein) then outstanding demand, by written request to us, that we effect any registration, qualification or compliance with respect to all or part of the Registerable Securities, the gross cash proceeds of which equals or exceeds $40 million, then we must (i) promptly give notice of the proposed registration, qualification or compliance to all other holders; and (ii) as soon practicable, use its best efforts to effect such registration, qualification or compliance. The Members Agreement also provides that if, at any time or from time to time, we register any of its securities (other than a registration relating solely to employee benefit plans or a transaction pursuant to Rule 145 under the Securities Act), we agree to (a) promptly give to each holder written notice thereof and (b) include in such registration, and in any underwriting involved therein, all the Registerable Securities specified in a written request or requests made by any holder within 20 days after the receipt of such written notice from us. Furthermore, the Members Agreement provides that if any holder or holders who in the aggregate hold at least 15% of the Registerable Securities then outstanding request that we file a registration statement on a Form S-2/F-3 for a public offering of shares of the Registerable Securities, the reasonably anticipated gross cash proceeds of which would exceed $1 million, we must use its best efforts to cause such Registerable Securities to be registered for the offering on such form and to be qualified in such jurisdictions as the holder or holders reasonably request. The rights to cause us to register securities granted to each holder pursuant to the Members Agreement expire upon the earlier of (y) such time as such holder receives an opinion of counsel reasonably acceptable to such holder, which states that such holder may sell all of its securities pursuant to Rule 144 during any 90-day period and (z) three years after an initial public offering by the Company. The registration rights granted pursuant to the Members Agreement will not be affected by the Reincorporation. Pursuant to the terms of the Members Agreement, we have obtained written consent from the holders of a majority of the Registrable Securities to waive any notice of this offering and registration rights each holder may have to register and sell their shares in connection with this offering.

Co-Sale Agreement

We are party to an Amended and Restated Right of First Refusal and Co-Sale Agreement (as amended and restated from time to time, the “Co-Sale Agreement”) with certain of our investors, including CNF Investments and funds affiliated with Vivo Ventures, pursuant to which we or our assignees and certain eligible investors have a right of first refusal and/or right of co-sale upon the terms and conditions set forth therein.

The Co-Sale Agreement provides that we have a right of first refusal to purchase all or any part of offered shares, provided that we give written notice of the exercise of such right to the seller within 30 days after the last date on which the transfer notice is deemed to be effective (the “Refusal Period”). Concurrently with us, investors who, along with their affiliates, related individuals or entities, hold at least 500,000 Series A Shares or Series B-1 Shares or a combination thereof (each such holder, an “Eligible Investor”) have a right of first refusal to purchase all or any part of the offered shares, provided that each such Eligible Investor so electing gives written notice of the exercise of such right to the seller within the Initial Refusal Period. Upon the earlier to occur of (i) the termination of the Refusal Period; or (ii) the time when the seller has received written confirmation from us regarding its exercise of its right of first refusal, we are deemed to have made our election with respect to the offered shares, and the shares for which such Eligible Investors may exercise their rights of first refusal will be correspondingly reduced to the extent we elect to purchase all or any part of the offered shares.

The Co-Sale Agreement further provides that, to the extent that we and the Eligible Investors do not exercise our respective rights of first refusal in full with respect to all of the offered shares, then each Eligible Investor who (i) has not exercised its right of first refusal; and (ii) notifies the seller in writing within seven days after the delivery of a notice of sale (the “Co-Sale Period”) has the right to participate in such sale of offered shares. The sale of offered shares must occur within 25 days from the beginning of the Co-Sale Period.

The Co-Sale Agreement terminates upon the earlier to occur of: (i) the effectiveness of the registration statement for our firm commitment underwritten public offering registered under the Securities Act; or (ii) the effectiveness of a Deemed Liquidation Event (as defined therein).

Voting Agreement

We are party to an Amended and Restated Voting Agreement (as amended and restated from time to time, the “Voting Agreement”) with certain of our investors, including CNF Investments and funds affiliated with Vivo Ventures, pursuant to which each of the investors agreed to vote all voting shares beneficially owned as of the date of the Voting Agreement or acquired thereafter (the “voting shares”) to maintain the authorized number directors as set forth in the Company’s amended Articles of Incorporation unless otherwise agreed in writing by each director in accordance with the Articles of Association.

The Voting Agreement further provides that each of the members will vote such number of voting shares as may be necessary to elect:

•	the Board Designee (as defined therein) nominated by the holders of a majority of outstanding Ordinary Shares as the one Ordinary Share Director;

•	as the four Series A Share Directors, each of the following: (a) the Board Designee nominated by Vivo Ventures Fund Cayman V, L.P., so long as Vivo Ventures Fund Cayman V, L.P. (together with its affiliates) holds at least three million Series A Shares; (b) the Board Designee nominated by Vivo Ventures Fund Cayman VI, L.P., so long as Vivo Ventures Fund Cayman VI, L.P. (together with its affiliates) holds at least three million Series A Shares; (c) the Board Designee nominated by Morgan Stanley Investment Management Inc., so long as certain investment portfolios and separate accounts managed by Morgan Stanley Investment Management Inc. and its affiliates hold at least three million Series A Shares; and (d) the Board Designee nominated by CNF Investments, so long as CNF Investments (together with its affiliates) holds at least three million Series A Shares;

•

as the one Series B-1 Director, the Board Designee nominated by Key Gate Investments Limited, so long as Key Gate Investments Limited (together with its affiliates) holds at least three million Series B-1 Shares; and

•

as the one Independent Director, the Board Designee, who shall be an independent industry representative, nominated by the holders of a majority of outstanding Ordinary Shares, Series A Shares, Series B Shares and Series B-1 Shares, voting together as a single class on an as-converted basis.

The Voting Agreement also provides that, during the term of the Voting Agreement, the applicable Designator (as defined therein) may, in its sole discretion: (i) elect to remove from the Board any incumbent Board Designee who occupies a Board seat for which such Designator is entitled to designate the Board Designee; and/or (ii) designate a new Board Designee for election to a Board seat for which such Designator is entitled to designate the Board Designee.

The Voting Agreement terminates upon the earlier to occur of: (i) the effectiveness of the registration statement for our first firm commitment underwritten public offering registered under the Securities Act; (ii) the effectiveness of a Deemed Liquidation Event (as defined therein); or (iii) any time when less than five million Series A Shares remain outstanding.

Amendment of Existing Warrants

In connection with obtaining the requisite consents for this offering, we have agreed to amend the terms of the two warrants held by Key Gate. As amended, one warrant will entitle it to purchase 142,000 shares of our common stock at an exercise price of $0.01 per share and the other warrant will entitle it to purchase that number of shares of our common stock determined by dividing $5.0 million by the price to the public in this offering (rounded to the nearest share) at an exercise price per share equal to the price to public in this offering. Assuming an initial public offering price of $15.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, we would issue an aggregate of 333,333 shares of our common stock upon the exercise of this warrant in full. Both of the warrants will continue to expire at the closing of this offering if not exercised. Key Gate has agreed to exercise each of the warrants in full prior to the closing of this offering.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Revolving Credit Facility

On June 16, 2009, our principal operating subsidiary entered into a Credit and Security Agreement with Midcap Funding I, LLC, as lender and agent, along with certain other financial institutions as lenders. All obligations under the senior secured revolving credit facility are secured by a first priority lien on substantially all of the assets of our principal operating subsidiary.

The senior secured revolving credit facility consists of an asset-based revolving loan commitment of up to a maximum of $15.0 million. On December 23, 2010, the senior secured revolving credit facility was amended to increase the facility by $10.0 million, to a maximum of $25.0 million. As of December 31, 2010, we had $20.7 million of revolving loans outstanding and no letters of credit outstanding or additional availability, based on our borrowing base calculation as of that date. On March 8, 2011, the senior secured revolving credit facility was amended to, among other things, permit the entry into our new term loan credit facility under certain covenants and require that Sagent Holding Co. become a borrower under the senior secured revolving credit facility within 30 days of consummation of this offering. As amended, the senior secured revolving credit facility is scheduled to expire on June 16, 2013. Borrowings under the senior secured revolving credit facility may be used for general corporate purposes, including funding working capital.

The borrowing base is equal to 80% of the aggregate net amount at such time in eligible accounts receivable, plus the lesser of (i) 30% of the cost of the eligible inventory; (ii) 75% of orderly liquidation value of eligible inventory (as defined in the Credit and Security Agreement); or (iii) $6.5 million, minus the amount of any reserves and/or adjustments provided for in the Credit and Security Agreement.

Interest and Fees

From and following June 16, 2009, (i) LIBOR loans and the other obligations (other than base rate loans) bear interest at the sum of the LIBOR rate plus an applicable margin; and (ii) base rate loans bear interest at the sum of the base rate, which is defined as the higher of 4.50% and Wells Fargo’s prime lending rate. The applicable margin rate for LIBOR-based advances is 5.50% per annum and for base rate-based advances is 4.50% per annum.

Unused line fees payable under the senior secured revolving credit facility are based on 0.042% of the average daily unused revolving commitment during each month. Additionally, annual fees for outstanding letter of credit balances are payable at the applicable margin rate for LIBOR-based advances based on the average daily aggregate amount of all letters of credit outstanding. All such fees are payable monthly in arrears.

Interest payments under the senior secured revolving credit facility are due in arrears on the first day of each month and on the final maturity date for such loan, whether by acceleration or otherwise.

Prepayments

Voluntary prepayments are permitted in whole or in part, provided that any such partial prepayment shall be in an amount equal to $100,000 or a high integral multiple of $25,000, without premium or penalty, upon three business days notice to the agent in the case of LIBOR-based loans and one business day notice to the agent in the case of base rate-based loans, subject to certain minimum prepayment requirements and payment of costs and expenses incurred by the lenders in connection with prepayment of LIBOR-based borrowings prior to the end of the applicable interest period for such borrowings. If the senior secured revolving credit facility is terminated for any reason (whether voluntary by the borrower or by reason of an event of default or otherwise), the borrower must pay a prepayment premium equal to an amount determined by multiplying the revolving credit commitment by (i) 5.0% in the first year; (ii) 4.0% in the second year; (iii) 3.0% in the third year and (iv) 0.5% thereafter.

Mandatory prepayments under the senior secured revolving credit facility are required upon (i) the termination date, which is defined as the earlier of (a) June 16, 2013 and (b) any date on which the agent accelerates the maturity of the loans then outstanding; or (ii) the amount of outstanding revolving loans exceeding $25.0 million or the current revolving loan limit; or (iii) upon prepayment in full or termination of the term loan credit facility.

Covenants

Borrowings under the senior secured revolving credit facility are subject to the accuracy of representations and warranties in all material respects, the absence of any defaults and no material adverse effect.

The senior secured revolving credit facility contains customary covenants and restrictions on our activities, including, but not limited to, limitations on the incurrence of additional indebtedness or contingent obligations; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; sales and leasebacks; the ability to change the nature of our business or fiscal year; the ability to amend the terms of our organizational documents; and the ability to modify certain material contracts to which we are a party.

The senior secured revolving credit facility also contains customary financial covenants and restrictions on our related activities, including, but not limited to, limitations on our minimum net invoiced revenues and obligations to furnish to the agent evidence, including statements, reports and/or back-up documentation as requested by the agent, of compliance with the given limitations on our minimum net invoiced revenues and the propriety of the calculations used therein.

Events of Default

Events of default under the senior secured revolving credit facility include, but are not limited to:

•	failure to pay principal, interest, fees or other amounts under the senior secured revolving credit facility when due taking into account any applicable grace period;

•	any representation or warranty proving to have been incorrect in any material respect when made;

•	failure to perform or observe covenants or other terms of the senior secured revolving credit facility subject to certain grace periods;

•	a cross-default to the term loan credit facility and certain other debt;

•	failure to maintain the stated minimum net invoiced revenue for any 12-month period;

•	bankruptcy events;

•	unsatisfied final judgments over a certain threshold;

•	a change in control;

•	certain defaults under the Employee Retirement Income Security Act of 1974; and

•	the invalidity or impairment of any security interest.

Term Loan Credit Facility

On March 8, 2011, our principal operating subsidiary entered into a Credit and Security Agreement with Midcap Funding III, LLC, as lender and agent, along with certain other financial institutions as lenders. All obligations under the term loan credit facility are secured by a second priority lien on substantially all of the assets of our principal operating subsidiary.

The term loan credit facility consists of a term loan in the amount of $15.0 million. The term loan credit facility is scheduled to expire on June 16, 2013. Borrowings under the term loan credit facility may be used for general corporate purposes, including funding working capital.

Interest and Fees

Interest on the outstanding balance of the term loan credit facility bear interest LIBOR, plus a margin of 9.0%, subject to a 3.0% LIBOR floor. Equal monthly amortization payments will be payable beginning

September 1, 2011 for the remaining term of the term loan credit facility. Interest payments under the term loan credit facility are due in arrears on the first day of each month and on the final maturity date for such loan, whether by acceleration or otherwise.

Additionally, at the time of final payment under the term loan credit facility, the Lenders will receive a final payment fee of $600,000.

Prepayments

Mandatory prepayments under the term loan credit facility are required upon (i) non-ordinary course asset sales and casualty events, in each case subject to certain thresholds, exceptions and reinvestment rights and (ii) upon prepayment in full and termination of the senior revolving credit facility. In connection with any prepayment of the term loans in full prior to the maturity date the Lenders shall receive a fee as compensation for the costs of being prepared to make funds available throughout the term of the term loan credit facility equal to an amount determined by multiplying the initial term loan credit facility amount by (i) 5.0% in the first year, (ii) 4.0% in the second year and (iii) 1.0% in the third year.

Covenants

The term loan credit facility contains customary covenants and restrictions on our activities, including, but not limited to, limitations on the incurrence of additional indebtedness or contingent obligations; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; sales and leasebacks; the ability to change the nature of our business or fiscal year; the ability to amend the terms of our organizational documents; and the ability to modify certain material contracts to which we are a party. In addition, the term loan credit facility requires that Sagent Holding Co. become a borrower within 30 days of the consummation of this offering.

The term loan credit facility also contains customary financial covenants and restrictions on our related activities, including, but not limited to, limitations on our minimum net invoiced revenues and obligations to furnish to the agent evidence, including statements, reports and/or back-up documentation as requested by the agent, of compliance with the given limitations on our minimum net invoiced revenues and the propriety of the calculations used therein.

Events of Default

Events of default under the term loan credit facility include, but are not limited to:

•	failure to pay principal, interest, fees or other amounts under the term loan credit facility when due taking into account any applicable grace period;

•	any representation or warranty proving to have been incorrect in any material respect when made;

•	failure to perform or observe covenants or other terms of the term loan credit facility subject to certain grace periods;

•	a cross-default or failure to pay fees or other amounts under the senior secured revolving credit facility and certain other debt;

•	failure to maintain the stated minimum net invoiced revenue for any 12-month period;

•	bankruptcy events;

•	unsatisfied final judgments over a certain threshold;

•	a change in control;

•	certain defaults under the Employee Retirement Income Security Act of 1974; and

•	the invalidity or impairment of any loan document or any security interest.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of the material terms of our certificate of incorporation and bylaws as will be in effect upon completion of this offering. The following description may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and bylaws, copies of which are or will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our certificate of incorporation will provide that our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of December 31, 2010, after giving effect to the Reincorporation, including the conversion of our previously outstanding preferred stock into common stock and the effectiveness of the one-for-7.8378 reverse stock split, the issuance of an aggregate of 475,333 shares of our common stock upon the exercise of all of our outstanding warrants, and the issuance and sale of shares of common stock in this offering, we will have 26,121,023 shares of common stock outstanding and no shares of preferred stock outstanding. As of December 31, 2010, we had 34, 19, one and three holders of record of our ordinary shares, Series A preferred stock, Series B preferred stock and Series B-1 preferred stock, respectively.

Upon completion of this offering, shares of our common stock will be issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.52 and 26,422 shares held by certain employees will be subject to certain transfer restrictions until fully vested.

Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Because we are a holding company, our ability to pay dividends on our common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the agreements governing our indebtedness. For additional information, see “Description of Certain Indebtedness,” and “Dividend Policy.”

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and liquidation preferences. In either such case, we will be required to pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

Our common stock has been approved for listing on The NASDAQ Global Market under the symbol “SGNT.”

Undesignated Preferred Stock

Our certificate of incorporation will authorize our board of directors to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

Registration Rights

For a description of the registration agreement we have entered into with certain of our stockholders, see “Certain Relationships and Related Party Transactions— Series A Share Financings—Members Agreement.”

Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws will also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Classified Board of Directors

Our certificate of incorporation will provide that our board of directors will be divided into three classes, with each class serving three-year staggered terms. In addition, our certificate of incorporation will provide that directors may only be removed from the board of directors with cause and by an affirmative vote of 66 2/3% of our common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our certificate of incorporation will provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the chairman of the board of directors or pursuant to a resolution adopted by a majority of the total number of directors then in office. Our restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation will provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders, unless such action is recommended by all directors then in office.

Section 203 of the Delaware General Corporation Law

Upon completion of the Reincorporation, we will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person who, together with any entity or person affiliated with or controlling or controlled by the entity or person, beneficially owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

Sale of Restricted Shares

Upon completion of this offering, we will have 26,121,023 shares of common stock outstanding. Of these shares of common stock, the 5,000,000 shares of common stock being sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining 21,121,023 shares of common stock held by our existing stockholders upon completion of this offering will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 and 701 under the Securities Act, which rules are summarized below. These remaining shares of common stock held by our existing stockholders upon completion of this offering will be available for sale in the public market after the expiration of the lock-up agreements described in “Underwriting,” taking into account the provisions of Rules 144 and 701 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, persons who became the beneficial owner of shares of our common stock prior to the completion of this offering may not sell their shares upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days prior to the date of the sale and have filed all reports required thereunder or (2) the expiration of a one-year holding period. We believe that holders who acquired their common stock in connection with our Reincorporation in Delaware may be permitted to “tack” the holding period of their ordinary shares or preferred stock of our Cayman Islands entity to the holding period of their common stock for purposes of establishing these six-month or one-year holding periods.

At the expiration of the six-month holding period, assuming we have been subject to the Exchange Act reporting requirements for at least 90 days and have filed all reports required thereunder, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell, within any three-month period, a number of shares of common stock that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Registration Rights

As described above in “Certain Relationships and Related Party Transactions—Series A Share Financings—Members Agreement,” following the completion of this offering, subject to the 180-day lock-up period described above, certain of our existing stockholders will be entitled, subject to certain exceptions, to demand that we register under the Securities Act all or any portion of their shares. Following this offering, holders of an aggregate of 19,066,556 shares will be entitled to demand that we register the shares of common stock held by them. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. We have not granted any other holders of our securities any demand registration rights other than pursuant to the Members Agreement.

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our existing option plan and the new equity incentive plan we intend to adopt in connection with this offering. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below.

Lock-Up Agreements

We and each of our directors and officers and holders of approximately 20,653,187 shares have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we and they will not (subject to certain exceptions), during the period ending 180 days after the date of this prospectus (subject to certain extensions):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any other securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. For additional information, see “Underwriting.”

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder that purchases shares of our common stock in this offering. This summary applies only to a non-U.S. holder that holds our common stock as a capital asset, within the meaning of Section 1221 of the Code. For purposes of this summary, a “non-U.S. holder” means any beneficial owner of our common stock other than:

•	an individual citizen or resident of the United States, as defined for federal income tax purposes;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax or with non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	former citizens or residents of the U.S.;

•	brokers or dealers in securities;

•	persons who hold our common stock as a position in a “straddle,” “conversion transaction” or other risk reduction transaction;

•	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations;

•	banks, insurance companies, or other financial institutions; and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. and, where a tax treaty applies, are generally attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI, must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading “Gain on Disposition of Common Stock.” Your adjusted tax basis in a share is generally the purchase price of such share, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business you conduct in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment;

•

if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and you have a “tax home” (as defined in the Code) in the U.S.; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met.

We believe that we have not been and are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.) but may not be offset by any capital loss carryovers. If you are a foreign corporation described in the first bullet point above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding generally will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable treaty provides otherwise.

Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

Legislation enacted in 2010 generally will impose a withholding tax of 30 percent on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as defined in the legislation), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30 percent on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly own more than 10 percent of the entity. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. This legislation generally is effective for payments made after December 31, 2012. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in our common stock.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Underwriters	Number of Shares
Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies & Company, Inc.
Needham & Company, LLC
RBC Capital Markets, LLC

Total	5,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 750,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $2.9 million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock has been approved for listing on The NASDAQ Global Market under the symbol “SGNT.”

We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any other securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus;

•	the issuance by us of options or other stock-based compensation pursuant to equity compensation plans in existence on the date of this prospectus;

•	any issuance or deemed issuance of common stock in connection with the reincorporation;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made;

•

the issuance by us of common stock as consideration for bona fide acquisitions, joint ventures, strategic partnerships or collaboration arrangements, provided that the amount of common stock issued as consideration for such transactions does not in the aggregate exceed 10% of the total common stock outstanding immediately following completion of this offering (as adjusted for stock splits, stock dividends and other similar events), and provided further that any recipients thereof agree to enter into lock-up agreements with the underwriters with respect to the remaining restricted period or any extension thereof; or

•

the filing of one or more registration statements on Form S-8 with the SEC with respect to shares of common stock issued or issuable under any equity compensation plan or one or more registration statements on Form S-4 with respect to any shares of common stock permitted to be issued pursuant to the third bullet above.

Our directors and officers and holders of approximately 20,653,187 shares have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, they will not, during the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned by such person or any other securities so owned convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, it will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•

any issuance or deemed issuance, transfer or exchange of shares of common stock in connection with, and as contemplated by, the Reincorporation or the exercise of stock purchase warrants outstanding on the date of the lock-up agreement, in each case, as described in this prospectus;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of shares of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made;

•	the sale of shares of common stock to the underwriters in this offering, pursuant to the underwriting agreement, if any;

•

beginning 60 days after the final date of this prospectus, the exercise of any stock options held by such person in accordance with their terms, including, without limitation, on a “net exercise” basis where the number of shares issued to such person upon exercise is reduced;

•

any repurchase by us or any of our subsidiaries of any shares of common stock or any security convertible into common stock held by such person pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement in connection with such person’s termination of employment with us;

•

any transfer pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the common stock involving a change of control of us, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the common stock owned by such person shall remain subject to the restrictions contained in the lock-up agreement;

•

transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•	transfers of shares of common stock or any security convertible into common stock as a bona fide gift or by will or intestacy;

•

distributions of shares of common stock or any security convertible into common stock to general or limited partners, members, stockholders or wholly owned subsidiaries of the transferor or distributor; or

•	transfers to any trust for the direct or indirect benefit of such person or the immediate family of such person provided that in the case of any transfer or distribution described in the last three bullet points above, each donee, distributee, trustee or transferee shall sign and deliver a lock-up agreement in substantially the same form as the lock-up agreement and no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period.

The restricted period will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The lock-up agreements with our directors, officers and certain holders of our outstanding stock and stock options shall automatically terminate upon certain specified events.

The lock-up agreements with certain holders of our common stock and stock options, who are also party to the Members Agreement, further provide that in the event any shares of common stock held by an officer, director or greater than one percent holder of common stock, are released from the restrictions set forth in the lock-up agreement, the same percentage of shares of common stock held by such party to the Members Agreement shall be immediately and fully released from any remaining restrictions under the lock-up agreement concurrently therewith. In the event such person is released from any of its obligations under the lock-up agreement, Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective successor entities) shall use commercially reasonable efforts to notify such person within three business days; provided that the failure to give such notice shall not give rise to any claim or liability against Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated or the underwriters.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved five percent of the shares of common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Issuer, the Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Shares.

Dubai International Financial Centre

This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The securities to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

CONFLICTS OF INTEREST

More than 10% of the outstanding shares of our common stock is beneficially owned by affiliates of Morgan Stanley & Co. Incorporated. Because Morgan Stanley & Co. Incorporated is a participating underwriter in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 currently requires that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Merrill, Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering and to participate in the preparation of this prospectus and exercise the usual standards of due diligence with respect thereto. In addition, in accordance with Rule 5121, Morgan Stanley & Co. Incorporated will not make sales to discretionary accounts without the prior written consent of the customer.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sagent Holding Co. at December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co. Ltd. (a development stage company) at December 31, 2009 and 2010 and for the years then ended and for the period from December 29, 2006 (date of inception) to December 31, 2010, appearing in this prospectus and Registration Statement have been audited by Ernst & Young Hua Ming, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only and is not a hyperlink.

Upon completion of this offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, www.sagentpharma.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

We intend to furnish our stockholders with annual reports containing audited financial statements and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page Number

Sagent Holding Co.

Report of Ernst & Young LLP, an Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2009 and 2010	F-3

Consolidated Statements of Operations for the years ended December 31, 2008, 2009 and 2010	F-4

Consolidated Statements of Preferred Stock and Stockholders’ Equity (Deficit) for the years ended December 31, 2008, 2009 and 2010	F-5

Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2008, 2009 and 2010	F-6

Notes to Consolidated Financial Statements	F-7

Kanghong Sagent (Chengdu) Pharmaceutical Corporation Limited

Report of Ernst & Young Hua Ming, Independent Auditors	F-34

Balance Sheets as of December 31, 2009 and 2010	F-35

Statements of Operations for the years ended December 31, 2008, 2009 and 2010 and for the period from December 29, 2006 (date of inception) to December 31, 2010	F-36

Statements of Cash Flows for the fiscal years ended December 31, 2008, 2009 and 2010 and for the period from December 29, 2006 (date of inception) to December 31, 2010	F-37

Statements of Shareholders’ Equity for the years ended December 31, 2008, 2009 and 2010	F-38

Notes to Financial Statements	F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Sagent Holding Co.

We have audited the accompanying consolidated balance sheets of Sagent Holding Co. (the Company) as of December 31, 2009 and 2010, and the related consolidated statements of operations, preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sagent Holding Co. at December 31, 2009 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois

March 17, 2011

SAGENT HOLDING CO.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,		Pro-forma December 31, 2010
	2009	2010
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,731	$34,376	$34,376
Restricted cash and cash equivalents	308	208	208
Accounts receivable, net of chargebacks and other deductions	6,871	18,939	18,939
Inventories	18,985	30,567	30,567
Prepaid expenses and other current assets	8,368	5,309	5,309
Due from related party	499	868	868
Note receivable	120	120	120
Deferred income taxes	73	6	6

Total current assets	42,955	90,393	90,393
Restricted cash and cash equivalents	100	100	100
Property, plant, and equipment, net	685	785	785
Investment in joint ventures	19,465	24,466	24,466
Deferred financing costs	224	232	232
Intangible assets, net	1,667	2,613	2,613

Total assets	$65,096	$118,589	$118,589

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$17,328	$24,449	$24,449
Due to related party	—	2,494	2,494
Accrued profit sharing	—	3,717	3,717
Accrued liabilities	4,948	4,800	4,800
Preferred stock warrants	—	1,432	1,432
Notes payable	4,518	20,726	20,726

Total current liabilities	26,794	57,618	57,618

Long-term liabilities:
Deferred income taxes	73	6	6

Total liabilities	26,867	57,624	57,624

Preferred stock
Series A preferred stock—$0.00001 par value; 113,000,000 authorized and outstanding at December 31, 2009 and 2010, respectively (liquidation preference $113,000)	113,000	113,000	—
Series B preferred stock—$0.00001 par value; 0 and 37,136,052 authorized and 0 and 32,714,284 outstanding at December 31, 2009 and 2010, respectively (liquidation preference $45,800)	—	44,774	—

Total preferred stock	113,000	157,774	—

Stockholders’ equity (deficit):
Common stock—$0.0001 par value; 164,400,001 and 184,500,000 authorized and 15,649,001 and 16,102,501 outstanding at December 31, 2009 and 2010; respectively $0.01 par value, 100,000,000 authorized and 20,645,690 outstanding, pro forma	—	—	206
Preferred stock, $0.01 par value per share; no shares authorized, no shares issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma	—	—	—
Additional paid-in capital	1,146	2,318	159,886
Accumulated other comprehensive income	—	1,285	1,285
Accumulated deficit	(75,917)	(100,412)	(100,412)

Total stockholders’ equity (deficit)	(74,771)	(96,809)	60,965

Total liabilities, preferred stock and stockholders’ equity (deficit)	$65,096	$118,589	$118,589

See accompanying notes to consolidated financial statements.

SAGENT HOLDING CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31
	2008	2009	2010

Net revenue	$12,006	$29,222	$74,056
Cost of goods sold	11,933	28,785	65,013

Gross profit	73	437	9,043

Operating expenses:
Product development	14,944	12,404	11,223
Selling, general, and administrative	15,024	16,677	18,931
Equity in net loss of unconsolidated joint ventures	1,087	1,491	1,476

Total operating expenses	31,055	30,572	31,630

Loss from operations	(30,982)	(30,135)	(22,587)
Interest income and other	527	66	34
Interest expense	–	(467)	(1,129)
Change in fair value of preferred stock warrants	–	–	(813)

Loss before income taxes	(30,455)	(30,536)	(24,495)
Provision for income taxes	–	–	–

Net loss	$(30,455)	$(30,536)	$(24,495)

Net loss per common share:
Basic	$(2.52)	$(2.19)	$(1.60)
Diluted	$(2.52)	$(2.19)	$(1.60)
Weighted-average of shares used to compute net loss per common share:
Basic	12,064	13,971	15,285
Diluted	12,064	13,971	15,285
Unaudited pro forma net loss per common share:
Basic			$(1.27)
Diluted			$(1.27)
Unaudited pro forma weighted-average of shares used to compute net loss per common share:
Basic			19,264
Diluted			19,264

See accompanying notes to consolidated financial statements.

SAGENT HOLDING CO.

CONSOLIDATED STATEMENTS OF

PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts)

	Preferred Stock						Additional Paid-In Capital	Accumulated other Comprehensive Income / (Loss)	Accumulated Deficit	Total
	Series A Preferred Stock		Series B Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2008	53,000,000	$53,000	—	$—	15,395,751	$—	$60	$—	$(14,926)	$(14,866)
Issuance of Series A preferred stock	30,000,000	30,000	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	100,750	—	16	—	—	16
Repurchase liability related to restricted stock	—	—	—	—	—	—	87	—	—	87
Stock compensation expense	—	—	—	—	—	—	308	—	—	308
Net loss	—	—	—	—	—	—	—	—	(30,455)	(30,455)

Balance at December 31, 2008	83,000,000	83,000	—	—	15,496,501	—	471	—	(45,381)	(44,910)
Issuance of Series A preferred stock	30,000,000	30,000	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	152,500	—	57	—	—	57
Repurchase liability related to restricted stock	—	—	—	—	—	—	51	—	—	51
Stock compensation expense	—	—	—	—	—	—	567	—	—	567
Net loss	—	—	—	—	—	—	—	—	(30,536)	(30,536)

Balance at December 31, 2009	113,000,000	113,000	—	—	15,649,001	—	1,146	—	(75,917)	(74,771)
Issuance of Series A preferred stock	—	—	—	—	—	—	—	—	—
Issuance of Series B preferred stock	—	—	32,714,284	44,774	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	453,500	—	217	—	—	217
Repurchase liability related to restricted stock	—	—	—	—	—	—	51	—	—	51
Stock compensation expense	—	—	—	—	—	—	904	—	—	904
Comprehensive income (loss)								—
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	1,285	—	1,285
Net loss	—	—	—	—	—	—	—	—	(24,495)	(24,495)

Total comprehensive income (loss)										(23,210)

Balance as of December 31, 2010	113,000,000	$113,000	32,714,284	$44,774	16,102,501	$—	$2,318	$1,285	$(100,412)	$(96,809)

See accompanying notes to consolidated financial statements.

SAGENT HOLDING CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008	2009	2010

Operating activities
Net loss	$(30,455)	$(30,536)	$(24,495)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	193	270	245
Amortization	1,759	3,956	985
Stock-based compensation	308	567	904
Restricted stock repurchase liability	87	51	51
Equity in net loss of unconsolidated joint ventures	1,087	1,491	1,476
Change in fair value of preferred stock warrants	—	—	813
Changes in operating assets and liabilities:
Accounts receivable, net	(95)	(6,662)	(12,068)
Inventories	(5,746)	(12,490)	(11,582)
Prepaid expenses and other current assets	258	(8,135)	3,059
Due from related party	—	(499)	(369)
Note receivable	300	(120)	—
Accounts payable and accrued liabilities	7,934	9,326	13,184
Deferred revenue	(500)	—	—

Net cash used in operating activities	(24,870)	(42,781)	(27,797)

Investing activities
Capital expenditures	(516)	(62)	(345)
Funding of restricted cash, net	285	(278)	100
Investments in unconsolidated joint ventures	(7,538)	(8,775)	(5,192)
Purchase of product licensing rights	(1,417)	(196)	(350)
Purchase of product development rights	(3,194)	(132)	(1,489)

Net cash used in investing activities	(12,380)	(9,443)	(7,276)

Financing activities
Additions to notes payable	—	4,518	16,208
Payment of deferred financing costs	—	(278)	(100)
Proceeds from issuance of preferred stock, net of issuance costs	30,000	30,000	45,393
Proceeds from issuance of common stock	16	57	217

Net cash provided by financing activities	30,016	34,297	61,718

Net (decrease) increase in cash and cash equivalents	(7,234)	(17,927)	26,645
Cash and cash equivalents, at beginning of period	32,892	25,658	7,731

Cash and cash equivalents, at end of period	$25,658	$7,731	$34,376

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$—	$467	$1,129

Noncash financing activity
Issuance of warrants for the purchase of preferred stock	$—	$—	619

See accompanying notes to consolidated financial statements.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

1.	Description of Business

Sagent Holding Co. (Sagent or the Company) is a specialty pharmaceutical company that develops, sources, and markets pharmaceutical products, principally injectable-based generic equivalents to branded products. The Company’s products are typically sold to pharmaceutical wholesale companies which then distribute the products to end-user hospitals, long-term care facilities, alternate care sites, and clinics. The injectable pharmaceutical marketplace is comprised of end users who have relationships with group purchasing organizations (GPOs) or specialty distributors that focus on a particular therapeutic class. GPOs enter into product purchasing agreements with Sagent and other pharmaceutical suppliers for products in an effort to secure favorable drug pricing on behalf of their end-user members.

Sagent is organized as a single reportable segment comprised of operations which develop, source and market generic injectible products for sale in the United States, deriving a significant portion of its revenues from a single class of pharmaceutical wholesale customers within the United States.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP).

The consolidated financial statements include the assets, liabilities, and results of operations of Sagent Holding Co. and its wholly owned subsidiaries, Sagent Pharmaceuticals, Inc. and Sagent International LLC. All material intercompany balances and transactions have been eliminated in consolidation. The Company’s investments in Kanghong Sagent (Chengdu) Pharmaceutical Corporation Limited and Sagent Strides LLC are both accounted for using the equity method.

Kanghong Sagent (Chengdu) Pharmaceutical Corporation Limited (KSP) is a joint venture with Chengdu Konghong Technology (Group) Co. Ltd. established in December 2006 with the principal business of building and operating a facility in Chengdu, China, for the development and manufacturing of pharmaceutical products for the U.S. market.

Sagent Strides LLC is a joint venture with Strides Arcolab International Limited established in January 2007 with the principal business of development, manufacturing, marketing, distribution and sale of generic pharmaceutical products to the U.S. market.

Sagent accounts for its 50% interest in each joint venture under the equity method of accounting as its interest in each entity provides for joint financial and operational control. Sagent’s equity in the net loss of KSP and Sagent Strides LLC is included in the accompanying consolidated statements of operations as equity in net loss of unconsolidated joint ventures.

Unaudited Pro Forma Balance Sheet Presentation

The unaudited pro forma balance sheet as of December 31, 2010, reflects the conversion of 113,000,000 outstanding shares of Series A preferred stock into 14,417,311 outstanding shares of common stock, the conversion of 32,714,284 shares of Series B preferred stock into 4,173,912 shares of common stock and a reverse stock split of current common stock, whereby every 7.8378 shares of current common stock are reclassified into one share of common stock as though the completion of the initial public offering (IPO) contemplated by the

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

filing of the Company’s prospectus had occurred on December 31, 2010. The shares of common stock issued in the IPO and any related estimated net proceeds are excluded from such pro forma information. Immediately prior to the consummation of the initial public offering of the Company’s common stock, but following the reverse stock split, the number of authorized shares will be increased to 100 million.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and other current monetary assets and liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash and Cash Equivalents

The Company considers all highly liquid money market instruments with an original maturity of three months or less when purchased to be cash equivalents. These amounts are stated at cost, which approximates fair value. At December 31, 2010, cash equivalents were deposited in financial institutions and consisted of immediately available fund balances. The majority of the Company’s funds at December 31, 2010, were maintained at two well-known and stable financial institutions, each in an amount in excess of federally insured limits. This represents a concentration of credit risk. The company has not experienced any losses on its deposits of cash and cash equivalents to date.

Cash collateral pledged under various lease agreements and cash restricted by financing agreements is classified as restricted cash and cash equivalents in the accompanying consolidated balance sheets as the Company’s ability to withdraw the funds is contractually limited.

Inventories

Inventories are stated at the lower of cost, determined on the first-in, first-out basis, or market value at December 31, 2009 and 2010 as follows:

	December 31,
	2009			2010
	Approved	Pending Regulatory Approval	Inventory	Approved	Pending Regulatory Approval	Inventory
Finished goods	$18,985	$—	$18,985	$30,305	$—	$30,305
Raw materials	—	—	—	—	262	262

	$18,985	$—	$18,985	$30,305	$262	$30,567

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

Inventories consist of products currently approved for marketing and may, from time to time, include certain products pending regulatory approval. Sagent capitalizes inventory costs associated with products prior to receiving regulatory approval based on the Company’s judgment of probable future commercial success and realizable value. Such judgment incorporates management’s knowledge and best judgment of where the product is in the regulatory review process, market conditions, competing products, and economic expectations for the product post-approval relative to the risk of manufacturing the product prior to approval. If final regulatory approval for such products is denied or delayed, the Company may need to expense such inventory.

The Company establishes reserves for inventory to reflect situations where the cost of inventory is not expected to be recovered. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current expected market conditions, including level of competition. The Company charges provisions for inventory to cost of goods sold.

Property, Plant, and Equipment

Property, plant, and equipment is stated at cost, less accumulated depreciation. The cost of repairs and maintenance is expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Provisions for depreciation are computed for financial reporting purposes using the straight-line method over the estimated useful life of the related asset and for leasehold improvements over the lesser of the estimated useful life of the related asset or the term of the related lease as follows:

Leasehold improvements	Shorter of 5 to 7 years or remaining lease term
Office equipment, furniture, and fixtures	4 to 10 years
Computer software and hardware	3 to 5 years

A summary of property, plant, and equipment is as follows:

	December 31,
	2009	2010
Leasehold improvements	$76	$124
Computer software and hardware	599	688
Office equipment, furniture, and fixtures	553	761

	1,228	1,573
Less accumulated depreciation	(543)	(788)

	$685	$785

Deferred Financing Costs

Deferred financing costs related to the issuance of debt are amortized using the straight-line method over the term of the related debt instrument, which approximates the effective interest method. Sagent capitalized deferred financing costs of $278 in 2009 associated with its $15,000 senior secured credit facility agreement entered into in June 2009. Sagent amended and increased this facility by $10,000 in December 2010, upon which it capitalized an additional $100.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including intangible assets with definite lives, for impairment whenever events or other changes in circumstances indicate that the carrying value of an asset may no longer be recoverable. An evaluation of recoverability is performed by comparing the carrying values of the assets to projected future undiscounted cash flows, in addition to other quantitative and qualitative analyses. Judgments made by management related to the expected useful lives of long-lived assets and the ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as changes in economic conditions and changes in operating performance. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss as a charge against current operations. There were no impairment charges recorded during the years ended December 31, 2008, 2009 or 2010.

Product Development Agreements

Product development costs are expensed as incurred. These expenses include the costs of the Company’s internal product development efforts and acquired in-process research and development, as well as product development costs incurred in connection with the Company’s third-party collaboration efforts. Non-refundable milestone payments made under contract research and development arrangements or product licensing arrangements prior to regulatory approval may be deferred and are expensed as the related services are delivered and the milestone is achieved. If management determines that it is no longer probable that the product will be pursued, any related capitalized amount is expensed in the current period. Once a product receives regulatory approval, the Company records any subsequent milestone payments as an intangible asset to be amortized on a straight-line basis as a component of cost of sales over the related license period or the estimated life of the acquired product. At December 31, 2010, the amortization period for intangible assets arising from approved products ranges from three to seven years with a weighted-average period prior to the next renewal or extension of four years.

The Company makes the determination whether to capitalize or expense amounts related to the development of new products and technologies through agreements with third parties based on its ability to recover its cost in a reasonable period of time from the estimated future cash flows anticipated to be generated pursuant to each agreement. Market, regulatory, and legal factors, among other things, may affect the realizability of the projected cash flows that an agreement was initially expected to generate. The Company regularly monitors these factors and subjects capitalized costs to periodic impairment testing.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

Intangible Assets

Certain amounts paid to third parties which are capitalized related to the development of new products and technologies are included within intangible assets. The Company determines the estimated fair values of certain intangible assets with definitive lives utilizing valuations performed by management at the time of their acquisition, based on anticipated future cash flow activity. Intangible assets consist of the following:

	December 31, 2009		December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Product licensing rights	$1,393	$(427)	$1,618	$(668)

Unamortized intangible assets
Product development rights	$701		$1,663

Aggregate amortization expense
For the year ended December 31, 2008	$1,759
For the year ended December 31, 2009	$3,705
For the year ended December 31, 2010	$893

Non-refundable milestone payments made under contract research and development arrangements or product licensing arrangements prior to receiving regulatory approval for a product may be deferred, and are expensed as the related services are delivered and related milestones are achieved.

For product licensing rights with terms for extension or renewal, the weighted-average period prior to the next extension or renewal was 41 months at December 31, 2010. Any costs incurred to extend or renew the term of product licensing rights are capitalized and amortized over the life of the extension or renewal. Amortization expense for each of the following five years is currently estimated as follows:

Year ended December 31:
2011	$1,986
2012	317
2013	145
2014	96
2015	69

Notes Payable

The fair value of the Company’s notes payable at December 31, 2009 and 2010, based upon current market interest rates, approximates carrying value.

Advertising and Promotion Expense

All advertising and promotion costs are expensed as selling, general, and administrative expenses when incurred. Total direct advertising and promotion expense incurred was $604, $515 and $762 for the years ended 2008, 2009 and 2010, respectively.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and capital loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the financial statements in the period that includes the legislative enactment date. The Company recognizes the financial statement effects of a tax position only when it is more likely than not that the position will be sustained upon examination and recognizes any interest and penalties accrued in relation to unrecognized tax benefits in income tax expense. The Company establishes valuation allowances against deferred tax assets when it is more likely than not that the realization of those deferred tax assets will not occur.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Sagent also considers the scheduled reversal of deferred tax liabilities, projected future taxable income or losses, and tax planning strategies in making this assessment. Based upon Sagent’s history of tax losses, the Company does not believe realization of these tax assets is more likely than not. As such, full valuation allowances for the deferred tax assets were established.

Revenue Recognition

Sagent recognizes revenue when its obligations to a customer are fulfilled relative to a specific product and all of the following conditions are satisfied: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) delivery has occurred. Delivery is deemed to have occurred upon customer receipt of product, upon fulfillment of acceptance terms, if any, and when no significant contractual obligations remain. Net sales reflect reductions of gross sales for estimated wholesaler chargebacks (as more fully described in Note 13), estimated contractual allowances, and estimated early payment discounts. The Company provides for estimated returns at the time of sale based on historic product return experience.

In the case of new products for which the product introduction is not an extension of an existing line of product, where management determines that there are not products in a similar therapeutic category, or where the Company determines the new product has dissimilar characteristics with existing products, such that the Company cannot reliably estimate expected returns of the new product, the Company defers recognition of revenue until the right of return no longer exists or until the Company has developed sufficient historical experience to estimate sales returns.

Shipping and handling fees billed to customers are recognized in net revenues. Other shipping and handling costs are included in cost of goods sold.

Stock Based Compensation

Sagent recognizes compensation cost for all share-based payments (including employee stock options) at fair value. The Company uses the straight-line attribution method to recognize stock based compensation expense over the vesting period of the award. Options currently granted generally expire ten years from the grant date and vest ratably over a four-year period.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

2.	Summary of Significant Accounting Policies (Continued)

Stock based compensation expense for performance based options is measured and recognized if the performance measures are considered probable of being achieved. The Company evaluates the probability of the achievement of the performance measures at each balance sheet date. If it is not probable that the performance measures will be achieved, any previously recognized compensation cost would be reversed.

Sagent uses the Black-Scholes option pricing model to estimate the fair value of options granted under the Company’s equity incentive plans and rights to acquire stock granted under the stock participation plan. Stock-based compensation expense was $308, $567 and $904 for the years ended December 31, 2008, 2009 and 2010, respectively.

Reclassification

In 2010, the Company separately disclosed accrued profit sharing within the current liabilities section of the consolidated balance sheets and made conforming changes to the presentation in prior years.

Recent Accounting Pronouncements

Effective January 1, 2009, the Company adopted new guidance related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This new guidance prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements. There was no effect to retained earnings upon adoption.

In August 2009, new guidance was issued on the fair value measurement of liabilities, clarifying that in circumstances where a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more specified techniques. The Company adopted this guidance on October 1, 2009. Adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

3.	Accounts Receivable and Concentration of Credit Risk

Sagent typically establishes multi-year contractual agreements with GPOs and individual hospital groups to offer the Company’s products to end-user customers. As is common in the pharmaceutical industry, a significant amount of Sagent’s pharmaceutical products are sold to end users under these GPO contracts through a relatively small number of drug wholesalers, which comprise the primary pharmaceutical distribution chain in the United States. Three wholesalers collectively represented 79%, 89%, and 85% of net sales in 2008, 2009, and 2010, respectively, and represented approximately 86% and 91% of accounts receivable at December 31, 2009 and 2010, respectively. To help control Sagent’s credit exposure, the Company routinely monitors the creditworthiness of customers, reviews outstanding customer balances, and records allowances for bad debts as necessary. Historical credit loss has not been significant. No reserve has been established as of December 31, 2009 and 2010, nor does the Company require collateral.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

4.	Investment in KSP

The Company accounts for its 50% interest in KSP under the equity method of accounting. Under the equity method of accounting, the Company’s share of income or loss is recorded as “equity in net loss of unconsolidated joint ventures” in the consolidated statements of operations on a one-month lag. Changes in the carrying value of KSP consist of the following:

	December 31,
	2009	2010
Investment in KSP at beginning of year	$11,913	$19,210
Equity in net loss of KSP	(701)	(1,496)
Currency translation adjustment	—	1,285
Investments in KSP	7,998	4,664

Investment in KSP at end of year	$19,210	$23,663

Condensed statement of operations and balance sheet information of KSP is presented below. All amounts are presented in accordance with accounting principles generally accepted in the United States. In addition, the assets and liabilities of KSP have been translated at exchange rates as of the balance sheet date and revenues and expenses of KSP have been translated at the annual weighted-average exchange rate for each respective reporting period.

	Year Ended December 31,
	2008	2009	2010
Condensed statement of operations information
Net revenues	$—	$—	$—
Gross profit	—	—	—
Net loss	(760)	(1,685)	(3,810)

	December 31,
	2009	2010
Condensed balance sheet information
Current assets	$8,905	$5,103
Noncurrent assets	33,943	47,357

Total assets	$42,848	$52,460

Current liabilities	$2,485	$3,637
Long-term liabilities	1,025	2,567
Stockholders’ equity	39,338	46,256

Total liabilities and stockholders’ equity	$42,848	$52,460

5.	Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2009	2010
Payroll and employee benefits	$3,547	$1,736
Sales and marketing	912	2,338
Accrued professional fees and other	435	626
Accrued rent obligation	54	100

	$4,948	$4,800

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

6.	Debt

In June 2009, Sagent established a $15,000 senior secured revolving credit facility (the revolver) with Midcap Financial, LLC (Midcap), which expires in June 2012. In December 2010, the revolver was amended to increase the facility by $10,000, to $25,000, and the expiration date was extended to June 2013. Availability under the revolver is based on the Company’s accounts receivable and inventory balances, and was $4,518 and $20,726 as of December 31, 2009 and 2010, respectively. All available amounts as of these dates have been drawn with the net proceeds of the notes having been used for general corporate purposes. The revolver is secured by substantially all of the Company’s assets. Financing costs associated with the revolver, including commitment fees, were deferred and will be amortized to interest expense over the length of the agreement.

The revolver contains various covenants and restrictions relating to financial performance, ability to incur additional indebtedness, create liens, make certain investments, pay dividends, sell assets, or enter into a merger or acquisition. As of December 31, 2010, the Company was in compliance with all covenants. Amounts drawn on the revolver bear an interest rate equal to either an adjusted London Interbank Offered Rate (LIBOR), plus a margin of 5.50%, or an alternate base rate plus a margin of 4.50%. As of December 31, 2010, the interest rate on the revolver was 8.50%.

7.	Commitments and Contingencies

Product Development Agreements

The Company has entered into various business agreements for the development and marketing of finished dosage form pharmaceutical products, including (i) development and supply agreements, some of which contain contingent milestone payments, as well as (ii) straight-supply agreements, which may contain minimum purchase commitments.

These agreements may include future payment commitments for contingent milestone payments. The Company will be responsible for contingent milestone payments based upon the occurrence of future events. Each agreement defines the triggering event of its future payment schedule, such as meeting development progress timelines, successful product testing and validation, successful clinical studies, various U.S. Food and Drug Administration (FDA) and other regulatory approvals, and other factors as negotiated in each case.

The Company has entered into significant development, marketing, and supply agreements with A.C.S. Dobfar S.p.a. (“Dobfar”), Gland Pharma Limited (“Gland”), and Actavis, an international pharmaceutical company. Key terms of these agreements are set forth below.

Dobfar

In December 2007, the Company entered into a manufacture and supply agreement with ACS Dobfar SpA-Italy (“Dobfar”) and its distributor, WorldGen LLC (“WorldGen”). Pursuant to the agreement, Dobfar develops, manufactures and supplies the Company with presentations of cefepime through WorldGen. The Company has agreed to pay WorldGen the transfer price for each unit of cefepime provided under the agreement.

The initial term of the agreement expires on April 1, 2013, after which the Company has the option to renew the agreement for successive additional one-year terms unless Dobfar provides notice of its intent to terminate the agreement at least one year prior to its initial expiration date or at least six months prior to the expiration of a

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

7.	Commitments and Contingencies (Continued)

renewal term. In addition, the Company also has supply agreements or other purchase commitments with Dobfar and/or WorldGen covering six currently marketed products—ampicillin, ampicillin and sulbactam, cefazolin, cefoxitin, ceftazadime and ceftriaxone—and, with ACS Dobfar SA-Switzerland, covering two currently marketed products—ciprofloxacin and fluconazole—and one additional product currently under initial development.

Gland

In June 2008, the Company entered into a development and supply agreement with Gland. Pursuant to the agreement, the Company and Gland jointly developed its heparin products, and Gland agreed to supply the Company heparin for sale in the U.S. market. In addition, the Company has agreed to use Gland as its exclusive supplier for heparin and Gland has agreed not to, directly or indirectly, sell heparin to any other person or entity that markets or makes use of or sells heparin in the U.S., subject to certain exceptions.

The Company is required to use its best efforts to attain, no later than within the 12-month period following the fourth anniversary of the launch date of heparin, a minimum U.S. market share based upon IMS data. If the Company is unsuccessful in achieving this minimum market share, Gland may supply heparin under the Company’s ANDA to third parties in addition to the Company for purposes of marketing, selling and distributing heparin in the U.S., subject to certain limitations. The Company has agreed to pay a transfer price for each unit of heparin supplied under the agreement, plus a percentage of the net profit from the sales of heparin. In addition, each party has agreed to share the cost of development activities equally up to a specified amount.

The initial term of the agreement is eight years, after which, unless a third party has rights to market heparin in the U.S. as a result of the Company discontinuing active sales of heparin there, the agreement automatically renews for consecutive periods of one year unless either party provides notice of its intent to terminate the agreement at least 24 months prior to the desired date of termination.

In addition, the Company also has other supply agreements with Gland covering two currently marketed products, adenosine and amiodarone, and additional products currently under initial development.

Actavis

In April 2009, the Company entered into a development, manufacturing and supply agreement with Actavis. Under the terms of this agreement, the Company became the exclusive U.S. marketing partner under certain conditions for a portfolio of six specialty injectable products developed and manufactured by Actavis under its ANDAs. In February 2010, this agreement was amended to include two additional products. Pursuant to this agreement, Actavis will supply these products to the Company at a specified transfer price and will receive a specified percentage of the net profit from sales of such products. As of December 31, 2010, this agreement with Actavis covered eight products, six of which are currently marketed, one product subject to an ANDA under review by the FDA and one product in initial development. The Company expects to further amend its agreement with Actavis to cover additional products in the future.

The term of the agreement, with respect to each product covered, is three or five years (depending on the product) from the first sale of each product to the Company by Actavis, unless earlier terminated or extended. The agreement may be terminated by either party in the event of an uncured material breach or default after notice or by Actavis in the event that any product is no longer economically viable. The term is automatically extended for unlimited additional periods of one year unless either party gives notice of non-renewal at least six months prior to the renewal of the then-current term.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

7.	Commitments and Contingencies (Continued)

The table below summarizes management’s estimate for contingent potential milestone payments and fees for the year ended December 31, 2011 and beyond assuming all contingent milestone payments occur. These payments do not include sales-based royalty payments, which are dependent on the introduction of new products. As new products are launched, sales-based royalty payments are recognized as an element of cost of goods sold in the consolidated statements of operations.

Contingent milestone payments are as follows at December 31, 2010:

2011	$9,201
2012	2,502
2013	952
2014	213
2015	301
Thereafter	140

$13,309

The Company has also committed to meeting minimum funding requirements in connection with its joint ventures. The table below summarizes management’s current estimate of future funding requirements:

2011	$237
2012	218
2013	60
2014	20
2015	—
Thereafter	25

$560

Leases

Sagent has entered into various operating lease agreements for office space, communications, information technology equipment and software, and office equipment. Rental expense amounted to $303, $350, and $344 for the years ended December 31, 2008, 2009, and 2010, respectively.

As of December 31, 2010, total future annual minimum lease payments related to noncancelable operating leases are as follows:

2011	$225
2012	238
2013	245
2014	253
2015	260
Thereafter	268

$1,489

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

7.	Commitments and Contingencies (Continued)

Regulatory Matters

Sagent is subject to regulatory oversight by the FDA and other regulatory authorities with respect to the development, manufacturing and sale of its products. Failure to comply with regulatory requirements could have a significant adverse effect on Sagent’s business and operations.

Litigation

Sagent is from time to time subject to claims and litigation arising in the ordinary course of business. These claims may include assertions that Sagent’s products infringe existing patents and claims that the use of Sagent’s products has caused personal injuries. Sagent intends to vigorously defend any such litigation that may arise under all defenses that would be available to the Company. At this time, there are no proceedings of which management is aware that will have a material adverse effect on the consolidated financial position or results of operations.

On January 3, 2011, Infusive Technologies, LLC (“Infusive”) filed a complaint against Sagent in the United States District Court of Utah, Central Division, alleging that the Company had breached the terms of an acquisition agreement it entered into with Infusive in September 2008 for failing to use reasonable commercial efforts to develop and commercialize certain products based on patents and other intellectual property assigned to Sagent by Infusive under such agreement and thereby avoiding a $1.25 million contingent payment under the agreement. The complaint seeks compensatory damages of at least $15.0 million, plus interest, and punitive damages of at least $50.0 million. The Company is in the preliminary stages of reviewing this complaint, and it intends to vigorously defend itself in such litigation, including bringing a number of counterclaims against Infusive in such litigation. On March 4, 2011, we filed motions for change in venue and to dismiss the complaint. On March 28, 2011, Infusive filed its first amended complaint, which among other things, alleged additional facts to support its allegations and eliminated the claim for punitive damages.

8.	Fair Value Measurements

Assets and liabilities recorded at fair value in the financial statements are categorized, for disclosure purposes, based upon whether the inputs used to determine their fair values are observable or unobservable. Observable inputs are inputs which are based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about pricing the asset or liability based on the best information available in the circumstances.

The Company follows the three-level fair value hierarchy, which prioritizes the inputs used to measure those assets and liabilities recognized at fair value at each reporting period. The Company’s liabilities measured at fair value on a recurring basis consist of the following:

	Fair Value Measurement as of December 31, 2010
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs Level 3
Preferred stock warrants	$1,432	$—	$—	$1,432

Total	$1,432	$—	$—	$1,432

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

8.	Fair Value Measurements (Continued)

During the year ended December 31, 2010, changes in the fair value of the foregoing liability measured using significant unobservable inputs (Level 3) were comprised of the following:

Fair Value Measurements Using Significant Unobservable Inputs
(Level 3)
Balance at January 1, 2010	$—
Issuances of warrants	619
Change in fair value of warrants	813

Balance at December 31, 2010	$1,432

Refer to Note 10 for a description of the preferred stock warrants. The fair values of the preferred stock warrants are estimated in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the Practice Aid). Several objective and subjective factors are considered when valuing each equity security and related warrant at a valuation date.

The Company utilized the Probability Weighted Expected Return Method (PWERM) to estimate the fair value of the preferred stock warrants. Under the PWERM, the value of each equity security and warrant is estimated based upon an analysis of future values for the entire equity instrument assuming various future outcomes. Share value is based upon the probability-weighted present value of these expected outcomes, as well as the rights of each class of preferred and common stock. A probability is estimated for each possible event based on the facts and circumstances as of the valuation date. The pre-money value in the IPO scenario and the equity value in the sale scenario were estimated using the Guideline Company Method (GCM) and the Similar Transactions Method (STM) of the market approach.

The following scenarios and probabilities were applied for the valuation of the preferred warrants as of December 31, 2010:

Initial public offering—Short-term	48%
Initial public offering—Mid-term	32%
Strategic sale—Long-term	10%
Dissolution	10%

The Company considered the use of an option pricing model, such as Black-Scholes, in the pricing of its preferred stock warrants, noting that one of the critical assumptions implicit in the use of an option pricing model is the availability of a single time period over which to estimate future returns. The Company has concluded that no single time period accurately models the potential return to investors of the various classes of its stock, including its preferred stock warrants. The Company concluded that the PWERM analysis, which incorporates a distribution of value which does not conform to the future stock pricing distribution implicit in the Black-Scholes model, was appropriate to value its equity securities, as each of the potential scenarios contemplated in the model involves a liquidity event. To develop the fair value of each security, the equity value at the liquidity date for each of the scenarios was distributed to each class of shares, according to their relative economic rights. The estimated proceeds attributable to each class of securities was then discounted to the present from the future date

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

8.	Fair Value Measurements (Continued)

of the liquidity scenario. For the warrants to purchase Series B-1 preferred stock, these values were determined by calculating the intrinsic value of the warrant at its assumed forced conversion date, per the terms of the warrant agreement and the Articles of Incorporation. These intrinsic values were then discounted to the current period.

9.	Employee Benefit Plan

The Company sponsors a 401(k) defined-contribution plan (the 401(k) Plan) covering substantially all eligible employees. Employee contributions to the 401(k) Plan are voluntary. Sagent contributes an amount equal to 50% of a covered employee’s eligible contribution up to 6% of a participant’s compensation. Employer contributions vest over a period of three years. Participants’ contributions are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service. The Company’s total matching contributions to the 401(k) Plan were $192, $209, and $270 for years ended December 31, 2008, 2009, and 2010, respectively. The Company may contribute additional amounts to the 401(k) Plan at its discretion. Discretionary employer contributions vest over the same three-year period. Sagent has made no discretionary contributions to the 401(k) Plan during the three-year period ended December 31, 2010.

10.	Preferred Stock and Stockholders’ Equity (Deficit)

Common Stock

The Company is authorized to issue 164,400,001 shares of common stock as of December 31, 2009 and 184,500,000 as of December 31, 2010. Sagent has reserved 10,751,100 and 16,497,500 shares at December 31, 2009 and 2010, respectively for the issuance of common stock upon exercise of outstanding stock options.

Preferred Stock

The company is authorized to issue 113,000,000 shares of Series A preferred stock (“Series A preferred”), 7,000,000 shares of Series B preferred stock (“Series B preferred”) and 30,136,052 shares of Series B-1 preferred stock (“Series B-1 preferred” and, with Series A preferred and Series B preferred, collectively, “preferred stock”).

In March 2007, Sagent issued 20,000,000 shares of Series A preferred stock for $1.00 per share. Sagent subsequently issued Series A preferred stock as follows: 33,000,000 shares in September 2007, 30,000,000 shares in August 2008, and 30,000,000 shares in May 2009, all at $1.00 per share. In March 2010, the Company issued 7,000,000 Series B preferred shares for $1.40 per share. In April and August 2010, the Company issued a total of 25,714,284 Series B-1 preferred shares for $1.40 per share.

Voting Rights

Each holder of Series A and B preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted as of the record date. Each holder of Series A and B preferred stock is entitled to vote on all matters on which common stockholders shall be entitled to vote. Each holder of Series A and B preferred stock will be entitled to receive notice of all stockholders’ meetings within the same time frame and in the same manner as notice given to all stockholders entitled to vote. The holders of the Company’s common stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

10.	Preferred Stock and Stockholders’ Equity (Deficit) (Continued)

Dividends

The Company accrues dividends when, and if, declared by the Company’s Board of Directors. Sagent has never declared a dividend on any class of stock.

Liquidation

In the event of a liquidation, dissolution, or wind up, each holder of Series A and B preferred stock is entitled to a preferential payment in the amount of the redemption value thereof. The redemption value is equal to the liquidation value of the Series A and B preferred stock; $1.00 and $1.40, respectively, plus all accumulated and unpaid dividends. The holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of Sagent’s common stock have no preemptive rights or rights to convert their common stock into any other securities.

Conversion

The shares of Series A and B preferred stock are each convertible into an equal number of shares of common stock, at any time, at the option of the holder.

Redemption

According to the Company’s Sixth Amended and Restated Articles of Association, the Company’s preferred stock is capable of being redeemed by the Company at such price and on all such other terms as the Board of Directors may determine. This redemption feature is deemed not to be in the Company’s control with respect to the Company’s preferred stock, and, therefore, the Company’s preferred stock is reported as temporary equity in the consolidated balance sheets.

Preferred Stock Warrants

In connection with the issuance of our Series B-1 preferred stock, the Company issued 2,380,952 Series B-1 preferred stock warrants at $2.10 and 2,040,816 Series B-1 stock warrants at $2.45, all of which were immediately exercisable and expire at the earlier of (i) four years from issuance, (ii) the acquisition of the Company by another entity, subject to certain conditions or (iii) immediately prior to the closing of the Company’s first firm commitment underwritten public offering pursuant to an effective registration statement.

Each warrant entitles its owner to purchase Series B-1 shares or shares of the class and series of Preferred Shares issued by the Company to investors in a subsequent financing, subject to the terms and conditions of the warrant agreement. The warrant holders are not entitled to vote, to receive dividends or to exercise any of the rights of common or preferred shareholders for any purpose until such warrants have been duly exercised.

The fair value of these warrants is recorded on the balance sheet at issuance and marked to market at each balance sheet date. The change in the fair value of the warrants is recorded in the consolidated statement of operations. Upon the expiry or exercise of the warrants immediately prior to the Company’s initial public offering, the then carrying value of the warrants will be adjusted against equity.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

11.	Earnings per share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Because of their anti-dilutive effect, 91,604,277, 122,686,119, and 164,493,085 of common share equivalents comprised of preferred shares, restricted stock, preferred stock warrants and unexercised stock options, have been excluded from the diluted earnings per share calculation for the years ended December 31, 2008, 2009 and 2010, respectively. The table below presents the computation of basic earnings per share for the years ended December 31, 2008, 2009 and 2010.

	Year Ended December 31,
	2008	2009	2010
Basic and dilutive numerator:
Net loss, as reported	$(30,455)	$(30,536)	$(24,495)

Denominator:
Weighted-average common shares outstanding—Basic (in thousands)	12,064	13,971	15,285
Net effect of dilutive securities:
Weighted-average conversion of preferred stock:
Series A	—	—	—
Series B	—	—	—
Stock options and restricted stock	—	—	—

Weighted-average common shares outstanding—Diluted (in thousands)	12,064	13,971	15,285

Net loss per common share—Basic and Diluted	$(2.52)	$(2.19)	$(1.60)

12.	Stock-Based Compensation

The Company has a stock plan, the 2007 Global Share Plan (or the Plan), for key employees and nonemployees, which provides for the grant of nonqualified and incentive stock options and/or shares of restricted stock, deferred stock, and other equity awards in Sagent’s common stock. The Board of Directors (the Board) administers the Plan. A total of 19,400,000 shares are authorized under the Plan as of December 31, 2010. At December 31, 2010, Sagent had 2,242,572 shares of common stock available for grant under the Plan.

Stock options, exercisable for shares of the Company’s common stock, generally vest over a four-year period from the grant date and expire ten years from the grant date. The strike price of the options is granted at or above the fair value of the Company’s stock as of the grant date.

In 2010, the Board approved an amendment to the Plan which permits employees to exercise their stock options prior to vesting. Once purchased, the Company has the right to repurchase unvested stock from the employee upon termination of their services. The repurchase price is equal to the original exercise price of the option.

Restricted Stock

In 2007, 160,000 stock options were granted that include “early exercise” provisions that give the recipients the right to exercise their options in conjunction with the stock option’s grant date and prior to the actual vesting of the option. Upon exercise of these options, employees will receive restricted stock that vests over a four-year vesting schedule. There were 50,000 of these “early exercise” options exercised in the year ended December 31,

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

12.	Stock-Based Compensation (Continued)

2008. No “early exercise” options were exercised in the year ended December 31, 2009. After Board approval of an amendment to the Plan to permit early exercise of stock options, 80,000 early exercise stock options were exercised by employees in the year ended December 31, 2010.

The Company measures the fair value of the restricted stock on the date of grant based on the estimated fair value of the common stock on that day. The fair value is amortized to stock-based compensation expense, net of estimated forfeitures, ratably over the vesting period. As of December 31, 2010, the total amount of unrecognized stock-based compensation related to restricted stock was approximately $70. The Company expects to recognize this expense over an average period of approximately 9 months. The following table summarizes restricted stock activity during the past three years:

Restricted Stock	Restricted Stock	Weighted- Average Grant Date Fair Value
Shares outstanding January 1, 2008	3,699,376	$0.03
Granted	50,000	0.05
Vested	(1,465,407)	0.03
Forfeited	—	—

Shares outstanding December 31, 2008	2,283,969	$0.03
Granted	—	—
Vested	(1,069,986)	0.03
Forfeited	(31,667)	0.05

Shares outstanding December 31, 2009	1,182,316	$0.03
Granted	80,000	0.29
Vested	(1,055,229)	0.03
Forfeited	—	—

Shares outstanding December 31, 2010	207,087	$0.13

Valuation Information

Sagent estimates the value of stock options on the date of grant using a Black-Scholes option pricing model, which incorporates various assumptions, as the options will retain value following our potential liquidity events. To develop the fair value of each equity security, including common stock, the equity value at the liquidity date for each of the scenarios was distributed to each class of shares, according to their relative economic rights. The estimated proceeds attributable to each class of securities was then discounted to the present from the future date of the liquidity scenario. The risk-free rate of interest for the average contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is zero as the Company has not paid nor does it anticipate paying any dividends. Sagent used the “simplified method” described in Staff Accounting Bulletin (SAB) Topic 14, Share-Based Payment, where the expected term of awards granted is based on the midpoint between the vesting date and the end of the contractual term.

Sagent does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. Expected volatility is based on the historical volatility of similar companies’ stock. The weighted-average estimated values of employee stock option grants and rights granted under the Plan as well as the

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

12.	Stock-Based Compensation (Continued)

weighted-average assumptions that were used in calculating such values during the last three years were based on estimates at the date of grant as follows:

	Fiscal Year Ended December 31
	2008	2009	2010
Volatility	51%	63%	65%
Risk-free interest rate	3.49%	2.40%	1.60%
Expected term	6 years	6 years	6 years
Expected dividends	—	—	—
Weighted-average grant date fair value of options granted	$0.29	$0.32	$0.92

Stock options outstanding that have vested and are expected to vest as of December 31, 2010, were as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
Vested	2,587,956	$0.47	7.7	$3,014
Expected to vest	11,561,972	0.91	9.0	8,288

Total	14,149,928	$0.83	8.8	11,302

(1)	The Aggregate Intrinsic Value amounts represent the difference between the exercise price and $1.63, the estimated fair value of Sagent stock on December 31, 2010, for in-the-money options.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

12.	Stock-Based Compensation (Continued)

Stock Option Activity

The following table sets forth stock option activity for the years ended December 31, 2008, 2009, and 2010:

	Options Outstanding		Exercisable Options
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at January 1, 2008	1,167,250	$0.23	179,419	$0.21

Granted	5,265,558	0.54
Exercised	(100,750)	0.16
Canceled	(11,750)	0.47

Outstanding at December 31, 2008	6,320,308	$0.49	400,253	$0.24

Granted	2,724,000	0.55
Exercised	(184,167)	0.33
Canceled	(356,338)	0.49

Outstanding at December 31, 2009	8,503,803	$0.51	1,341,402	$0.42

Granted	6,220,500	1.24
Exercised	(453,500)	0.48
Canceled	(120,875)	0.75

Outstanding at December 31, 2010	14,149,928	$0.83	2,587,956	$0.47

As of December 31, 2008, the weighted-average remaining contractual lives of options outstanding and options exercisable were 9.5 years and 8.5 years, respectively. As of December 31, 2009, the weighted-average remaining contractual lives of options outstanding and options exercisable were 8.9 years and 8.2 years, respectively. As of December 31, 2010, the weighted-average remaining contractual lives of options outstanding and options exercisable were 8.8 years and 7.7 years, respectively.

The total intrinsic value of options exercised in 2008, 2009, and 2010 was $38, $41, and $378, respectively. The total fair value of options vested was approximately $74, $356, and $917 in 2008, 2009, and 2010, respectively. As of December 31, 2010, there was $6,486 of unrecognized stock-based compensation expense related to unvested stock options, which will be recognized over a weighted-average period of 2.6 years.

13.	Revenue and Revenue Deductions

Net Revenue by Product

Net revenue by product line is as follows:

	Year Ended December 31
Therapeutic Class	2008	2009	2010
Anti-Infective	$9,644	$24,245	$40,425
Oncology	—	547	7,766
Critical Care	2,362	4,430	25,865

Total	$12,006	$29,222	$74,056

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

13.	Revenue and Revenue Deductions (Continued)

Chargebacks

The majority of Sagent’s products are distributed through independent pharmaceutical wholesalers. In accordance with industry practice, sales to wholesalers are initially transacted at wholesale list price. The wholesalers then generally sell to an end user, normally a hospital, alternative healthcare facility, or an independent pharmacy, at a lower price previously contractually established between the end user and the Company.

When Sagent initially records a sale to a wholesaler, the sale and resulting receivable are recorded at the Company’s list price. However, experience indicates that most of these selling prices will eventually be reduced to a lower, end-user contract price. Therefore, at the time of the sale, a contra asset is recorded for, and revenue is reduced by, the difference between the list price and the estimated average end-user contract price. This contra asset is calculated by product code, taking the expected number of outstanding wholesale units sold that will ultimately be sold under end-user contracts multiplied by the anticipated, weighted-average contract price. When the wholesaler ultimately sells the product, the wholesaler charges the Company, or issues a chargeback, for the difference between the list price and the end-user contract price and such chargeback is offset against the initial estimated contra asset.

The significant estimates inherent in the initial chargeback provision relate to wholesale units pending chargeback and to the ultimate end-user contract-selling price. The Company bases the estimate for these factors on internal, product-specific sales and chargeback processing experience, estimated wholesaler inventory stocking levels, current contract pricing, expectation for future contract pricing changes, and IMS data. Sagent’s chargeback provision is potentially impacted by a number of market conditions, including: competitive pricing, competitive products, and other changes impacting demand in both the distribution channel and healthcare provider.

Sagent relies on internal data, external data from the Company’s distributor customers, IMS data, and management estimates to estimate the amount of inventory in the channel subject to future chargeback. The amount of product in the channel is comprised of both product at the distributor and product that the distributor has sold, but not yet reported as end-user sales. Physical inventory in the channel is estimated by the evaluation of Sagent’s monthly sales to the wholesalers and the Company’s knowledge of inventory levels and inventory turnover at these distributors. A 1% decrease in estimated end-user contract-selling prices would reduce net revenue for the year ended December 31, 2010, by $222 and a 1% increase in wholesale units pending chargeback for the year ended December 31, 2010, would reduce net revenue by $103.

The provision for chargebacks is presented in the financial statements as a reduction of revenues.

	December 31,
	2009	2010
Balance at beginning of year	$11,502	$11,740
Provision for chargebacks	86,633	88,616
Credit or checks issued	(86,395)	(86,849)

Balance at end of year	$11,740	$13,507

Cash Discounts

The Company offers cash discounts, approximating 2% of the gross sales price, as an incentive for prompt payment and occasionally may offer greater discounts and extended payment terms in support of product

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

launches or other promotional programs. The Company’s wholesale customers typically pay within terms, and the Company accounts for cash discounts by reducing net sales and accounts receivable by the full amount of the discount offered at the time of sale. The Company considers payment performance and adjusts the accrual to reflect actual experience.

Sales Returns

Consistent with industry practice, Sagent’s return policy permits customers to return products within a window of time before and after the expiration of product dating. The Company provides for product returns and other customer credits at the time of sale by applying historical experience factors. The Company provides specifically for known outstanding returns and credits. The effect of any changes in estimated returns is taken in the current period’s income.

For returns of established products, the Company determines its estimate of the sales return accrual primarily based on historical experience, but also considers other factors that could impact sales returns. These factors include levels of inventory in the distribution channel, estimated shelf life, product recalls, product discontinuances, price changes of competitive products, and introductions of competitive new products.

Contractual Allowances

Contractual allowances, generally rebates or administrative fees, are offered to certain wholesale customers, GPOs, and end-user customers, consistent with pharmaceutical industry practices. Settlement of rebates and fees may generally occur from one to five months from date of sale. The Company provides a provision for contractual allowances at the time of sale based on the historical relationship between sales and such allowances. Contractual allowances are reflected in the consolidated financial statements as a reduction of revenues and as a current accrued liability.

14.	Income Taxes

Components of loss before income taxes are as follows:

	Year Ended December 31,
	2008	2009	2010
Domestic	$(30,046)	$(29,665)	$(21,934)
Foreign	(409)	(871)	(2,561)

Loss before income taxes	$(30,455)	$(30,536)	$(24,495)

Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and net operating loss and other tax credit carryforwards. These items are measured using the enacted tax rates applicable to the period when the differences are expected to reverse. The Company records a valuation allowance to reduce the deferred income tax assets to the amount that is more likely than not to be realized.

The Company has generated tax losses since incorporation and management does not believe that it is more likely than not that the losses and other deferred tax assets will be utilized. As such, the Company has recorded a full valuation allowance against its deferred tax assets. Net operating loss carryforwards of $18,695, $21,257 and $16,012 for the years ended December 31, 2008, 2009 and 2010, respectively, will expire in 2028, 2029 and

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

14.	Income Taxes (Continued)

2030, respectively. Additional carryforwards of $915 will expire between 2012 and 2027. Net operating losses and carryforwards are available for use against the Company’s consolidated federal taxable income.

The following is a reconciliation of income tax benefits computed at the U.S. federal statutory rate to the income tax benefits reported in the consolidated statements of operations:

	Year Ended December 31,
	2008	2009	2010
Benefit at statutory rate	$(10,355)	$(10,382)	$(8,328)
State income taxes, net of federal income tax	(1,426)	(307)	(203)
Foreign rate difference	139	296	871
Valuation allowance	11,529	10,240	7,374
Permanent book/tax differences	113	153	286

Total benefit for income taxes	$—	$—	$—

The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

	Year Ended December 31,
	2009	2010
Deferred tax assets:
Product development and start-up costs	$7,164	$7,547
Inventory	1,347	3,088
Loss and credit carryforwards	14,638	20,181
Accrued expenses, other	1,051	1,818
Deferred compensation	1,481	349

Total deferred tax assets	25,681	32,982

	Year Ended December 31,
	2009	2010
Deferred tax liabilities:
Depreciation	(57)	(45)

Total deferred tax liabilities	(57)	(45)

Net deferred tax asset	25,624	32,937
Valuation allowance	(25,624)	(32,937)

Net deferred tax	$—	$—

The Company classifies uncertain tax positions as noncurrent income tax liabilities unless expected to be paid within one year. Classification of net deferred tax assets (liabilities) on the consolidated balance sheets is as follows:

	Year Ended December 31,
	2009	2010
Current assets	$73	$6
Noncurrent liabilities	(73)	(6)

Net deferred tax assets (liabilities)	$—	$—

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

15.	Related-Party Transactions

As of December 31, 2009 and 2010, respectively, the Company has a receivable of $499 and $868 from Sagent Strides LLC, which is expected to offset future profit-sharing payments. As of December 31, 2010, the Company has a payable of $2,494 to Sagent Strides LLC, principally for the acquisition of inventory and amounts due under profit sharing arrangements.

16.	Condensed Parent Company Only Financial Statements

On June 16, 2009, the Company’s principal operating subsidiary, Sagent Pharmaceuticals, Inc., entered into a Credit and Security Agreement with Midcap Funding I, LLC, as lender and agent, along with certain other financial institutions as lenders. All obligations under the senior secured revolving credit facility are secured by a first priority lien on substantially all of the assets of our principal operating subsidiary. The senior secured revolving credit facility contains various covenants, including net sales performance, ability to incur additional indebtedness, create liens, make certain investments, pay dividends, sell assets, or enter into a merger or acquisition. With respect to dividends, our principal operating subsidiary, as the borrower under the senior secured credit facility, is currently prohibited, subject to certain limited exceptions, from declaring dividends or otherwise making any distributions, loans or advances to us, and we expect this restriction to continue in the foreseeable future.

The following condensed financial statements present the Company’s financial position as of December 31, 2009 and 2010 and its results of operations and cash flows for the three years in the period ended December 31, 2010 on a parent-company-only basis.

In the parent company only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of formation. The Company’s share of income or loss is recorded as equity in net loss of unconsolidated subsidiaries. The parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

16.	Condensed Parent Company Only Financial Statements (Continued)

SAGENT HOLDING CO.

Condensed Balance Sheets

(in thousands)

	December 31,
	2009	2010
Assets
Current assets:
Cash and cash equivalents	$—	$7,110
Prepaid expenses and other current assets	—	1,285

Total current assets	—	8,395
Investment in unconsolidated joint venture	19,210	23,663
Investment in subsidiaries	19,164	30,602

Total assets	$38,374	$62,660

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$—	$248
Accrued liabilities	145	15
Preferred stock warrants	—	1,432

Total current liabilities	145	1,695
Redeemable preferred stock
Series A preferred stock	113,000	113,000
Series B preferred stock	—	44,774

Total redeemable preferred stock	113,000	157,774
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,146	2,318
Accumulated other comprehensive income	—	1,285
Accumulated deficit	(75,917)	(100,412)

Total stockholders’ deficit	(74,771)	(96,809)

Total liabilities, preferred stock and stockholders’ deficit	$38,374	$62,660

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

16.	Condensed Parent Company Only Financial Statements (Continued)

SAGENT HOLDING CO.

Condensed Statements of Operations

(in thousands)

	Year Ended December 31
	2008	2009	2010
Net revenue	$—	$—	$—
Cost of goods sold	—	—	—

Gross profit	—	—	—
Operating expenses:
Selling, general, and administrative	405	789	1,156
Equity in net loss of unconsolidated joint venture	358	701	1,496
Equity in net loss of unconsolidated subsidiaries	29,707	29,046	21,030

Total operating expenses	30,470	30,536	23,682
Loss from operations	(30,470)	(30,536)	(23,682)
Interest income and other	15	—	—
Change in value of preferred stock warrants	—	—	(813)

Loss before income taxes	(30,455)	(30,536)	(24,495)
Provision for income taxes	—	—	—

Net loss	$(30,455)	$(30,536)	$(24,495)

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

16.	Condensed Parent Company Only Financial Statements (Continued)

SAGENT HOLDING CO.

Condensed Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2008	2009	2010
Operating activities
Net loss	$(30,455)	$(30,536)	$(24,495)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	308	567	904
Restricted stock repurchase liability	87	51	51
Equity in net loss of unconsolidated joint venture	358	701	1,496
Equity in net loss of unconsolidated subsidiaries	29,707	29,046	21,030
Change in fair value of preferred stock warrants	—	—	813
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	—	—	(1,285)
Accounts payable and accrued liabilities	(53)	(2)	118

Net cash used in operating activities	(48)	(173)	(1,368)
Investing activities
Investments in unconsolidated subsidiaries	(26,952)	(22,736)	(32,468)
Investment in unconsolidated joint venture	(7,250)	(7,999)	(4,664)

Net cash used in investing activities	(34,202)	(30,735)	(37,132)
Financing activities
Proceeds from issuance of preferred stock, net of issuance costs	30,000	30,000	45,393
Proceeds from issuance of common stock	16	57	217

Net cash provided by financing activities	30,016	30,057	45,610

Net (decrease) increase in cash and cash equivalents	(4,234)	(851)	7,110
Cash and cash equivalents, at beginning of period	5,085	851	—

Cash and cash equivalents, at end of period	$851	$—	$7,110

Noncash financing activity
Issuance of warrants for the purchase of preferred stock	$—	$—	$619

17.	Subsequent Events

On March 8, 2011, the senior secured revolving credit facility was amended to, among other things, permit the entry into our new term loan credit facility and the incurrence of debt and granting of liens thereunder and require that Sagent Holding Co. become a borrower under the senior secured revolving credit facility within 30 days of consummation of the contemporaneous public offering.

On March 8, 2011, Sagent Pharmaceuticals, Inc. entered into a $15.0 million term loan credit facility with Midcap Funding III, LLC, as agent and a lender, and the other financial institutions party thereto, as lenders. The term loan credit facility is coterminous with the senior secured revolving credit facility and expires June 16, 2013. Borrowings under the term loan facility may be used for general corporate purposes, including funding

SAGENT HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except share and per share amounts)

17.	Subsequent Events (Continued)

working capital. Loans outstanding under the term loan credit facility bear interest at LIBOR, plus a margin of 9.0%, subject to a 3.0% LIBOR floor. Equal monthly amortization payments in respect of the term loan will be payable beginning September 1, 2011. The term loan credit facility is secured by a second lien on substantially all of our assets.

The term loan credit facility contains various covenants substantially similar as the senior secured revolving credit facility, including a covenant to maintain minimum net invoiced revenue, restriction on the borrower’s ability to incur additional indebtedness, create liens, make certain investments, pay dividends, sell assets, or enter into a merger or acquisition. In addition, the term loan credit facility requires that Sagent Holding Co. become a borrower within 30 days of consummation of the initial public offering. With respect to dividends, our principal operating subsidiary, as the borrower under the term loan credit facility, is currently prohibited, subject to certain limited exceptions, including an exception to distribute $1.5 million to Sagent Holding Co. to cover fees and expenses related to the contemporaneous public offering, from declaring dividends or otherwise making any distributions, loans or advances to its parent company, Sagent Holding Co., and this restriction will continue until it becomes a borrower under the term loan credit facility.

On March 9, 2011, we initiated a voluntary recall of all lots of one of our critical care products delivered in a pre-filled syringe due to reports of incompatibility of certain needleless I.V. sets with these products. We do not believe this recall will have a material effect on our results of operations or financial condition.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd.

We have audited the accompanying balance sheets of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. (a development stage company) (the “Company”) as of December 31, 2009 and 2010 and the statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010 and for the period from December 29, 2006 (date of inception) to December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. (a development stage company) at December 31, 2009 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 and for the period from December 29, 2006 (date of inception) to December 31, 2010 in conformity with U.S. generally accepted accounting principles.

Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

February 23, 2011

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

BALANCE SHEETS

(Amounts in thousands of U.S. Dollars)

	Note	As of December 31,
		2009	2010
Assets
Current assets:
Cash and cash equivalents		$8,004	$4,719
Restricted cash		560	—
Prepaid expenses and other current assets	4	341	384

Total current assets		8,905	5,103

Non-current assets:
Property, plant and equipment, net	5	32,149	45,514
Intangible assets, net	6	1,794	1,843

Total non-current assets		33,943	47,357

Total assets		$42,848	$52,460

Liabilities and stockholders’ equity
Current liabilities:
Accrued employee benefits		$293	$472
Other payable	7	2,192	3,165

Total current liabilities		2,485	3,637
Non-current liabilities:
Long term loan	8	—	1,510
Government grants		1,025	1,057

Total non-current liabilities		1,025	2,567

Total liabilities		3,510	6,204

Commitments and contingencies	10

Shareholders’ equity:
Paid-in capital (no par value)		40,701	50,000
Deficit accumulated during the development stage		(2,641)	(6,451)
Accumulated other comprehensive income		1,278	2,707

Total shareholders’ equity		39,338	46,256

Total liabilities and stockholders’ equity		$42,848	$52,460

The accompanying notes are an integral part of these financial statements

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

STATEMENTS OF OPERATIONS

(Amounts in thousands of U.S. Dollars)

		Year Ended December 31,			Period from December 29, 2006 (date of inception to December 31, 2010
	Note	2008	2009	2010
Operating expenses:
General and administrative expenses		$(803)	$(1,701)	$(3,842)	$(6,566)

Loss from operations		(803)	(1,701)	(3,842)	(6,566)
Interest income		43	16	32	115

Loss before income taxes		(760)	(1,685)	(3,810)	(6,451)
Income tax expenses	9	—	—	—	—

Net loss		$(760)	$(1,685)	$(3,810)	$(6,451)

The accompanying notes are an integral part of these financial statements

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

STATEMENTS OF CASH FLOWS

(Amounts in thousands of U.S. Dollars)

	Year Ended December 31,			Period from December 29, 2006 (date of inception) to December 31, 2010
	2008	2009	2010
Operating activities
Net loss	$(760)	$(1,685)	$(3,810)	$(6,451)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	15	40	77	132
Amortization	28	42	48	118
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(23)	(311)	(43)	(383)
Accrued employee benefits and other payables	245	142	434	805

Net cash used in operating activities	(495)	(1,772)	(3,294)	(5,779)

Investing activities
Purchases of property, plant and equipment	(15,065)	(10,924)	(11,414)	(40,928)
(Purchases of intangible assets)/Refund received related to land use right	1,856	(9)	(39)	(1,558)
Government grants received	145	878	—	1,023
Restricted cash	(257)	(299)	556	—

Net cash used in investing activities	(13,321)	(10,354)	(10,897)	(41,463)

Financing activities
Proceeds from long-term bank borrowings	—	—	1,510	1,510
Capital contribution from share holders	14,501	16,000	9,299	50,000

Net cash provided by financing activities	14,501	16,000	10,809	51,510

Net increase (decrease) in cash and cash equivalents	685	3,874	(3,382)	4,268
Effect of foreign exchange rate changes on cash	230	6	97	451
Cash and cash equivalents, at beginning of year/period	3,209	4,124	8,004	—

Cash and cash equivalents, at end of year/period	$4,124	8,004	4,719	4,719

Supplemental disclosure of cash flow information
Interest paid	$—	$—	$13	$13

Supplemental schedule of non-cash activities
Acquisition of property, plant and equipment included in other payables	$2,084	$(332)	$718	$2,797

The accompanying notes are an integral part of these financial statements

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

STATEMENTS OF SHAREHOLDERS’ EQUITY

(Amounts in thousands of U.S. Dollars)

	Paid-In Capital	Deficit Accumulated during the development stage	Accumulated Other Comprehensive Income	Total
Balance as of December 29, 2006 and January 1, 2007	$—	$—	$—	$—
Comprehensive Income:
Foreign currency translation adjustment	—	—	365	365
Net loss	—	(196)	—	(196)

Total comprehensive income	—	(196)	365	169
Capital contribution from shareholders	10,200	—	—	10,200

Balance as of December 31, 2007	10,200	(196)	365	10,369
Comprehensive income:
Foreign currency translation adjustment	—	—	890	890
Net loss	—	(760)	—	(760)

Total comprehensive income		(760)	890	130
Capital contribution from shareholders	14,501	—	—	14,501

Balance as of December 31, 2008	24,701	(956)	1,255	25,000
Foreign currency translation adjustment	—	—	23	23
Net loss	—	(1,685)	—	(1,685)

Total comprehensive income	—	(1,685)	23	(1,662)
Capital contribution from shareholders	16,000	—	—	16,000

Balance as of December 31, 2009	40,701	(2,641)	1,278	39,338
Foreign currency translation adjustment	—	—	1,429	1,429
Net loss	—	(3,810)	—	(3,810)

Total comprehensive income	—	(3,810)	1,429	(2,381)
Capital contribution from shareholders	9,299	—	—	9,299

Balance as of December 31, 2010	$50,000	$(6,451)	$2,707	$46,256

The accompanying notes are an integral part of these financial statements

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

(amounts in thousands)

Years Ended December 31, 2009 and 2010 and for the

Period from December 29, 2006 (date of inception) to December 31, 2010

1.	Organization and Description of Business

Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. (the “Company”) is incorporated on December 29, 2006 in the province of Sichuan of the People’s Republic of China and is a joint venture formed between Chengdu Konghong Technology (Group) Co., Ltd. and Sagent Holding Co to establish a production facility in Chengdu, China with the principal business of developing and manufacturing pharmaceutical products, principally injectable-based generic equivalents to branded products.

Operations of the Company substantially commenced in March 2007 and have consisted principally of raising capital, establishing facilities, and recruiting personnel. As the planned principal operations have not commenced, the Company is considered a development stage company. The Company expects increasing losses over the next year as development efforts continue. The Company plans to meet its short-term working capital requirements primarily through its existing credit facility, and in the longer term, through income to be derived from product sales and services. If financing arrangements contemplated by management are not realized or become unavailable, the Company may have to seek other sources of capital or reevaluate its operating plans.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Areas where management uses subjective judgment include, but are not limited to, estimating the useful lives of long-lived assets and acquired intangible assets and accounting for deferred income taxes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

Fair Value of Financial Instruments

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents and other current liabilities, approximate their fair values because of their short maturities.

Foreign Currency

The functional currency of the Company is Renminbi (RMB). Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are remeasured at the balance sheet date exchange rate. Exchange gains and losses are recognized in the statements of operations.

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

(amounts in thousands)

Years Ended December 31, 2009 and 2010 and for the

Period from December 29, 2006 (date of inception) to December 31, 2010

2	Summary of Significant Accounting Policies (Continued)

The accompanying financial statements are presented in U.S. dollars (US$). Assets and liabilities of the Company are translated into US$ at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded in accumulated other comprehensive income as a component of shareholders’ equity.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities less than three months.

Restricted cash

Restricted cash represents amounts held by a bank in escrow as security for payments of the construction of the Company’s production facilities and therefore are not available for the Company’s use.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Office equipment	3-5 years
Motor vehicles	5 years

Repair and maintenance costs are charged to expense when incurred, whereas the cost of betterments that extends the useful life of property, plant and equipment are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and related accumulated depreciation with any resulting gain or loss reflected in the statements of operations.

Property, plant and equipment that are purchased or constructed which require a period of time before the assets are ready for their intended use are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including installation costs and interest costs. Construction-in-progress is transferred to specific property and equipment accounts and commences depreciation when these assets are ready for their intended use. The capitalization of interest costs commences when expenditures for the asset have been made, activities that are necessary to get the asset ready for its intended use are in progress and interest cost is being incurred. The capitalization period ends when the asset is substantially complete and ready for its intended use. The Company capitalized nil, nil, $13, and $13 of interest expense for the years ended December 31, 2008, 2009 and 2010, and for the period from December 29, 2006 (date of inception) to December 31, 2010, respectively.

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

(amounts in thousands)

Years Ended December 31, 2009 and 2010 and for the

Period from December 29, 2006 (date of inception) to December 31, 2010

2	Summary of Significant Accounting Policies (Continued)

Intangible Assets

Intangible assets include land use right and purchased software. They are carried at cost less accumulated amortization and any impairment. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic life of the intangible assets. The estimated useful life for the acquired intangible assets is as follows:

Purchased software	2 years
Land use right	50 years

Impairment of Long-lived Assets

The Company evaluates its long-lived assets or asset group, including intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. When these events occur, the Company evaluates for impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. The Company did not record impairment charges associated with its long-lived assets or intangible assets for each of the three years in the period ended December 31, 2010 and for the period from December 29, 2006 (date of inception) to December 31, 2010.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2009, the Company adopted ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The cumulative effects of applying ASC 740, if any, is recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company’s adoption of ASC 740 did not result in any adjustment to the opening balance of the Company’s accumulated deficit as of January 1, 2009. The Company has not recorded any unrecognized tax benefits as of December 31, 2010.

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

(amounts in thousands)

Years Ended December 31, 2009 and 2010 and for the

Period from December 29, 2006 (date of inception) to December 31, 2010

2	Summary of Significant Accounting Policies (Continued)

Government Grants

Government grants received from the period of inception through December 31, 2010 are to subsidize the funding of the Company’s purchases of its manufacturing assets. The fair value of the government grants is recorded as deferred government grants and will be amortized over the weighted average useful life of the related manufacturing assets once all attaching conditions are complied with.

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statement of shareholders’ equity. Comprehensive income of the Company includes net income and foreign currency translation differences for each of the three years in the period ended December 31, 2010 and for period from December 29, 2006 (date of inception) to December 31, 2010.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Disclosures about Fair Value Measurements”, ASU 2010-06, which amends ASC 820, provides for disclosure of the amount of significant transfers in or out of Level 1 and Level 2, the reasons for those transfers, as well as information in the Level 3 rollforward about purchases, sales, issuances and settlements on a gross basis. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity on a gross basis, which is effective for all interim and annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 is not expected to have a material effect on the Company’s financial statements.

3	Concentration of Risk

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk primarily consist of cash and cash equivalents. As of December 31, 2009 and 2010, the Company’s cash and cash equivalents were all deposited with two financial institutions located in the PRC. Management believes that the financial institutions are of high credit quality and continually monitors the credit worthiness of the financial institutions. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law in August 2006 that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go into bankruptcy. In addition, since China’s concession to the World Trade Organization, foreign banks have been gradually permitted to operate in China and have been significant competitors against Chinese banks in many aspects, especially since the opening of the Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of the Chinese banks in which the Company has deposits has increased. In the event of bankruptcy of the banks which hold the Company’s deposits, it is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws.

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

(amounts in thousands)

Years Ended December 31, 2009 and 2010 and for the

Period from December 29, 2006 (date of inception) to December 31, 2010

3	Concentration of Risk (Continued)

Currency convertibility risk

A significant portion of the Company’s business is transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Foreign currency exchange rate risk

From July 21, 2005, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against U.S. dollars was approximately 0.1%, 6.4% and 3% in the years ended December 31, 2008, 2009 and 2010 respectively.

4	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2009	2010
Prepayment for testing materials	$311	$148
Other receivables	30	236

	$341	$384

5	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 31,
	2009	2010
At cost:
Office equipment	$71	$343
Vehicles	124	135

	195	478
Less accumulated depreciation	(56)	(133)

	139	345
Construction in progress	32,010	45,169

	$32,149	$45,514

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

(amounts in thousands)

Years Ended December 31, 2009 and 2010 and for the

Period from December 29, 2006 (date of inception) to December 31, 2010

5	Property, Plant and Equipment (Continued)

For the years ended December 31, 2008, 2009 and 2010 and the period from December 29, 2006 (date of inception) to December 31, 2010, depreciation expenses were $15, $40, $77 and $133 respectively, and were included in general and administrative expenses.

6	Intangible Assets

Intangible assets consist of the following:

December 31, 2009	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Book Value
	(In years)
Purchased software	2	$12	$(7)	$5
Land use right	50	1,855	(66)	1,789

Total		$1,867	$(73)	$1,794

December 31, 2010	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Book Value
	(In years)
Purchased software	2	$51	$(19)	$32
Land use right	50	1,913	(102)	1,811

Total		$1,964	$(121)	$1,843

Amortization expenses of intangible assets for the years ended December 31, 2008, 2009 and 2010 and for the period from December 29, 2006 (date of inception) to December 31, 2010 amounted to $28, $42, $48 and $121, respectively, and were recorded in general and administrative expenses.

The future amortization of intangible assets is as follows:

Year Ending December 31,

2011	$61
2012	49
2013	39
2014	39
2015	39
Thereafter	1,616

$1,843

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

(amounts in thousands)

Years Ended December 31, 2009 and 2010 and for the

Period from December 29, 2006 (date of inception) to December 31, 2010

7	Other payable

Other payable consists of the following:

	December 31,
	2009	2010
Payables for purchase of property and equipment	$2,079	$2,797
Other	113	368

	$2,192	$3,165

8	Long term loan

In August 2010, the Company obtained a credit facility in the amount of RMB83,000 ($12,533) with a 5 year term. The credit facility is secured by the land use right and fixed assets of the Company. The interest rate is the prevailing interest rate of People’s Bank of China on the date of the draw down under the credit facility. The Company drew down RMB10,000 ($1,510) under the credit facility in October 2010 maturing in August 2015 that bears interest at a rate of 5.96% per annum and the amount remained outstanding as of December 31, 2010. Repayment will be accelerated if the liabilities to assets covenant ratio of the Company exceeds 80% during the term of the credit facility. During the year ended and as of December 31, 2010, the Company complied with the covenant.

9	Income Taxes

In accordance with the PRC Corporate Income Tax Law (the “New CIT Law”) which was approved and became effective on January 1, 2008, the provision for Mainland China current income tax has been based on a statutory rate of 25% of the assessable profits of the Company for each of the three years in the period ended December 31, 2010.

Loss before income taxes for each of the three years in the period ended December 31, 2010 were derived in the PRC.

The Company’s total income tax expense for each of the three years in the period ended December 31, 2010 and for the period from December 29, 2006 (date of inception) to December 31, 2010 is zero, and differs from the theoretical amount that would arise using the PRC statutory income tax rate primarily due to the effects of valuation allowances on the deferred tax assets generated during the respective years.

Deferred tax assets reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has deferred tax assets of $1,611, which are fully offset by a valuation allowance. The significant components of deferred tax assets are related to pre-operating expenses.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not, that some portion, or all, of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

(amounts in thousands)

Years Ended December 31, 2009 and 2010 and for the

Period from December 29, 2006 (date of inception) to December 31, 2010

9	Income Taxes (Continued)

differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based on the Company’s historical taxable losses and their projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that all deferred tax assets will not be realized.

Based upon the Company’s evaluation of its income tax positions as of December 31, 2010, the Company has no unrecognized tax positions. As of December 31, 2010, the tax years ended December 31, 2007 through 2010 for the PRC entities remain open for statutory examination by the PRC tax authorities.

10	Commitment and Contingencies

Purchase Commitments

As of December 31, 2010, the Company had outstanding purchase commitments related to property, plant and equipment in the amount of $4,524, which are all due within one year.

11	Fair Value Measurement

The Company applies ASC topic 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

In accordance with ASC 820, the Company measures cash equivalents at fair value. Cash equivalents are classified within Level 1 as the cash equivalents are valued using either quoted market prices.

KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CO., LTD.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

(amounts in thousands)

Years Ended December 31, 2009 and 2010 and for the

Period from December 29, 2006 (date of inception) to December 31, 2010

12	Subsequent Events

In accordance with ASC 855, “Subsequent Events”, as amended by ASU 2010-09, the Company evaluated subsequent events through February 23, 2011, which was also the date that the financial statements were available to be issued.

On January 27, 2011, the Company drew down RMB10,000 ($1,515) under the credit facility.

FLUCONAZOLE INJECTION
200 mg per 100 mL
FLUCONAZOLE INJECTION
400 mg per 200 mL
Adenosine
Adenosine
Amiodarone
AMPICILLIN
AMPICILLIN
10 gram
HEPARIN
1,000
5,000
10,000
20,000
cefUROX
750 mg
7.5 g
CEFEPIME
2g
1g
CEFAZOLIN
10 grams
ceFAZolin
20
CEFOXITIN
10 Grams
CEFTAZIDIME
6g
2g
1g
CEFTRIAXONE
500
CEFTRIAXONE
2g
10g

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

[ALTERNATE COVER PAGE FOR MARKET MAKING PROSPECTUS]

PROSPECTUS (Subject to completion)

Issued April 15, 2011

5,000,000 Shares

Common Stock

This prospectus may be used by Morgan Stanley & Co. Incorporated in connection with offers and sales of our common stock. Such sales may be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. An affiliate of Morgan Stanley & Co. Incorporated currently owns 20.3% of our common stock and, upon completion of our initial public offering, such affiliate will own 16.4% of our common stock (16.0% if the underwriters’ over-allotment option is exercised in full).

We will not receive any of the proceeds of the sale of the common stock pursuant to this prospectus.

Investing in the common stock involves risks. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY

                    , 2011

[ALTERNATE SECTIONS FOR MARKET MAKING PROSPECTUS]

If you purchase shares of common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution. This dilution is due in large part to the fact that our earlier investors paid substantially less than the price to the public in our initial public offering when they purchased their shares. In addition, you may also experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our employees, directors and consultants under our stock option and equity incentive plans. For additional information, see “Dilution.”

USE OF PROCEEDS

This prospectus is to be used by Morgan Stanley & Co. Incorporated in connection with transactions involving shares of our common stock. We will not receive any of the proceeds from such transactions.

PLAN OF DISTRIBUTION

This prospectus is to be used by Morgan Stanley & Co. Incorporated in connection with transactions involving shares of our common stock to be effected from time to time after the completion of our initial public offering. Morgan Stanley & Co. Incorporated may act as principal or as agent for one or both counterparties and may receive compensation in the form of commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. An affiliate of Morgan Stanley & Co. Incorporated currently owns approximately 20.3% of the outstanding shares of our common stock and, upon completion of our initial public offering such affiliate will own 16.4% of our common stock (16.0% if the underwriters’ over-allotment option is exercised in full).

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

SEC registration fee	$7,130
FINRA filing fee	10,500
Exchange listing fee	125,000
Printing expenses	180,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	940,000
Miscellaneous expenses	400,000

Total expenses	$2,862,630

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is certain information regarding the shares of our capital stock issued, and equity awards granted, by us within the past three years that were not registered under the Securities Act, the consideration, if any, received by us for such shares or equity awards and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. No underwriters were involved in any of the issuances or grants described below.

The table below sets forth certain information regarding our sales of unregistered securities since January 1, 2007:

Date of Sale	Title of Security	Number of Shares	Proceeds
March 2, 2007	Series A Preferred Stock	20,000,000	$20,000,000
September 4, 2007	Series A Preferred Stock	33,000,000	33,000,000
August 28, 2008	Series A Preferred Stock	30,000,000	30,000,000
May 19, 2009	Series A Preferred Stock	30,000,000	30,000,000
March 22, 2010	Series B Preferred Stock	7,000,000	9,800,000
April 6, 2010	Series B-1 Preferred Stock	21,428,571	30,000,000
April 6, 2010	Warrants to purchase Series B-1 Preferred Stock	4,421,768	—
August 1, 2010	Series B Preferred Stock	714,285	1,000,000
August 20, 2010	Series B Preferred Stock	3,571,428	5,000,000

The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act since each such transaction did not involve a public offering. In that regard, each purchaser of these securities represented to us in connection with such offer and sale that it was an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act and that it was acquiring such securities in these transactions for investment only and not with a view to or for sale in connection with any distribution thereof. These offers, sales and issuances were generally made to existing stockholders or persons with whom we otherwise had an existing business relationship.

Since January 1, 2007, we have issued options to purchase 14,149,928 shares of our common stock and 2,325,000 shares of restricted stock pursuant to certain of our employees under our 2007 Global Share Plan. These grants were made in the ordinary course of business and did not involve any cash payment from the recipients. These grants did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance on Rule 701 under the Securities Act.

Appropriate legends were affixed to the securities issued in all of these transactions. None of the share numbers set forth in this Item 15 have been adjusted to give effect to the Reincorporation.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Sagent Holding Co.

We have audited the consolidated financial statements of Sagent Holding Co. as of December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, and have issued our report thereon dated March 17, 2011 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of Form S-1 of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Chicago, Illinois

March 17, 2011

SCHEDULE II—Valuation and Qualifying Accounts

Sagent Holding Co.

December 31, 2010

(in thousands)

Col. A	Col. B	Col. C		Col. D	Col. E
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Chargeback Allowance
Year Ended December 31, 2010	$11,740	$88,616	$—	$86,849	$13,507
Year Ended December 31, 2009	$11,502	$86,633	$—	$86,395	$11,740
Year Ended December 31, 2008	$76	$24,789	$—	$13,363	$11,502

Allowance for Cash Discounts
Year Ended December 31, 2010	$371	$4,012	$—	$3,682	$701
Year Ended December 31, 2009	$285	$2,532	$—	$2,446	$371
Year Ended December 31, 2008	$10	$943	$—	$668	$285

Allowance for Credits
Year Ended December 31, 2010	$932	$2,619	$—	$1,671	$1,880
Year Ended December 31, 2009	$706	$780	$—	$554	$932
Year Ended December 31, 2008	$50	$723	$—	$67	$706

Deferred Tax Valuation Allowance
Year Ended December 31, 2010	$25,624	$7,313	$—	$—	$32,937
Year Ended December 31, 2009	$17,034	$8,590	$—	$—	$25,624
Year Ended December 31, 2008	$5,504	$11,530	$—	$—	$17,034

Inventory Reserve Allowance
Year Ended December 31, 2010	$842	$4	$—	$—	$846
Year Ended December 31, 2009	$385	$457	$—	$—	$842
Year Ended December 31, 2008	$—	$385	$—	$—	$385

Item	17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon

Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Schaumburg, state of Illinois, on April 15, 2011.

Sagent Holding Co.

By:	/s/ JEFFREY YORDON
Name:	Jeffrey Yordon
Title:	President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ JEFFREY YORDON Jeffrey Yordon	President, Chief Executive Officer (principal executive officer)	April 15, 2011

/s/ RONALD PAULI Ronald Pauli	Chief Financial Officer (principal financial officer)	April 15, 2011

* Dave Hebeda	Vice President, Finance (principal accounting officer)	April 15, 2011

* Mary Taylor Behrens	Director	April 15, 2011

* Robert Flanagan	Director	April 15, 2011

* Anthony Krizman	Director	April 15, 2011

* Frank Kung, Ph.D	Director	April 15, 2011

* James Sperans	Director	April 15, 2011

* Chen-Ming Yu	Director	April 15, 2011

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 5 to this registration statement pursuant to the Power of Attorney executed by the above-named persons and previously filed with the Securities and Exchange Commission on behalf of such persons.

/S/ RONALD PAULI
Ronald Pauli, as Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number		Description
1.1	+	Form of Underwriting Agreement.
3.1	+	Sixth Amended and Restated Memorandum of Association of Sagent Holding Co.
3.2	+	Sixth Amended and Restated Articles of Association of Sagent Holding Co.
3.3	+	Form of Certificate of Incorporation of Sagent Pharmaceuticals, Inc.
3.4	+	Form of Bylaws of Sagent Pharmaceuticals, Inc.
4.1	+	Specimen Common Stock certificate.
5.1	+	Opinion of Kirkland & Ellis LLP.
10.1	+	Credit and Security Agreement, dated as of June 16, 2009, by and among Sagent Pharmaceuticals, Inc., certain subsidiaries of the borrower named therein, and Midcap Funding I, LLC.
10.2	+	Limited Waiver and Amendment No. 1 Regarding Credit Agreement, dated as of December 9, 2009, by and among Sagent Pharmaceuticals, Inc. and Midcap Funding I, LLC.
10.3	+	Limited Waiver and Amendment No. 2 Regarding Credit Agreement, effective as of March 1, 2010, by and among Sagent Pharmaceuticals, Inc. and Midcap Funding I, LLC.
10.4	+	Amendment No. 3 Regarding Credit Agreement, effective as of May 31, 2010, by and among Sagent Pharmaceuticals, Inc., Midcap Funding IV, LLC and Silicon Valley Bank.
10.5	+†	Amendment No. 4 Regarding Credit Agreement, effective as of December 23, 2010, by and among Sagent Pharmaceuticals, Inc., Midcap Funding IV, LLC and Silicon Valley Bank.
10.6	+	Amendment No. 5 Regarding Credit Agreement, effective as of March 8, 2011, by and among Sagent Pharmaceuticals, Inc., Midcap Funding IV, LLC and Silicon Valley Bank.
10.7	+†	Credit and Security Agreement, dated as of March 8, 2011, by and among Sagent Pharmaceuticals, Inc. and Midcap Funding III, LLC.
10.8	+	Form of 2011 Incentive Compensation Plan.
10.9	+	Form of Incentive Stock Option Agreement pursuant to the 2011 Incentive Compensation Plan.
10.10	+	Form of Restricted Stock Agreement pursuant to the 2011 Incentive Compensation Plan.
10.11	+	Form of Restricted Stock Unit Agreement pursuant to the 2011 Incentive Compensation Plan.
10.12	+	Form of Stock Appreciation Rights Agreement pursuant to the 2011 Incentive Compensation Plan.
10.13	+	Form of Non-Qualified Stock Option Agreement pursuant to the 2011 Incentive Compensation Plan.
10.14	+	Fourth Amended and Restated Members Agreement, dated as of September 3, 2010, by and among the registrant and certain investors named therein.
10.15	+	Third Amended and Restated Right of First Refusal and Co-Sale Agreement. dated as of September 3, 2010, by and among the registrant and certain investors and key ordinary shareholders named therein.
10.16	+	Fourth Amended and Restated Voting Agreement, dated as of September 3, 2010, by and among the registrant and certain investors and key ordinary shareholders named therein.
10.17	+	Sagent Holding Co. Series A Preference Shares Purchase Agreement, dated as of May 19, 2009, by and between the registrant and certain purchasers named therein.
10.18	+	Sagent Holding Co. Series B-1 Preference Shares and Warrant Purchase Agreement, dated as of April 6, 2010, by and between the registrant and Key Gate Investments Limited.
10.19	+	Warrant to Purchase 2,380,952 Preference Shares of Sagent Holding Co. sold pursuant to Sagent Holding Co. Series B-1 Preference Shares and Warrant Purchase Agreement, among the registrant and Key Gate Investments Limited, dated April 6, 2010.
10.20	+	Warrant to Purchase 2,040,816 Preference Shares of Sagent Holding Co. sold pursuant to Sagent Holding Co. Series B-1 Preference Shares and Warrant Purchase Agreement, among the registrant and Key Gate Investments Limited, dated April 6, 2010.

Exhibit Number		Description
10.21	+	Sagent Holding Co. Amended and Restated 2007 Global Share Plan.
10.22	+	Form of Stock Option Agreement under the Sagent Holding Co. Amended and Restated 2007 Global Share Plan.
10.23	+†	Manufacture and Supply Agreement, dated as of December 17, 2007, by and among Sagent Pharmaceuticals, Inc., A.C.S. Dobfar S.p.a. and its affiliate, WorldGen LLC.
10.24	+†	Development and Supply Agreement, dated as of June 27, 2008, as amended, by and between Sagent Holding Co. and Gland Pharma Limited.
10.25	+	Employment Agreement, dated as of January 20, 2011, by and between Sagent Pharmaceuticals, Inc. and Jeffrey Yordon.
10.26	+	Employment Agreement, dated as of January 20, 2011, by and between Sagent Pharmaceuticals, Inc. and Ronald Pauli.
10.27	+	Employment Agreement, dated as of January 20, 2011, by and between Sagent Pharmaceuticals, Inc. and Michael Logerfo.
10.28	+	Employment Agreement, dated as of January 20, 2011, by and between Sagent Pharmaceuticals, Inc. and Lorin Drake.
10.29	+	Employment Agreement, dated as of January 20, 2011, by and between Sagent Pharmaceuticals, Inc. and Albert Patterson.
10.30	+	Letter Agreement, dated as of April 5, 2011, by and between the registrant and Key Gate Investments Limited.
21.1	+	List of subsidiaries of Sagent Holding Co.
23.1		Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2		Consent of Ernst & Young Hua Ming, independent auditors.
23.3	+	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	+	Powers of Attorney (included on original signature page).

+	Previously filed.
†	Certain confidential portions have been omitted pursuant to a request for confidential treatment, which has been separately filed with the Securities and Exchange Commission.